Filed Pursuant to Rule 424(b)(3)
Registration No. 333-234782

PROSPECTUS

CENTURY COMMUNITIES, INC.

Offer to Exchange

6.750% Senior Notes due 2027 and Related Guarantees

for

6.750% Senior Notes due 2027 and Related Guarantees

On May 23, 2019, we issued $500 million in aggregate principal amount of our 6.750% Senior Notes due 2027 (which we refer to as the “Initial Notes”) under an Indenture, dated as of May 23, 2019, as amended and/or supplemented from time to time (which we refer to as the “Indenture”), by and among us, the guarantors party thereto, and U.S. Bank National Association, as trustee. We are hereby offering to issue up to $500 million in aggregate principal amount of our 6.750% Senior Notes due 2027 (which we refer to as the “Exchange Notes”), which will be fully, unconditionally, jointly and severally guaranteed on a unsecured senior basis by certain of our existing and future direct and indirect subsidiaries, subject to certain customary release provisions contained in the Indenture, in exchange for any and all of the Initial Notes, in an exchange offer (which we refer to as the “Exchange Offer”) that will be registered under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”). We refer to the Exchange Notes and the Initial Notes collectively herein as the “Notes.” We are conducting the Exchange Offer to satisfy our obligations in the registration rights agreement that we entered into when the Initial Notes were sold (which we refer to as the “Registration Rights Agreement”).

The Exchange Offer:

•	We will exchange all Initial Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer for an equal principal amount of Exchange Notes.

•	You may withdraw tenders of your Initial Notes at any time prior to the expiration of the Exchange Offer.

•	The Exchange Offer expires at 5:00 P.M., New York City time, on the evening of February 14, 2020 (which we refer to as the “Expiration Date”), unless extended.

•

We believe that the exchange of the Initial Notes for Exchange Notes in the Exchange Offer will not be a taxable event for U.S. federal income tax purposes, but you should consult your financial and tax advisors in making your own decision on what action to take.

•	We will not receive any proceeds from the Exchange Offer.

The Exchange Notes:

•

The terms of the Exchange Notes are identical in all material respects to the Initial Notes, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights, and additional interest provisions applicable to the Initial Notes do not apply to the Exchange Notes.

•

The Exchange Notes and the Initial Notes (to the extent not surrendered in exchange for Exchange Notes in the Exchange Offer) will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture.

All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the Initial Notes and in the Indenture. In general, the Initial Notes may not be offered or sold, except in transactions that are registered under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we currently do not anticipate that we will register the resale of the Initial Notes under the Securities Act.

See “Risk Factors” on page 14 for a discussion of certain risks that you should consider before participating in the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See “Plan of Distribution.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 10, 2020.

You should rely only on the information contained in, or incorporated by reference into, this prospectus or any free writing prospectus prepared by us. We have not authorized anyone to provide you with any information, other than the information contained in, or incorporated by reference into, this prospectus or any free writing prospectus prepared by us, and we take no responsibility for any other information that others may give you. We are not making an offer to sell or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted. You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of the date on its respective cover, and that any information incorporated by reference herein and therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, properties, results of operations, financial condition, or prospects may have changed since those dates.

As used in this prospectus, unless the context otherwise requires or indicates, references to the “Company,” “we,” “our,” “us,” and similar expressions, refer to Century Communities, Inc. and its subsidiaries and affiliates.

i

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “project,” “expect,” “intend,” anticipate,” “potential,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law.

The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

•	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

•	a downturn in the homebuilding industry, including a decline in real estate values or market conditions resulting in impairment of our assets;

•	changes in assumptions used to make industry forecasts;

•	continued volatility and uncertainty in the credit markets and broader financial markets;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	availability of land to acquire, and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital;

•	availability of mortgage financing or an increase in the number of foreclosures in the market;

•	shortages of or increased prices for labor, land or raw materials used in housing construction;

•	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

•	impact of construction defect, product liability, and/or home warranty claims, including the adequacy of accruals and the applicability and sufficiency of our insurance coverage;

•	changes in, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	our leverage, debt service obligations, and exposure to changes in interest rates;

•	our ability to successfully integrate acquired businesses and realize projected cost savings and other benefits;

ii

•	availability of qualified personnel and our ability to retain our key personnel;

•	tax rate changes, taxation and tax policy changes, new tax laws, and new or revised tax law interpretations or guidance, including as a result of the Tax Cuts and Jobs Act;

•	changes in United States generally accepted accounting principles (which we refer to as “GAAP”); and

•	additional factors described under the section entitled “Risk Factors”.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important before deciding to participate in the Exchange Offer. Therefore, you should read this entire prospectus carefully, including, in particular, the description of the terms and conditions of the Exchange Notes discussed under “Description of Notes” and the risks of investing in the Exchange Notes discussed under “Risk Factors” beginning on page 14 of this prospectus.

The Company

General

We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in the States of Alabama, Arizona, California, Colorado, Florida, Georgia, Indiana, Iowa, Michigan, Nevada, North Carolina, Ohio, South Carolina, Tennessee, Texas, Utah, and Washington. In many of our projects, in addition to building homes, we are responsible for the entitlement and development of the underlying land. We build and sell homes under our Century Communities and Wade Jurney Homes brands. Our Century Communities brand targets a wide range of buyer profiles including: first time, first and second time move up, and lifestyle homebuyers, and provides our homebuyers with the ability to personalize their homes through certain option and upgrade selections. Our Wade Jurney Homes brand targets first time homebuyers, primarily sells homes through retail studios and over the internet, and provides no option or upgrade selections. Our homebuilding operations are organized into the following five reportable segments: West, Mountain, Texas, Southeast, and Wade Jurney Homes. Additionally, our indirect wholly-owned subsidiaries, Inspire Home Loans Inc., Parkway Title, LLC, and IHL Home Insurance Agency, LLC, which provide mortgage services, title services, and insurance services, respectively, to our home buyers, have been identified as our Financial Services segment.

We build an extensive range of home types across a variety of price points. The core of our business plan is to acquire and develop land strategically, based on our understanding of population growth patterns, local markets, entitlement restrictions and infrastructure development. We focus on locations within our markets that are generally characterized by diverse economic and employment bases and demographics and increasing populations. We believe these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth. We also seek assets that have desirable characteristics, such as good access to major job centers, schools, shopping, recreation and transportation facilities, and we strive to offer a broad spectrum of product types in these locations. Location, product, price point and customer service are key components of the connection we seek to establish with each individual homebuyer. Our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, from entry-level to first- and second-time move-up buyers, and lifestyle homebuyers. Additionally, we believe our diversified product strategy enables us to adapt quickly to changing market conditions and to optimize returns while strategically reducing portfolio risk.

For a further description of our business, financial condition, results of operations and other important information regarding us, please see our filings with the SEC incorporated by reference into this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, please see the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference.”

The Notes

On May 23, 2019, we completed a private offering of $500 million in aggregate principal amount of our 6.750% Senior Notes due 2027 (which we refer to as the “Initial Notes”) in reliance on Rule 144A and Regulation S under the Securities Act, where we received net proceeds of approximately $494 million (which we refer to as our “May 2019 private offering of notes”). The Initial Notes carry a coupon of 6.750% per annum and were issued at a price equal to 100% of their principal amount.

Corporate Information

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.”

Our principal executive offices are located at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111. Our main telephone number is (303) 770-8300. Our internet website is www.centurycommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

The Exchange Offer

As used in this prospectus, (i) the term “Initial Notes” refers to our outstanding $500,000,000 in aggregate principal amount of 6.750% Senior Notes due 2027 and the related guarantees issued on May 23, 2019 in a private offering pursuant to Rule 144A and Regulation S under the Securities Act (which we refer to as the “May 2019 private offering of notes”); (ii) the term “Exchange Notes” refers to our 6.750% Senior Notes due 2027 and the related guarantees offered by this prospectus in exchange for the Initial Notes; and (iii) the term “Notes” refers to, collectively, the Initial Notes and the Exchange Notes. As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Century Communities, Inc. and not to its subsidiaries or affiliates unless otherwise stated or the context otherwise requires.

The summary below describes the principal terms of the Exchange Offer. See also “The Exchange Offer,” which contains a more detailed description of the terms and conditions of the Exchange Offer.

General	In connection with the May 2019 private offering of notes, we entered into a registration rights agreement with the initial purchasers of the Initial Notes (which we refer to as the “Registration Rights Agreement”) in which we agreed, among other things, to use our commercially reasonable efforts to cause the Exchange Offer described in this prospectus to be consummated on the earliest practicable date after the registration statement of which this prospectus forms a part has been declared effective by the SEC, but in no event later than 270 days after the date of the original issuance of the Initial Notes. You are entitled to exchange in the Exchange Offer your Initial Notes for Exchange Notes, which are identical in all material respects to the Initial Notes except:

•	the offer and sale of the Exchange Notes will have been registered under the Securities Act;

•	the Exchange Notes are not entitled to any registration rights that are applicable to the Initial Notes under the Registration Rights Agreement; and

•

the provisions of the Registration Rights Agreement that provide for payment of additional interest upon a default in the requirement to register the offer and sale of the Exchange Notes are no longer applicable.

The Exchange Offer	We are offering to exchange up to $500,000,000 in aggregate principal amount of our 6.750% Senior Notes due 2027 and the related guarantees, comprising the Exchange Notes, the offer and sale of which have been registered under the Securities Act, for any and all of our outstanding 6.750% Senior Notes due 2027 and the related guarantees issued on May 23, 2019, comprising the Initial Notes.

Initial Notes may be exchanged only in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Subject to the satisfaction or waiver of specified conditions, we will exchange the Exchange Notes for all Initial Notes that are validly tendered and not validly withdrawn prior to the expiration of the

Exchange Offer. We will cause the exchange to be effected promptly after the expiration of the Exchange Offer.

Resale of the Exchange Notes	Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Initial Notes may be offered for resale, resold and otherwise transferred by you without the requirement to comply with the registration and prospectus-delivery provisions of the Securities Act, provided that:

•	you are acquiring the Exchange Notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

If you are a broker-dealer that will be receiving Exchange Notes for your own account in exchange for Initial Notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Expiration Date of the Exchange Offer	The Exchange Offer expires at 5:00 P.M., New York City time, on the evening of February 14, 2020 (which we refer to as the “Expiration Date”), unless extended by us.

Withdrawal of Tender of Initial Notes	You may withdraw any tender of your Initial Notes at any time prior to the expiration of the Exchange Offer. We will return to you any of your Initial Notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the Exchange Offer.

Interest on the Notes	The Exchange Notes bear interest at the rate of 6.750% per annum from December 1, 2019. The interest on the Exchange Notes is payable semiannually on June 1 and December 1 of each year, commencing on June 1, 2020. No interest will be paid on Initial Notes following their acceptance for exchange.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the SEC, and the absence of any actions or proceedings of any court or governmental agency which would reasonably be expected to impair our ability to consummate the Exchange Offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	If you wish to participate in the Exchange Offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the Initial Notes and any other required documents, to the Exchange Agent at the address set forth on the cover page of the letter of transmittal.

If you hold Initial Notes through The Depository Trust Company (which we refer to as the “DTC”) and wish to participate in the Exchange Offer, you must comply with the procedures under DTC’s Automated Tender Offer Program by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are not an “affiliate” of ours or of any guarantor of the Notes within the meaning of Rule 405 under the Securities Act; and

•

if you are a broker-dealer that will be receiving Exchange Notes for your own account in exchange for Initial Notes, that the Initial Notes to be exchanged for the Exchange Notes were acquired by you for your own account as a result of market-making activities or other trading activities, and that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those Initial Notes in the Exchange Offer, you should contact the registered holder promptly and instruct the registered holder to tender those Initial Notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the Exchange Offer.

Guaranteed Delivery Procedures	If you wish to tender your Initial Notes and your Initial Notes are not immediately available or you cannot deliver your Initial Notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration of the Exchange Offer, you must tender your Initial Notes according to the guaranteed delivery procedures described under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Initial Notes	As a result of the making, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms, of the Exchange Offer, we will have fulfilled a covenant under the Registration Rights Agreement.

If you do not tender your Initial Notes in the Exchange Offer, you will continue to be entitled to all the rights and limitations applicable to the Initial Notes as set forth in the Indenture, except we will not have any further obligation to you to provide for the exchange and registration of the Initial Notes under the Registration Rights Agreement. However, under some circumstances, holders of the Initial Notes who are not permitted to participate in the Exchange Offer and holders of the Exchange Notes who may not freely resell the Exchange Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the Initial Notes or the Exchange Notes, as the case may be, by these holders.

Consequences of Failure to Exchange	If you do not exchange your Initial Notes for Exchange Notes under the Exchange Offer, your untendered Initial Notes will remain subject to the restrictions on transfer as set forth in the Indenture and the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may not offer or sell your Initial Notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Initial Notes under the Securities Act.

To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for Initial Notes could be adversely affected.

Certain Material Federal Income Tax Consequences of the Exchange Offer	The exchange of Initial Notes for Exchange Notes in the Exchange Offer will not be a taxable event for United States federal income tax purposes. See “Certain Material Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes in the Exchange Offer. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association is the Exchange Agent (which we refer to as the “Exchange Agent”) for the Exchange Offer. The address and telephone number of the Exchange Agent are set forth under “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully review the “Description of Notes” section in this prospectus, which contains more detailed descriptions of the terms and conditions of the Initial Notes and the Exchange Notes.

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Century Communities, Inc. and not to its subsidiaries or affiliates unless otherwise stated or the context otherwise requires.

Issuer	Century Communities, Inc.

Notes Offered	Up to $500 million in aggregate principal of 6.750% Senior Notes due 2027

Indenture	The Exchange Notes will be issued under the existing Indenture, dated as of May 23, 2019, among the Company, the Guarantors (as defined therein), and U.S. Bank National Association, as trustee, as amended and/or supplemented from time to time (which we refer to as the “Indenture”). The Indenture also governs the Initial Notes. The Exchange Notes will have terms identical in all material respects to the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes and the Initial Notes (to the extent not surrendered in exchange for Exchange Notes in the Exchange Offer) will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture.

Maturity Date	June 1, 2027

Interest	6.750%

Interest on the Exchange Notes is payable semiannually on June 1 and December 1 of each year, commencing on June 1, 2020. Interest on the Exchange Notes will accrue from December 1, 2019.

Guarantees	The Exchange Notes will be fully, unconditionally, jointly and severally guaranteed on an unsecured senior basis by certain of our current and future subsidiaries, including substantially all of our domestic wholly-owned subsidiaries, other than immaterial subsidiaries and subsidiaries that we designate as unrestricted subsidiaries, subject to certain customary release provisions contained in the Indenture. The subsidiary guarantees will:

•	rank senior in right of payment to any future subordinated indebtedness of the guarantors;

•	rank equally in right of payment with all of the existing and future senior indebtedness of the guarantors;

•	be effectively subordinated to all existing and future secured indebtedness of the guarantors, to the extent of the value of the collateral securing that indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries.

See “Description of Notes—Note Guarantees.”

Ranking	The Exchange Notes will be our unsecured senior obligations and will rank equally with our unsecured senior indebtedness. The Exchange Notes will be effectively subordinated to all of our secured indebtedness to the extent of the assets securing such indebtedness, and certain other obligations that are granted preferential treatment under law. The Exchange Notes will also be effectively subordinated to all indebtedness and other liabilities of our subsidiaries that do not guarantee the Exchange Notes.

As of September 30, 2019, we and our guarantors would have had aggregate consolidated indebtedness of approximately $1.175 billion, consisting of:

•	$494.2 million outstanding on the Initial Notes,

•	$395.9 million outstanding on our 5.875% Senior Notes due 2025 (which we refer to as the “Existing 5.875% Notes”),

•	$6.2 million outstanding on insurance premium notes, and

•	$278.8 million outstanding under our revolving credit facility.

None of the foregoing indebtedness was secured indebtedness owed by us or our guarantors.

As of September 30, 2019, our non-guarantor subsidiaries accounted for $88.0 million of our consolidated liabilities (including debt and trade payables but excluding intercompany liabilities), primarily consisting of $77.8 million outstanding under our mortgage repurchase facilities, which are secured by the mortgage loans financed thereunder. See “Description of Other Indebtedness—Mortgage Repurchase Facilities.”

Optional Redemption	We may redeem the Notes, in whole or in part, at any time prior to June 1, 2022, at a price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus the applicable “make whole” premium, as described in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

We may redeem the Notes, in whole or in part, at any time on or after June 1, 2022, at the applicable redemption price specified in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

In addition, we may redeem up to 40% of the aggregate principal amount of the Notes at any time on or prior to June 1, 2022 with the net cash proceeds from certain equity issuances at the applicable redemption price specified in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date.

Change of Control	Upon a Change of Control (as defined under “Description of Notes—Change of Control”), we will be required to make an offer to repurchase all of the Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the applicable repurchase date. We may not have sufficient funds available at the time of any Change of Control to make any required debt repayment (including repurchases of the Notes). See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to raise the funds necessary to finance the Change of Control Offer required by the Indenture governing the Notes.”

Mandatory Offer to Repurchase Following Certain Asset Sales	If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we will be required to make an offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the repurchase date. See “Description of Notes—Certain Covenants—Limitations on Asset Sales.”

Certain Covenants	The terms of the Notes restrict our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	create liens on assets;

•	pay dividends or purchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	make certain investments;

•	sell assets;

•	issue preferred stock;

•	enter into transactions with our affiliates; or

•	effect a consolidation or merger.

However, these limitations will be subject to a number of important qualifications and exceptions. In addition, certain of the covenants will not apply when the Notes are rated investment grade. See “Description of Notes.”

No Established Trading Market	We do not plan to list the Exchange Notes on any securities exchange or to arrange to have the Exchange Notes included on any automated dealer quotation systems. Accordingly, we cannot assure you that an active or liquid trading market for the Exchange Notes will develop. If an active or liquid trading market for the Exchange Notes does not develop, the market price and liquidity of the Exchange Notes may be adversely affected.

Risk Factors	Investing in the Exchange Notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to participate in the Exchange Offer.

Summary of Selected Financial Data

The following sets forth our selected financial and operating data. The following information is only a summary and should be read in conjunction with the more detailed information contained in our consolidated financial statements and the related notes thereto, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, each of which is incorporated by reference into this prospectus.

The following summary consolidated historical financial data is derived from our audited consolidated financial statements for the years ended December 31, 2018, 2017 and 2016, and from our unaudited condensed consolidated financial statements for the nine months ended September 30, 2019 and 2018. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of our results of operations for such periods. Operating results for any interim or historical period are not necessarily indicative of the results for any full fiscal year or indicative of results that may be expected for any future period.

(in thousands, except per share amounts)	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
	(unaudited)
Consolidated statements of operations:
Revenue
Homebuilding revenues
Home sales revenues	$1,705,798	$1,469,871	$2,110,058	$1,405,443	$978,733
Land sales and other revenues	8,837	4,304	5,631	8,503	15,707

	1,714,635	1,474,175	2,115,689	1,413,946	994,440
Financial Services revenues	28,734	21,292	31,724	9,853	—

Total revenue	$1,743,369	$1,495,467	$2,147,413	$1,423,799	$994,440
Homebuilding cost of revenues
Cost of home sales revenues	(1,407,519)	(1,206,924)	(1,741,619)	(1,153,359)	(786,127)
Cost of land sales and other revenues	(6,115)	(3,010)	(3,832)	(6,516)	(14,217)

	(1,413,634)	(1,209,934)	(1,745,451)	(1,159,875)	(800,344)
Financial Services costs	(22,750)	(15,836)	(22,958)	(8,664)	—
Selling, general, and administrative	(216,987)	(191,130)	(263,981)	(176,304)	(122,224)
Loss on debt extinguishment	(10,832)	—	—	—	—
Acquisition expense	—	(395)	(437)	(9,905)	(490)
Equity in income of unconsolidated subsidiaries	—	14,849	14,849	12,176	191
Other income (expense)	(499)	(553)	(905)	2,937	1,576

Income before income tax expense	$78,667	$92,468	$128,530	$84,164	$73,149

Income tax expense	(19,031)	(22,207)	(32,075)	(33,869)	(23,609)

Consolidated net income	$59,636	$70,261	$96,455	$50,295	$49,540

Basic earnings per share	$1.96	$2.35	$3.20	$2.06	$2.34
Diluted earnings per share	$1.95	$2.33	$3.17	$2.03	$2.33
Balance sheet data (end of period):
Cash, cash equivalents, and cash held in escrow	$68,870	$47,833	$57,246	$126,555	$49,494
Inventories	$2,093,493	$1,834,897	$1,848,243	$1,390,354	$857,885
Total assets	$2,489,562	$2,152,494	$2,254,255	$1,735,022	$1,007,528
Total debt	$1,252,870	$1,080,782	$1,091,832	$824,602	$454,088
Total liabilities	$1,538,383	$1,311,701	$1,394,896	$999,789	$533,892
Equity	$951,179	$840,793	$859,359	$735,233	$473,636

(dollars in thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Other operating information:
Number of homes delivered	5,521	4,071	6,099	3,640	2,825
Average sales price of homes delivered	$309.0	$361.1	$346.0	$386.1	$346.5
Gross margin from home sales	$298,279	$262,947	$368,439	$252,084	$192,606
Homebuilding gross margin percentage	17.5%	17.9%	17.5%	17.9%	19.7%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory(1)	20.0%	22.1%	21.6%	21.4%	21.7%
Backlog at end of period, number of homes	2,746	2,988	2,181	1,320	749
Backlog at end of period, aggregate sales value	$854,856	$930,951	$669,526	$572,888	$302,823
Average sales price of homes in backlog	$311.3	$311.5	$306.9	$434.0	$404.3
Net new home contracts	6,086	4,436	5,657	3,814	2,860
Selling communities at period end	129	125	122	119	89
Total owned and controlled lot inventory	39,315	38,147	37,919	30,784	18,296
Adjusted EBITDA(2)	$142,530	$163,091	$227,865	$150,477	$100,343

(1)

This non-GAAP financial measure should not be used as a substitute for our operating results in accordance with GAAP. See the reconciliations to the most comparable GAAP measure and other information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.” An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

(2)

The following table presents EBITDA and adjusted EBITDA for the nine months ended September 30, 2019 and 2018, and the years ended December 31, 2018, 2017 and 2016. Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense, and (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations and purchase price accounting for investment in unconsolidated subsidiaries, and (vi) acquisition expense. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

	Nine Months Ended September 30,		Year Ended December 31,
(in thousands)	2019	2018	2018	2017	2016
Consolidated net income	$59,636	$70,261	$96,455	$50,295	$49,540
Income tax expense	19,031	22,207	32,075	33,869	23,609
Interest in cost of home sales revenues	41,499	33,577	48,692	32,898	19,502
Interest expense (income)	15	(579)	3	(3)	5
Depreciation and amortization expense	9,793	8,803	12,031	6,973	5,580

EBITDA	$129,974	$134,269	$189,256	$124,032	$98,236
Loss on debt extinguishment	10,832	—	—	—	—
Purchase price accounting for acquired work in process inventory	1,724	28,367	38,112	15,625	389
Purchase price accounting for investment in unconsolidated subsidiaries outside basis	—	60	60	915	1,228
Acquisition expense	—	395	437	9,905	490

Adjusted EBITDA	$142,530	$163,091	$227,865	$150,477	$100,343

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in the Exchange Notes or participating in the Exchange Offer. The risks described below are not the only ones facing the Company. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing the Company described below and elsewhere in this prospectus. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Indebtedness and the Notes

We have substantial indebtedness and expect to continue to use leverage in executing our business strategy, which could have important consequences on our business and adversely affect the return on our assets.

As of September 30, 2019, we had approximately $1.25 billion in outstanding indebtedness, consisting of $395.9 million outstanding on the Existing 5.875% Notes, $494.2 million outstanding on the Initial Notes, $6.2 million outstanding on insurance premium notes, $278.8 million outstanding under our revolving credit facility, and $77.8 million outstanding under our mortgage repurchase facilities. Additionally, as of September 30, 2019, we had $361.2 million of available borrowing capacity under our revolving credit facility. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and the Company as a whole, to generate cash flow to cover the expected debt service. Our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

This substantial indebtedness, as well as any future indebtedness we may incur in the future, could have important consequences for our business, including:

•	making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;

•	increasing our vulnerability to adverse economic or industry conditions;

•	limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

•

requiring a substantial portion of our cash flows from operations for the payment of interest on our debt and reducing our ability to use our cash flows to fund working capital, capital expenditures, acquisitions and general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the homebuilding industry; and

•	placing us at a competitive disadvantage to less leveraged competitors.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings or under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before its maturity. A substantial majority of our current indebtedness matures prior to the maturity of the Notes. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all. In addition, we may incur additional indebtedness in order to finance our operations, make acquisitions or to repay existing indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms, or at all, or on terms that would be advantageous to our securityholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

We expect to continue to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our access to additional third-party sources of financing will depend, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	with respect to acquisition and/or development financing, the market’s perception of the value of the land parcels to be acquired and/or developed;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow; and

•	the market price per share of our common stock.

If the capital and credit markets experience increased volatility or weakness, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. In such a situation, investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all.

In addition, while we have not encountered any such issues to date, if the credit rating agencies that rate our debt were to downgrade our credit ratings, it would likely increase our cost of capital and make it more difficult for us to obtain new financing and access the capital and credit markets, which could also have a material adverse effect on our business, financial condition, results of operations, or cash flows.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

We may not be able to generate sufficient cash flow to meet our debt service obligations, including the Notes.

Our ability to generate sufficient cash flows from operations to make scheduled payments on our debt obligations, including the Notes, will depend on our current and future financial performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In the future, we may fail to generate sufficient cash flows from the sales of our homes and land to meet our cash requirements. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we have to incur unforeseen capital expenditures and make investments to maintain our competitive position. If we do not generate sufficient cash flows from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timeliness and amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would materially affect our business, financial condition or results of operations and may delay or prevent the expansion of our business.

We are dependent upon payments from our subsidiaries to fund payments on our indebtedness, including the Notes, and our ability to receive funds from our subsidiaries is dependent upon the profitability of our subsidiaries and restrictions imposed by law and contracts.

We are dependent on the cash flow of, and dividends and distributions to us from, our subsidiaries in order to service our existing indebtedness, including the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to any indebtedness of ours or to make any funds available therefor, except for those subsidiaries that have guaranteed our obligations under our outstanding indebtedness and that guarantee our obligations under the Notes. The ability of our subsidiaries to pay any dividends and distributions will be subject to, among other things, the terms of any debt instruments of our subsidiaries then in effect as well as among other things, the availability of profits or funds and requirements of applicable laws, including surplus, solvency and other limits imposed on the ability of companies to pay dividends. There can be no assurance that our subsidiaries will generate cash flow sufficient to pay dividends or distributions to us that enable us to pay interest or principal on our existing indebtedness or the Notes.

The Indenture governing the Notes, as well as other agreements governing our debt, include covenants and other provisions that may restrict our financial and business operations, but may not necessarily restrict our ability to take actions that may impair our ability to repay our debt, including the Notes. Failure to comply with the covenants and conditions imposed by our debt agreements could restrict future borrowings or cause our debt to become immediately due and payable.

The agreements governing our indebtedness, including our revolving credit facility, the indenture that governs the Existing 5.875% Notes, and the Indenture that governs the Notes, contain negative covenants customary for such financings, such as limiting our ability to sell or dispose of assets, incur additional indebtedness or liens, make certain restricted payments, make certain investments, consummate mergers, consolidations or other business combinations or engage in other lines of business. These restrictions may interfere with our ability to engage in other necessary or desirable business activities, which could materially affect our business, financial condition or results of operations.

Our revolving credit facility also requires us to comply with certain financial ratios and covenants, such as maximum consolidated leverage ratios, minimum consolidated interest coverage ratios and minimum tangible net worth. Our ability to comply with these covenants depends on our financial condition and performance and also is subject to events outside our control. Asset write-downs, other non-cash charges and other one-time events also impact our ability to comply with these covenants. In addition, these restrictions may interfere with our ability to obtain financing or to engage in other necessary or desirable business activities, which may have a material effect on our operations. These covenants are subject to important exceptions and qualifications. See “Description of Other Indebtedness.” Moreover, if we fail to comply with these covenants and are unable to obtain a waiver or amendment, an event of default would result. Our revolving credit facility, the indenture that governs the Existing 5.875% Notes, and other debt agreements, including the Indenture governing the Notes, also contain other events of default and cross default provisions customary for such financings. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would likely have an adverse effect, which could be material, on our business, financial condition, and operating results. We cannot provide assurance that we would have sufficient liquidity to repay or refinance our debt if such amounts were accelerated upon an event of default. If we are unable to service our debt, this could materially affect our business, financial condition or results of operations.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements covering our indebtedness that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay the principal, premium, if any, and interest on the Notes and substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain alternative financing necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we would be in default under the terms of the agreements governing such indebtedness, which could also result in an event of default under other financing agreements. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, or we could be forced to apply all available cash flows to repay such indebtedness, and, in any case, we could ultimately be forced into bankruptcy or liquidation.

The repayment of the Notes will be effectively subordinated to substantially all of our future secured debt and the future secured debt of our guarantors.

The Notes, and each guarantee of the Notes, are unsecured obligations. The Notes, and any other unsecured debt obligations of ours, will be effectively junior in right of payment to all of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness. In the event of our bankruptcy, or the bankruptcy of any of the guarantors, holders of any of our or such guarantors’ secured indebtedness will have claims that are senior to the claims of the holders of any of our unsecured debt obligations with respect to the value of the assets securing such indebtedness.

If we defaulted on our obligations under any of our secured debt, our secured lenders could proceed against the collateral granted to them to secure that indebtedness. If any secured indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the Notes. In addition, upon any distribution of assets pursuant to any liquidation, insolvency, dissolution, reorganization or similar proceeding, the holders of secured indebtedness will be entitled to receive payment in full from the proceeds of the collateral securing such secured indebtedness before the holders of the Notes will be entitled to receive any payment with respect thereto. As a result, the holders of the Notes may recover proportionally less than holders of secured indebtedness.

As of September 30, 2019, we and our guarantors did not have any secured indebtedness.

The Notes and related guarantees are structurally subordinated to indebtedness of our existing and future non-guarantor subsidiaries.

Certain of our existing and newly acquired or created subsidiaries which are immaterial or which we designate as unrestricted subsidiaries will not be required to guarantee the Notes. The Notes are structurally subordinated to all indebtedness and other liabilities and commitments, including trade payables, of our existing and future subsidiaries that do not guarantee the Notes. All obligations of the newly acquired or created non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or our creditors, including the holders of the Notes. In the event of bankruptcy, liquidation or dissolution of any of the newly acquired or created non-guarantor subsidiaries, following payment by such subsidiary of its liabilities, such subsidiary may not have sufficient assets necessary to make payments to us as its direct or indirect equity holder or otherwise. This may materially and adversely affect our ability to make payments to the holders of the Notes.

In addition, our subsidiaries that provide, or will provide, Note guarantees will be automatically released from those Note guarantees upon the occurrence of certain events, including the following:

•	the designation of that guarantor as an unrestricted subsidiary;

•	the release or discharge of any guarantee or indebtedness that resulted in the creation of the Note guarantee by such guarantor; or

•	the sale or other disposition, including the sale of substantially all the assets, of that guarantor.

If any Note guarantee is released, no holder of the Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim, if any, of any holders of the Notes. See “Description of Notes—Note Guarantees.”

As of September 30, 2019, our non-guarantor subsidiaries accounted for $88.0 million of our consolidated liabilities, including debt and trade payables but excluding intercompany liabilities. For additional information about the operations, assets and liabilities of our non-guarantor subsidiaries, see note 18 to our unaudited financial statements for the nine months ended September 30, 2019 included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019, which is incorporated by reference into this prospectus.

The Notes are not secured by our assets or the assets of the guarantors.

The Notes and the related guarantees will not be secured by any of our assets or any of the assets of the guarantors. In addition, we have entered into various project-level financing arrangements for certain construction projects and land acquisitions, and our obligations thereunder are secured by the underlying projects or land, as applicable.

Because the Notes and the related guarantees will be unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

•	we enter into a bankruptcy, liquidation, reorganization or any other winding-up proceeding;

•	there is a default in payment under our secured indebtedness; or

•	there is an acceleration of any indebtedness under our secured indebtedness.

If any of these events occurs, the secured creditors could sell those of the guarantors’ assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the Indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Notes and the related guarantees.

Federal and state fraudulent transfer laws permit a court to void the Exchange Notes and the guarantees, and, if that occurs, you may not receive any payments on the Exchange Notes.

The issuance of the Exchange Notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes and bankruptcy and insolvency statutes. While the relevant laws may vary from jurisdiction to jurisdiction, under such laws the payment of consideration will generally be a fraudulent conveyance if (i) the issuers or the guarantors paid the consideration with the intent of hindering, delaying or defrauding creditors, or (ii) any of the issuers or the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the Exchange Notes or a guarantee and, in the case of (ii) only, one of the following is also true:

•	any of the issuers or the guarantors were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left any of the issuers or the guarantors with an unreasonably small amount of capital to carry on the business; or

•	any of the issuers or the guarantors intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the Exchange Notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the Exchange Notes or such guarantee or subordinate the Exchange Notes or such guarantee to presently existing and future indebtedness of the issuers or such guarantor, or require the holders of the Exchange Notes to repay any amounts received or pay such amounts to a fund for the benefit of our creditors. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the Exchange Notes.

Generally, an entity would be considered insolvent if at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts, including contingent liabilities, as they become due.

We cannot assure you as to what standard a court would apply in order to determine whether we or the guarantors were “insolvent” as of the date the Exchange Notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. We also cannot assure you that a court would not determine, regardless of whether we were insolvent on the date the Exchange Notes were issued, that the payments constituted fraudulent transfers on another ground. If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the Exchange Notes.

The Indenture limits the obligations of each guarantor under its guarantee to the maximum amount that would be enforceable under applicable law in order to avoid invalidation of the guarantees. However, we cannot assure you that a court would give effect to such provisions. One court has held that a “savings clause” (of the type described in the foregoing sentence) in connection with upstream guarantees was unenforceable as a matter of New York contract law, which could increase the risk of a subsidiary guarantee being deemed invalid.

The credit ratings assigned to the Notes may not reflect all risks of an investment in the Notes.

The credit ratings assigned to the Notes reflect the rating agencies’ assessments of our ability to make payments on the Notes when due. Credit ratings are not recommendations to purchase, hold or sell the Notes.

Consequently, actual or anticipated changes in these credit ratings will generally affect the market value of the Notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the Notes.

Adverse changes in the ratings of the Notes may cause their trading price to fall and affect the marketability of the Notes.

Our debt will have a non-investment grade rating. Rating agencies may lower, suspend or withdraw ratings on the Notes or our other debt in the future for any number of reasons due to our performance or expected future performance. Holders of the Notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market prices or marketability of the Notes.

We may not have the ability to raise the funds necessary to finance the Change of Control Offer required by the Indenture governing the Notes.

Upon the occurrence of a “Change of Control” (as defined in the Indenture governing the Notes), we must offer to buy back all the Notes at a price equal to 101% of their principal amount, together with any accrued and unpaid interest, if any, to the date of repurchase. Our failure to purchase, or give notice of purchase of, the Notes would be a default under the Indenture. See “Description of Notes—Change of Control.” The occurrence of a Change of Control would constitute a default under our revolving credit facility, and could constitute an event of default under our other indebtedness.

If a Change of Control occurs, it is possible that we may not have sufficient assets at the time of the Change of Control to make the required repurchase of Notes or to satisfy all obligations under our other debt instruments, including future debt instruments. In order to satisfy our obligations, we could seek to refinance our indebtedness or obtain a waiver from the other lenders or you as a holder of the Notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all. Our failure to repurchase any Notes submitted in a Change of Control Offer (as defined in the Indenture governing the Notes) could constitute an event of default under our other debt documents, even if the Change of Control Offer itself would not cause a default under the Indenture.

There is uncertainty about the meaning of the phrase “all or substantially all” under applicable laws in connection with determining whether a Change of Control has occurred.

One of the events that triggers our obligation to repurchase the Notes upon a change in control triggering event is the sale of all or substantially all of our assets. The phrase “all or substantially all” as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the law that governs the Indenture and is subject to judicial interpretation. In certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of our assets, and therefore, it may be unclear as to whether a Change of Control has occurred and whether you have the right to require us to repurchase the Notes.

We may be unable to repay the Notes at maturity.

At maturity, the entire outstanding principal amount of the Notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to renegotiate these obligations.

The terms of the Indenture and the Notes provide only limited protection against significant corporate events and other actions we may take that could adversely impact your investment in the Notes.

While the Indenture and the Notes contain terms intended to provide protection to the holders of the Notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the Notes. The definition of the term “Change of Control” (as defined in the Indenture governing the Notes) does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your Notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the Notes but would not constitute a Change of Control, we would not be required to offer to repurchase your Notes prior to their maturity. Furthermore, the Indenture for the Notes does not require us to maintain any financial ratios or specific levels of net worth, sales, income, cash flow or liquidity. As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the Indenture and the Notes may not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, including highly leveraged transactions, reorganizations, restructurings, mergers or other similar transactions, that could have an adverse impact on your investment in the Notes.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our land parcels.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our land parcels or other assets because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders.

Interest expense on our debt limits our cash available to fund our growth strategies.

As of September 30, 2019, we had approximately $1.25 billion in outstanding indebtedness, consisting of $395.9 million outstanding on the Existing 5.875% Notes, $494.2 million outstanding on the Initial Notes, $6.2 million outstanding on insurance premium notes, $278.8 million outstanding under our revolving credit facility, and $77.8 million outstanding under our mortgage repurchase facilities. Additionally, as of September 30, 2019, we had $361.2 million of available borrowing capacity under our revolving credit facility. As part of our growth strategy, we may incur a significant amount of additional debt. Borrowings under our revolving credit facility bear interest at a floating rate equal to the adjusted Eurodollar Rate plus an applicable margin between 2.60% and 3.10% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.60% and 2.10% per annum. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay existing debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either such event or both could materially and adversely affect our cash flows and results of operations.

Interest rate changes may adversely affect us.

We currently do not hedge against interest rate fluctuations associated with our debt obligations. We may obtain in the future one or more forms of interest rate protection (in the form of swap agreements, interest rate cap contracts or similar agreements) in order to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our assets at times which may not permit us to receive an attractive return on our assets in order to meet our debt service obligations.

If an actual trading market does not develop for the Notes, you may not be able to resell the Notes quickly, for the price that you paid, or at all.

We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. As a result, we cannot assure you as to the liquidity of any trading market for the Notes.

We also cannot assure you that you will be able to sell your Notes at a particular time, or at all, or that the prices that you receive when you sell them will be favorable. You may not be able to resell your Notes at their fair market value. The liquidity of, and trading market for, the Notes may also be adversely affected by, among other things:

•	the number of holders of Notes;

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the amount of indebtedness we have outstanding, the repayment features of the Notes to be sold, the time remaining to maturity of your Notes and the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in the prices of securities similar to the Notes. It is possible that the market for the Notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

We may redeem the Notes at our option, which may adversely affect your return.

As described under “Description of Notes—Optional Redemption”, we have the right to redeem the Notes in whole or in part beginning on June 1, 2022. In addition, we may redeem up to 100% of the Notes before June 1, 2022 at a make-whole premium and up to 40% of the Notes before June 1, 2022, with the net cash proceeds from certain equity offerings. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

The lenders under our revolving credit facility have the ability to release any guarantors under our revolving credit facility in a variety of circumstances, which, in certain circumstances, will cause those guarantors to be released from their guarantees of the Notes.

The lenders under our revolving credit facility have the ability to release any guarantors under our revolving credit facility in a variety of circumstances, and if the released guarantors are no longer guarantors of obligations under our revolving credit facility or any other indebtedness, those guarantors will, in certain circumstances, be automatically released as guarantors of the Notes without action by, or consent of, the holders of the Notes or the trustee under the Indenture governing the Notes. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the Notes, and the Notes will be structurally subordinated to the indebtedness and other liabilities and commitments, including trade payables, of those non-guarantor subsidiaries. See “Description of Notes—Note Guarantees.”

Our current financing arrangements contain, and our future financing arrangements likely will contain, restrictive covenants relating to our operations.

Our current financing arrangements contain, and the financing arrangements we enter into in the future likely will contain, covenants (financial and otherwise) affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. The restrictions contained in our financing arrangements could also limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans. If we fail to meet or satisfy any of these covenants in our debt agreements we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral or enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, it could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We may require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

The expansion and development of our business may require significant additional capital, which we may be unable to obtain, to fund our capital expenditures and operating expenses, including working capital needs. At September 30, 2019, we had a $640.0 million revolving credit facility, of which $361.2 million was available. In addition, in accordance with our growth strategy, we expect to opportunistically raise additional capital to help fund the growth of our business, subject to market and other conditions, but such capital may not be available to us on a timely basis at reasonable rates, or at all. Under our shelf registration statement, which we filed with the SEC in July 2018 and was automatically effective upon filing, we have the ability to access the debt and equity capital markets, as needed as part of our ongoing financing strategy and subject to market conditions. Additional debt financing, if available, may involve additional covenants restricting our operations or our ability to incur additional debt, in addition to those under our existing indentures and revolving credit facility. Any additional debt financing or additional equity that we raise may contain terms that are not favorable to us or our securityholders.

We are permitted to create unrestricted subsidiaries, which generally will not be subject to any of the covenants in the Indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will generally not be subject to the covenants under the Indenture. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the Notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the Notes. See “Description of Notes” for further information.

Covenant restrictions under our revolving credit facility and other agreements governing our indebtedness impose operating and financial restrictions on us and may limit our ability to operate our business and to make payments on the Notes and other outstanding indebtedness.

The credit agreement that governs our revolving credit facility, the indenture that governs the Existing 5.875% Notes, and the Indenture that governs the Notes contain covenants that restrict our ability to finance future operations or capital needs, to take advantage of other business opportunities that may be in our interest or to satisfy our obligations under the Notes. These covenants restrict our ability to, among other things:

•	incur or guarantee additional debt or extend credit;

•	pay dividends or make distributions on, or redeem or repurchase, our capital stock or certain other debt;

•	make other restricted payments, including investments;

•	dispose of assets;

•	engage in transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends;

•	create liens on our assets or engage in sale/leaseback transactions; and

•	effect a consolidation or merger, or sell, transfer, lease all or substantially all of our assets.

The limitations in our credit agreement for our revolving credit facility, the indenture that governs the Existing 5.875% Notes, the Indenture that governs the Notes, and other instruments governing indebtedness that we may incur in the future may restrict our ability to repay our existing outstanding indebtedness.

Risks Related to the Exchange Offer

Your Initial Notes will not be accepted for exchange if you fail to follow the Exchange Offer procedures and, as a result, your Initial Notes will continue to be subject to existing transfer restrictions and you may not be able to sell them freely.

We will not accept your Initial Notes for exchange if you do not follow the proper Exchange Offer procedures. We will issue Exchange Notes as part of the Exchange Offer only after timely receipt of your Initial Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Initial Notes, please allow sufficient time to ensure timely delivery. If we do not receive your Initial Notes, letter of transmittal and other required documents (or permitted equivalents thereof) prior to the expiration of the Exchange Offer, we will not accept your Initial Notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of Initial Notes for exchange. If there are defects or irregularities with respect to your tender of Initial Notes, we may not accept your Initial Notes for exchange. For more information, see “The Exchange Offer—Procedures for Tendering Initial Notes.”

If you do not exchange your Initial Notes in the Exchange Offer, the transfer restrictions currently applicable to your Initial Notes will remain in force, your ability to resell your Initial Notes could be limited, and the market price of your Initial Notes could decline.

If you do not exchange your Initial Notes for Exchange Notes in the Exchange Offer, you will no longer be entitled to exchange your Initial Notes for Exchange Notes registered under the Securities Act, and your Initial Notes will continue to be subject to the transfer restrictions applicable thereto as set forth in the Indenture. In general, the Initial Notes may not be offered or sold unless in transactions that are registered, or exempt from registration, under, or not subject to, the Securities Act (including pursuant to Rule 144 under the Securities Act, as and when available) and applicable state securities laws. Except in connection with the Exchange Offer and the other limited circumstances provided under the Registration Rights Agreement, we do not intend to register resales of the Initial Notes under the Securities Act. You should refer to “Summary—The Exchange Offer” and “The Exchange Offer” for information on how to tender your Initial Notes.

To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Initial Notes could be adversely affected. The tender of Initial Notes in the Exchange Offer will reduce the principal amount of the currently outstanding Initial Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding Initial Notes that you will continue to hold following the completion of the Exchange Offer.

Risks Related to Our Business

We are subject to demand fluctuations in the housing industry. Any reduction in demand would adversely affect our business, results of operations, and financial condition.

Demand for our homes is subject to fluctuations, often due to factors outside of our control. In a housing market downturn, our revenues and results of operations may be adversely affected; we may have significant inventory impairments and other write-offs; our gross margins may decline significantly from historical levels; and we may incur substantial losses from operations. At any particular time, we cannot predict whether housing market conditions existing at that time will continue. While rising interest rates and tightening affordability created an industry-wide deceleration in housing growth during the second half of 2018, underlying job and population growth still remained positive in our markets. We are unable to predict if such deceleration will continue or whether it will deepen. Further, if the duration of the deceleration becomes a long-term trend, we cannot assure you that any efforts to mitigate its adverse effects will be successful.

Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on our business and results of operations.

The residential homebuilding industry is cyclical and is highly sensitive to changes in local and general economic conditions that are outside our control, including:

•	consumer confidence, levels of employment, spending levels, personal income growth and household debt-to-income levels of potential homebuyers;

•

the availability of financing for homebuyers or restrictive mortgage standards, including private and federal mortgage financing programs and federal, state, and provincial regulation of lending practices;

•	real estate taxes and federal and state income tax provisions, including provisions for the deduction of mortgage interest payments;

•	U.S. and global financial system and credit markets, including short- and long-term interest rates and inflation;

•

housing demand from population growth, demographic changes (including immigration levels and trends in urban and suburban migration) or otherwise, or perceptions regarding the strength of the housing market;

•

competition from other real estate investors with significant capital, including other real estate operating companies and developers, institutional investment funds and companies solely focused on single family rentals; and

•	the supply of new or existing homes, including foreclosures, and other housing alternatives, such as apartments and other residential rental property.

In the event these economic and business factors occur, we could experience a decline in the demand and pricing for our homes, an increase in customer cancellations, an increase in selling concessions and downward pressure on the market value of our inventory, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations and increase the risk for asset impairments. A significant or sustained downturn in the homebuilding market would likely have an adverse effect on our business and results of operations for multiple years.

The health of the residential homebuilding industry may also be significantly affected by “shadow inventory” levels. “Shadow inventory” refers to the number of homes with a mortgage that are in some form of distress but that have not yet been listed for sale. Shadow inventory can occur when lenders put properties that have been foreclosed or forfeited to lenders on the market gradually, rather than all at once, or delay the foreclosure process. They may choose to do so because of regulations and foreclosure moratoriums, because of the additional costs and resources required to process and sell foreclosed properties, or because they want to avoid depressing housing prices further by putting many distressed properties up for sale at the same time. A significant supply of shadow inventory in our markets could, were it to be released into our markets, adversely impact home prices and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, an important segment of our customer base consists of first- and second-time move-up buyers, who often purchase homes subject to contingencies related to the sale of their existing homes. If these potential buyers face difficulties in selling their homes, whether due to periods of weak economic conditions, oversupply, restrictive mortgage standards or otherwise, our sales may be adversely affected. Moreover, we may need to reduce our sales prices and offer greater incentives to buyers to compete for sales that may result in reduced margins.

Deployments of U.S. military personnel to foreign regions, terrorist attacks, other acts of violence or threats to national security and any corresponding response by the United States or others, related domestic or international instability or civil unrest may cause an economic slowdown in the markets where we operate, which could adversely affect our homebuilding business.

Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.

Our future growth depends upon our ability to successfully identify and acquire attractive land parcels for development of our homes at reasonable prices and with terms that meet our underwriting criteria. Our ability to acquire land parcels for new homes may be adversely affected by changes in the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning and other market conditions. If the supply of land parcels appropriate for development of homes is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and the number of homes that we build and sell could decline. Additionally, our ability to begin new projects could be impacted if we elect not to purchase land parcels under option contracts. To the extent that we are unable to purchase land parcels timely or enter into new contracts for the purchase of land parcels at reasonable prices, our home sales revenue and results of operations could be negatively impacted.

Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets should decline.

Our business strategy is focused on the design, construction and sale of single-family detached and attached homes in 17 states across the West, Mountain, Midwest, Texas and Southeast U.S. regions. Because our operations are concentrated in these areas, a prolonged economic downturn in one or more of these areas could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations.

Any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us.

In the United States, the unemployment rate was 3.6% as of the end of April 2019, according to the U.S. Bureau of Labor Statistics. People who are not employed, are underemployed or are concerned about the loss of their jobs are less likely to purchase new homes, may be forced to try to sell the homes they own and may face difficulties in making required mortgage payments. Therefore, any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us both by reducing the demand for the homes we build and by increasing the supply of homes for sale. This would also likely adversely affect our Financial Services business.

If homebuyers are not able to obtain suitable financing, our results of operations may decline.

The success of homebuilders depends on the ability of potential homebuyers to obtain mortgages for the purchase of homes. If the home financing market is unstable or contracts, our revenues and results of operations could be adversely affected. A substantial majority of our homebuyers finance their home purchases through lenders that provide mortgage financing or through our Financial Services business. First-time homebuyers are generally more affected by the availability of financing than other potential homebuyers. These buyers are an important source of our demand, especially in our Wade Jurney Homes segment. A limited availability of home mortgage financing may adversely affect the volume of our home sales and the sales prices we achieve. This environment would also likely adversely affect our Financial Services business.

During the recent past, the mortgage lending industry in the United States experienced significant instability, beginning with increased defaults on subprime loans and other nonconforming loans and compounded by expectations of increasing interest payment requirements and further defaults. This in turn resulted in a decline in the market value of many mortgage loans and related securities. In response, lenders, regulators and others questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in recent years. Credit requirements tightened, and investor demand for mortgage loans and mortgage-backed securities declined. The deterioration in credit quality during the economic downturn caused almost all lenders to stop offering subprime mortgages and most other loan products that were not eligible for sale to Fannie Mae or Freddie Mac, or loans that did not conform to Fannie Mae, Freddie Mac, Federal Housing Administration (which we refer to as the “FHA”) or Veterans Administration (which we refer to as the “VA”) requirements. Fewer loan products and tighter loan qualifications may continue to make it more difficult for certain buyers to finance the purchase of our homes. These factors may reduce the pool of qualified homebuyers and make it more difficult to sell to first-time and move-up buyers who have historically made up a substantial part of our customers and especially in our Wade Jurney Homes segment will likely continue to make up a substantial part of our customers. Reductions in demand adversely affected our business and financial results during that downturn. The liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry has been very important to the housing market. These entities in the past have required substantial injections of capital from the federal government and may require additional government support in the future. Several federal government officials have proposed changing the nature of the relationship between Fannie Mae and Freddie Mac and the federal government and even nationalizing or eliminating these entities entirely. If Fannie Mae and Freddie Mac were dissolved or if the federal government determined to stop providing liquidity support to the mortgage market, there would be a reduction in the availability of the financing provided by these institutions. Any such reduction would likely have an adverse effect on interest rates, mortgage availability and our sales of new homes.

The FHA insures mortgage loans that generally have lower loan payment requirements and qualification standards compared to conventional guidelines, and as a result, continue to be a particularly important source for buyers financing the purchase of our homes. In recent years, lenders have taken a more conservative view of FHA guidelines causing significant tightening of borrower eligibility for approval. Availability of condominium financing and minimum credit score benchmarks have reduced opportunity for those purchasers. In the future, there may be further restrictions on FHA-insured loans, including limitations on seller-paid closing costs and concessions, stricter loan qualification standards, and an increase in minimum down payment requirements. This or any other restriction may negatively affect the availability or affordability of FHA financing, which could adversely affect our potential homebuyers’ ability to secure adequate financing and, accordingly, our ability to sell homes in the United States. In addition, changes in federal and provincial regulatory and fiscal policies aimed at aiding the home buying market (including repeal or another limitation of the home mortgage interest tax deduction) may also negatively affect potential homebuyers’ ability or desire to purchase homes.

Decreases in the availability of credit and increases in the cost of credit adversely affect the ability of homebuyers to obtain or service mortgage debt. Even if potential buyers of our homes do not themselves need mortgage financing, where our potential buyers must sell their existing homes in order to buy one of our homes, increases in mortgage costs, lack of availability of mortgages and/or regulatory changes could delay or adversely affect such a sale, which would result in our potential customers’ inability to buy a new home. Similar risks apply to those buyers who are awaiting delivery of their homes and are currently in backlog. If our customers (or potential buyers of our customers’ existing homes) cannot obtain suitable financing, our sales and results of operations could be adversely affected.

Interest rate increases or changes in federal lending programs or other regulations could lower demand for our homes, which could materially and adversely affect us.

Most of the purchasers of our homes finance their acquisitions with mortgage financing. Mortgage interest rates have remained near historic lows for the past several years, however, interest rates increased last year and may continue to rise in the future. Increases in interest rates increase the costs of owning a home and could adversely affect the purchasing power of consumers and lower demand for the homes we sell, which could result in a decrease in sales, adversely affecting our results of operations. Increased interest rates can also decrease homebuyer confidence and hinder our ability to realize our backlog because our home purchase contracts often provide customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. As a result, rising interest rates can decrease our home sales and mortgage originations. In addition, monetary policy actions affecting interest rates or fiscal policy actions and new legislation related to taxation, spending levels or borrowing limits, along with the related political debates, conflicts and compromises associated with such actions, may negatively impact the financial markets and consumer confidence. Such events could hurt the U.S. economy and the housing market and in turn, could adversely affect our operating results.

In addition, the federal government plays a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA and the VA. Changes in these programs could materially adversely affect the mortgage market, which would have a negative impact on our business. The FHA may continue to impose stricter loan qualification standards, raise minimum down payment requirements, impose higher mortgage insurance premiums and other costs, and/or limit the number of mortgages it insures. Several bills have been introduced in Congress over the past several years concerning the future status of Fannie Mae and Freddie Mac and the mortgage finance system, including bills which provided for the wind-down of Fannie Mae and Freddie Mac or proposed modifications to the financial relationship between Fannie Mae and Freddie Mac and the federal government. The liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry has been very important to the housing market. Eliminating Fannie Mae and Freddie Mac would mean that conventional loans, like the 30-year mortgage, would no longer be guaranteed, which would be likely to result in the elimination of these traditional, long-term, fixed-rate loans, and result in an increase in interest rates for longer term products. If Fannie Mae and Freddie Mac were dissolved or if the federal government determined to stop providing liquidity support to the mortgage market, there would be a reduction in the availability of the financing provided by these institutions. Any such reduction would likely have an adverse effect on interest rates and mortgage availability, and we would expect our sales of new homes to decline.

Our home purchase contracts often provide our customers with a financing contingency, which allows our customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. Increased interest rates, restrictions or reductions in government backed mortgage financing or the tightening of lenders’ borrowing standards may make it more difficult for our customers to obtain financing, which would decrease our home sales and mortgage originations and have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Any limitation on, or reduction or elimination of, tax benefits associated with owning a home would have an adverse effect on the demand for our home products, which could be material to our business.

Prior to the enactment of the Tax Cuts and Jobs Act (which we refer to as the “TCJA”), which was enacted into law on December 22, 2017, significant expenses of owning a home, including mortgage loan interest and state and local taxes, generally were deductible expenses for an individual’s U.S. federal income taxes and in some cases, state income taxes, subject to various limitations. The TCJA establishes new limits on the federal tax deductions individual taxpayers may take on mortgage loan interest payments and on state and local taxes, including property taxes. Under the TCJA, through the end of 2023, the mortgage interest deduction cap on a newly purchased home was decreased to $750,000 a year ($375,000 in the case of a separate return filed by a married individual) from the prior $1,000,000 threshold, and the annual deduction for real estate property taxes and state and local income or sales taxes has been limited to a combined amount of $10,000 (or $5,000 in the case of a separate return filed by a married individual). These changes could reduce the actual or perceived affordability of homeownership, which could adversely affect demand for and sales prices of new homes, especially in areas with relatively high housing prices or high state and local income taxes and real estate taxes, including in California and Washington. Any further change in income tax laws by the federal or state government to eliminate or substantially reduce income tax benefits associated with homeownership could adversely affect demand for and sales prices of new homes.

Increases in property and sales taxes could prevent potential customers from buying our homes and adversely affect our business or financial results.

Increases in property tax rates by local governmental authorities, as experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes. Fees imposed on developers to fund schools, open spaces or road improvements, and/or to provide low and moderate income housing, could increase our costs and have an adverse effect on our operations. In addition, increases in sales taxes could adversely affect our potential customers who may consider those costs in determining whether to make a new home purchase and decide, as a result, not to purchase one of our homes.

The Tax Cuts and Jobs Act could adversely affect our business and financial condition.

The TCJA significantly reforms the Internal Revenue Code of 1986, as amended. The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for interest expense to 30% of adjusted earnings (except for certain small businesses), limitation of the deduction for net operating losses to 80% of current year taxable income, elimination of net operating loss carrybacks, one time taxation of offshore earnings at reduced rates regardless of whether they are repatriated, immediate deductions for certain new investments instead of deductions for depreciation expense over time, and modifying or repealing many business deductions and credits. As a result of the reduction in the corporate tax rates, we recorded a reduction in the value of our deferred tax assets in 2017, as discussed in the notes to our financial statements.

Changes to the population growth rates in certain of the markets in which we operate or plan to operate could affect the demand for homes in these regions.

Slower rates of population growth or population declines in the markets where we do business, or other key markets in the United States we plan to enter, especially as compared to the high population growth rates in prior years, could adversely affect the demand for housing, causing home prices in these markets to fall, and adversely affect our plans for growth, business, financial condition and operating results.

Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land parcels and begin development. If internally generated funds are not sufficient, we may seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments and/or to develop the housing. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts or purchase contracts, we may incur contractual penalties and fees. Any difficulty in obtaining sufficient capital for planned development expenditures could also cause project delays and any such delay could result in cost increases. Any one or more of the foregoing events could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We face potentially substantial risk with respect to our land and lot inventory arising from significant changes in economic or market conditions, which could adversely affect our results of operations and result in write-downs of the carrying values of land we own.

We face substantial risk in owning developed and undeveloped land. We acquire and own undeveloped land, buildable lots and housing inventories in the markets where we build homes. The market value of land, building lots, and housing inventories can fluctuate significantly as a result of changing market conditions, and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. The risks inherent in purchasing and developing land parcels increase as consumer demand for housing decreases. If housing demand decreases below what we anticipated when we acquired our inventory, our results of operations may be adversely affected and we may not be able to recover our costs when we sell and build houses.

When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and pre-acquisition costs and terminate the agreements. In addition, inventory carrying costs can be significant, particularly if inventory must be held for longer than planned, and can result in losses on poorly performing projects or markets. Factors, such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of customers, potentially adverse tax consequences, and interest and inflation rate fluctuations, subject land valuations to uncertainty.

We regularly review the value of our land holdings on a periodic basis. In the face of adverse market conditions, we may have substantial inventory carrying costs, and may have to write down our inventory to its fair value, and/or sell land or homes at a loss. In the past, we have not been required to record significant write-downs of the carrying value of our land inventory; however, if market conditions were to deteriorate in the future, we could be required to record significant write downs to our land inventory, which would decrease the asset values reflected on our balance sheet and could adversely affect our results of operations and financial condition and result in write-downs of the carrying values of land we own. We do as a matter of course elect not to exercise options to purchase land, even though that requires us to forfeit deposits and/or write off pre-acquisition costs. Although we take efforts to reduce our exposure to costs of this type, a certain amount of exposure is inherent in our homebuilding business.

If we are unable to develop our communities successfully or within expected timeframes, our results of operations could be adversely affected.

Before a community generates any revenues, time and material expenditures are required to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities. A decline in our ability to develop and market our communities successfully, especially in our more recent or new markets where it may be more difficult to do so, and to generate positive cash flow from these operations in a timely manner could have a material adverse effect on our business and results of operations and on our ability to service our debt and to meet our working capital requirements.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect us.

Significant weather conditions and natural disasters in the geographic areas where we operate, such as hurricanes, tornadoes, earthquakes, volcanic activity, wildfires, ice storms, snow storms, landslides and soil subsidence, droughts and floods, could damage projects, cause delays in completion of projects, or reduce consumer demand for housing. Extreme weather conditions and natural disasters could also disrupt or cause shortages in labor or materials, which could delay project completion or result in increases in the prices for labor or materials, thereby affecting our sales and profitability. The climates of certain of the states in which we operate present increased risks of adverse weather or natural disasters. For example, Colorado has historically experienced seasonal wildfires, snow storms, and soil subsidence; Texas has historically experienced tornadoes, coastal flooding and hurricanes; California and Nevada have historically experienced earthquakes, extreme temperatures, wildfires, and droughts and water shortages; and Florida and the Carolinas have historically experienced a risk of hurricanes and coastal flooding. As an example, during the third quarter or 2018, in the Southeast, we experienced severe weather during September, mainly affecting our Wade Jurney Homes segment, which pushed the portion of deliveries into the fourth quarter and constrained our selling activity in the region for a period of time. In addition to directly damaging or delaying our projects, natural disasters and extreme weather events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion. Some conditions, such as severe drought or risk of flooding, may cause state and local governments to take restrictive actions, such as placing moratoriums on the issuance of new building permits or issuing new building codes and standards that increase building costs. Our insurance policies may not fully cover losses resulting from these events or any related business interruption. For example, losses associated with floods, landslides, earthquakes and other geological events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A significant uninsured loss could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

Changes in global or regional climate conditions and governmental actions in response to such changes may adversely affect us by increasing the costs of, or restricting, our planned or future growth activities.

Projected climate change, if it occurs, may exacerbate the scarcity or presence of water and other natural resources in affected regions, which could limit, prevent or increase the costs of residential development in certain areas. In addition, there is a variety of new legislation being enacted, or considered for enactment, at the federal, state and local level relating to energy and climate change, and as climate change concerns continue to grow, legislation and regulations of this nature are expected to continue. This legislation relates to items such as carbon dioxide emissions control and building codes that impose energy efficiency standards. Government mandates, standards or regulations intended to mitigate or reduce greenhouse gas emissions or projected climate change impacts could result in prohibitions or severe restrictions on land development in certain areas, increased energy and transportation costs, and increased compliance expenses and other financial obligations to meet permitting, land development, or home construction-related requirements that we may be unable to fully recover (due to market conditions or other factors), any of which could cause a reduction in our homebuilding gross margins and materially and adversely affect our results of operations. Energy-related initiatives could similarly affect a wide variety of companies throughout the United States and the world, and because our results of operations are heavily dependent on purchasing significant amounts of raw materials, these initiatives could have an indirect adverse impact on our results of operations and profitability to the extent the manufacturers and suppliers of our materials are burdened with expensive cap and trade, tariffs, or other regulations.

As a result, climate change impacts, and the laws and land development and home construction standards implemented to address potential climate change concerns, could result in an increase in our costs and have a long-term adverse impact on our business and results of operations. This is a particular concern in the western United States, which have instituted some of the most extensive and stringent environmental laws and residential building construction standards in the country.

Failure to recruit, retain and develop highly skilled, competent personnel may have a material adverse effect on our standards of service.

Key employees, including management team members, are fundamental to our ability to obtain, generate and manage business opportunities. Key employees working in the homebuilding and construction industries are highly sought after. Failure to attract and retain such personnel or to ensure that their experience and knowledge is not lost when they leave the business through retirement, redundancy or otherwise may adversely affect the standards of our service and may have an adverse impact on our business, financial condition and operating results. In addition, we do not maintain key person insurance in respect of any member of our senior management team. The loss of any of our management members or key personnel could adversely impact our business, financial condition and operating results.

Failure to find suitable contractors may have a material adverse effect on our standards of service.

Substantially all of our construction work is done by third-party subcontractors with us acting as the general contractor. Accordingly, the timing and quality of our construction depend on the availability and skill of our subcontractors. An increase in levels of homebuilding in the markets in which we operate has occasionally led to some difficulty in securing the services of skilled tradesmen who are currently in high demand. While we believe that our existing relationships with subcontractors are good, we do not have long-term contractual commitments with any subcontractors, and there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations.

In the future, certain of the subcontractors engaged by us may be represented by labor unions or subject to collective bargaining arrangements. A strike or other work stoppage involving any of our subcontractors could also make it difficult for us to retain subcontractors for our construction work. In addition, union activity could result in higher costs to retain subcontractors. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Our reliance on contractors can expose us to various liability risks.

We rely on third-party contractors in order to perform the construction of our homes, and in many cases, to select and obtain raw materials. We are exposed to various risks as a result of our reliance on these contractors and their respective subcontractors and suppliers, including the possibility of defects in our homes due to improper practices or materials used by contractors, which may require us to comply with our warranty obligations and/or bring a claim under an insurance policy. For example, despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues, we repair the homes in accordance with our new home warranty and as required by law. We establish warranty and other reserves for the homes we sell based on market practices, our historical experiences, and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our warranty reserves, and we may be unable to recover the cost of repair from such subcontractors. Regardless of the steps we take, we can in some instances be subject to fines or other penalties, and our reputation may be injured.

In addition, several other homebuilders have received inquiries from regulatory agencies concerning whether homebuilders using contractors are deemed to be employers of the employees of such contractors under certain circumstances. Although contractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the homebuilding industry, if regulatory agencies reclassify the employees of contractors as employees of homebuilders, homebuilders using contractors could be responsible for wage, hour and other employment-related liabilities of their contractors, which could adversely affect our results of operations. We have not received similar inquiries.

If we experience shortages in labor supply, increased labor costs or labor disruptions, there could be delays or increased costs in developing our communities or building homes, which could adversely affect our operating results.

We require a qualified labor force to develop our communities. Access to qualified labor may be affected by circumstances beyond our control, including:

•	work stoppages resulting from labor disputes;

•	shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers, especially in our key markets in the United States;

•	changes in laws relating to union organizing activity;

•	changes in immigration laws and trends in labor force migration; and

•	increases in subcontractor and professional services costs.

Any of these circumstances could give rise to delays in the start or completion of, or could increase the cost of, developing one or more of our communities and building homes. We may not be able to recover these increased costs by raising our home prices because the price for each home is typically set months prior to its delivery pursuant to sales contracts with our homebuyers. In such circumstances, our operating results, including in particular, our margin, could be adversely affected. Additionally, market and competitive forces may also limit our ability to raise the sales prices of our homes.

Utility and resource shortages or rate fluctuations could have an adverse effect on our operations.

Several of the markets in which we operate and in which we may operate in the future have historically been subject to utility and resource shortages, including significant changes to the availability of electricity and water and seasonal fluctuation in the ability of certain commodities, particularly lumber. Shortages of natural resources in our markets, particularly of water, may make it more difficult for us to obtain regulatory approval of new developments. We have also experienced material fluctuations in utility and resource costs across our markets, and we may incur additional costs and may not be able to complete construction on a timely basis if such fluctuations arise. In particular, as the housing market has improved and the number of new homes being constructed has increased, we have experienced increased construction costs due to additional competition for labor and materials. Furthermore, these shortages and rate fluctuations may adversely affect the regional economies in which we operate, which may reduce demand for our homes and negatively affect our business and results of operations.

Government regulations and legal challenges may delay the start or completion of our communities, increase our expenses or limit our homebuilding or other activities, which could have a negative impact on our results of operations.

Various local, state and federal statutes, ordinances, rules and regulations concerning building, health and safety, environment, zoning, sales and similar matters apply to and/or affect the housing industry, and the approval of numerous governmental authorities must be obtained in connection with our development activities. These governmental authorities often have broad discretion in exercising their approval authority. We incur substantial costs related to compliance with legal and regulatory requirements in the markets in which we operate. Changes in legal and regulatory requirements may cause us to incur substantial additional costs, or in some cases cause us to determine that a property we acquired is not feasible for development.

Municipalities may restrict or place moratoriums on the availability of building permits or utilities, such as water and sewer taps. If municipalities in which we operate take such actions, it could have an adverse effect on our business by causing delays, increasing our costs or limiting our ability to build in those municipalities. In addition, we may become subject to various state and local “slow growth” or “no growth” initiatives and other restrictions that could negatively impact the availability of land and building opportunities within those localities.

Governmental regulation affects not only construction activities but also sales activities, mortgage lending activities and other dealings with consumers. In addition, it is possible that some form of expanded energy efficiency legislation may be passed by the U.S. Congress or federal agencies and certain state and provincial legislatures, which may, despite being phased in over time, significantly increase our costs of building homes and the sale price to our buyers, and adversely affect our sales volumes. We may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed communities, whether brought by governmental authorities or private parties.

An inability to obtain additional performance, payment and completion surety bonds and letters of credit could limit our future growth.

We are often required to provide performance, payment and completion surety bonds or letters of credit to secure the completion of our construction contracts, development agreements and other arrangements. We have obtained facilities to provide the required volume of these surety bonds and letters of credit for our expected growth in the medium term; however, unexpected growth may require additional facilities.

We may also be required to renew or amend our existing facilities. Our ability to obtain additional performance, payment and completion surety bonds and letters of credit primarily depends on our credit rating, capitalization, working capital, past performance, management expertise and certain external factors, including the capacity of the markets for such bonds. Surety bond and letter of credit providers consider these factors in addition to our performance and claims record and provider-specific underwriting standards, which may change from time to time.

If our performance record or our providers’ requirements or policies change and we are unable provide performance, payment and completion surety bonds to ensure the completion of our projects, our business operations and financial condition could be adversely affected. If market conditions become unfavorable, we may not be able to obtain new surety bonds, or and some providers might request credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. If we are unable to obtain new bonds in the future, or are required to provide credit enhancements with respect to our current or future bonds, our liquidity could be negatively impacted, and our growth and results of operations will be adversely affected.

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Building sites are inherently dangerous, and operating in the homebuilding industry poses certain inherent health and safety risks. Given the number of projects we work on, health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could also generate significant negative publicity, which could adversely impact our reputation, relationships with relevant regulatory agencies and governmental authorities, and our ability to win new business, which in turn could have a material adverse effect on our business, financial condition and operating results.

We are subject to environmental laws and regulations, which may increase our costs, limit the areas in which we can build homes and delay completion of our projects.

We are subject to a variety of local, state and federal statutes, rules and regulations concerning land use and the protection of health and the environment, including those governing discharge of pollutants to water and air, the handling of hazardous materials, including asbestos, and the cleanup of contaminated sites. We may be liable for the costs of removal, investigation or remediation of hazardous or toxic substances located on, under, from or in a property currently or formerly owned, leased or occupied by us, whether or not we caused or knew of the pollution. The costs of any required removal, investigation or remediation of such substances or the costs of defending against environmental claims may be substantial. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect our ability to sell the land or to borrow using the land as security. Environmental impacts from historical activities have been identified at some of the projects we have developed in the past and additional projects may be located on land that may have been contaminated by previous use. Although we are not aware of any projects requiring material remediation activities by us as a result of historical contamination, no assurances can be given that material claims or liabilities relating to such developments will not arise in the future.

The particular impact and requirements of environmental laws that apply to any given site vary greatly according to the community, the site’s environmental conditions and the present and former use of the site. From time to time, the United States Environmental Protection Agency and other federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. We expect that increasingly stringent requirements may be imposed on homebuilders in the future. Compliance with environmental laws that affect our building sites or our business may result in delays, cause us to implement time consuming and expensive compliance programs and prohibit or severely restrict development in certain environmentally sensitive regions or areas, such as wetlands. It may not be obvious during our pre-development review of project sites whether a site has environmental concerns, which could cause us to unnecessarily expend time and resources. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials, such as lumber. Furthermore, we could incur substantial costs, including cleanup costs, fines, and penalties, as well as damages from third-parties for property damage or personal injury as a result of our failure to comply with applicable environmental laws and regulations.

In addition, we are subject to third-party challenges to the permits and other approvals required for our projects and operations, such as by environmental groups, under environmental laws and regulations. These matters could adversely affect our business, financial condition and operating results.

We may be liable for claims for damages as a result of use of hazardous materials.

As a homebuilding business with a wide variety of historic homebuilding and construction activities, we could be liable for future claims for damages as a result of our past or present use of hazardous materials, including building materials which in the future become known or are suspected to be hazardous. Any such claims may adversely affect our business, financial condition and operating results. Insurance coverage for such claims may be limited or non-existent.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

Litigation and concern about indoor exposure to certain types of toxic molds have been increasing as the public becomes increasingly aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. Toxic molds can be found almost anywhere as they can grow on virtually any organic substance as long as moisture and oxygen are present. There are molds that can grow on wood, paper, carpet, foods and insulation. When excessive moisture accumulates in buildings or on building materials, mold growth will often occur, particularly if the moisture problem remains undiscovered or unaddressed. It is impossible to eliminate all mold and mold spores in the indoor environment. If mold or other airborne contaminants exist or appear at our properties, we may have to undertake a costly remediation program to contain or remove the contaminants or increase indoor ventilation. If indoor air quality were impaired, we could be liable to our homebuyers or others for property damage or personal injury.

We may not be able to compete effectively against competitors in the homebuilding industry, especially in our recent markets and new markets we plan to enter.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. We compete with large national and regional homebuilding companies and with smaller local homebuilders for home buying customers, land, financing, raw materials and skilled management and labor resources. A number of our primary competitors are significantly larger, have a longer operating history and may have greater resources or lower cost of capital than ours; accordingly, they may be able to compete more effectively in one or more of the markets in which we operate. In addition, many of these competitors have long-standing relationships with subcontractors and suppliers in the markets in which we operate. As we have expanded our operations into new markets, we have faced and will likely continue to face new competition from many established homebuilders in those markets, and we will not have the benefit of the extensive relationships and strong reputations with subcontractors, suppliers and homebuyers that we have historically enjoyed in our Colorado and other legacy markets. Increased competition could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our growth plans, lead to pricing pressures on our homes; cause us to increase selling concessions; and cause impairments in the value of our inventory or other assets, all of which may adversely impact our revenues, margins and other operating results. We also compete with sellers of existing homes, including foreclosed homes, and with rental housing. If we are unable to successfully compete in this industry, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

Raw materials and building supply shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has, from time to time, experienced raw material shortages and been adversely affected by volatility in global commodity prices. In particular, shortages and fluctuations in the price of concrete, drywall, steel, lumber or other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities. These shortages can be more severe during periods of strong demand for housing or during periods following natural disasters that have a significant impact on existing residential and commercial structures. The cost of raw materials may also be materially and adversely affected during periods of shortages or high inflation. Shortages or increases in the price of raw materials could cause delays in and increase our costs of home construction. We generally are unable to pass on increases in construction costs to customers who have already entered into home purchase contracts and may not be able to sufficiently increase the price of homes remaining to be sold. Sustained increases in construction costs may adversely affect our gross margins, which in turn could materially and adversely affect our business, liquidity, financial condition and results of operations.

The cost of petroleum products, which are used both to deliver our materials and to transport workers to our job sites, fluctuates and may be subject to increased volatility as a result of geopolitical events or accidents. Increases in such costs could also result in higher prices for any product utilizing petrochemicals. These cost increases may have an adverse effect on our operating margin and results of operations. Furthermore, any such cost increase may adversely affect the regional economies in which we operate and reduce demand for our homes.

Recent legislation and government action related to tariffs imposed on imported building supplies, such as lumber, concrete, plumbing supplies and wiring, could increase the cost to construct our homes. If we are unable to offset these higher costs with increases in the sales prices for our homes, our margins on the homes we sell will decrease, and our financial condition could be adversely affected.

Increases in our home cancellation rate could have a negative impact on our home sales revenue and homebuilding margins.

Our backlog reflects sales contracts with homebuyers for homes that have not yet been delivered. We have received a deposit from a homebuyer for most homes reflected in our backlog, and generally we have the right to retain the deposit if the homebuyer fails to comply with his or her obligations under the sales contract, subject to certain exceptions, including as a result of state and local law, the homebuyer’s inability to sell his or her current home or, in certain circumstances, the homebuyer’s inability to obtain suitable financing. Home order cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, elongated construction timeframes, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. An increase in the level of our home order cancellations could have a negative impact on our business, prospects, liquidity, financial condition and results of operations.

Homebuilding is subject to product liability and warranty claims arising in the ordinary course of business that can be significant.

As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. There can be no assurance that any developments we undertake on homes we construct will be free from defects once completed. Construction defects may in projects, developments and homes and may arise during a significant period of time after completion. Defects arising on a development or a home attributable to us may lead to significant contractual or other liabilities. As a consequence, we maintain products and completed operations excess liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to damages resulting from their faulty workmanship and materials, and create warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the risks associated with the types of homes built. Although we actively monitor our insurance reserves and coverage, because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements and our reserves will be adequate to address all of our warranty and construction defect claims in the future. In addition, contractual indemnities can be difficult to enforce. We may also be responsible for applicable self-insured retentions, and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of products and completed operations excess liability insurance for construction defects is becoming increasingly expensive and the scope of coverage is restricted. There is no assurance that adequate insurance coverage will continue to be available with acceptable price and terms. If we cannot recover from our subcontractors or their insurance carriers, we may suffer even greater losses.

Unexpected expenditures attributable to defects or previously unknown sub-surface conditions arising on a development project may also have a material adverse effect on our business, financial condition and operating results. In addition, severe or widespread incidents of defects giving rise to unexpected levels of expenditure, to the extent not covered by insurance or redress against subcontractors, may adversely affect our business, reputation, financial condition and operating results.

We may suffer uninsured losses or suffer material losses in excess of insurance limits.

We could suffer physical damage to property and liabilities resulting in losses that may not be fully compensated by insurance. In addition, certain types of risks, such as personal injury claims, may be, or may become in the future, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. Should an uninsured loss or a loss in excess of insured limits occur, we could sustain financial loss or lose capital invested in the affected property as well as anticipated future income from that property. In addition, we could be responsible for repairing damages or covering liabilities caused by uninsured risks. We may be liable for any debt or other financial obligations related to affected property.

In the United States, the coverage offered and the availability of general liability insurance for construction defects is currently limited and is costly. As a result, an increasing number of our subcontractors in the United States may be unable to obtain insurance. If we cannot effectively recover construction defect liabilities and costs of defense from our subcontractors or their insurers, or if we have self-insured subcontractors who cannot cover the losses they cause, we may suffer losses. Insurance coverage may be further restricted and become even more costly in our industry. Such circumstances could adversely affect our business, financial condition and operating results.

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for operations, as well as the value of our real estate assets. These events include, but are not limited to:

•	adverse changes in financial conditions of buyers and sellers of properties, particularly residential homes and land suitable for development of residential homes;

•	adverse changes in international, national or local economic and demographic conditions;

•	competition from other real estate investors with significant capital, including other real estate operating companies and developers and institutional investment funds;

•	reductions in the level of demand for and increases in the supply of land suitable for development;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of homebuyers, to obtain financing on favorable terms, or at all;

•

unanticipated increases in expenses, including, without limitation, insurance costs, development costs, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies; and

•	changes in enforcement of laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning, tax and disability rights laws.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in the purchase of homes or an increased incidence of home order cancellations. If we cannot successfully implement our business strategy, our business, prospects, liquidity, financial condition and results of operations will be adversely affected.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and we may be forced to hold non-income producing properties for extended periods of time.

Real estate investments are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in response to changing economic, financial and investment conditions is limited. We may be forced to sell an asset at significantly lower margins or at a loss, if we are able to sell them at all, or hold non-income producing assets for an extended period of time, which could have a negative impact on our liquidity or results of operations.

Inflation could adversely affect our business and financial results.

Inflation could adversely affect us by increasing the costs of land, materials and labor needed to operate our business. In the event of an increase in inflation, we may seek to increase the sales prices of homes in order to maintain satisfactory margins. However, an oversupply of homes relative to demand and home prices being set several months before homes are delivered may make any such increase difficult or impossible. In addition, inflation is often accompanied by higher interest rates, which historically have had a negative impact on housing demand. In such an environment, we may not be able to raise home prices sufficiently to keep up with the rate of inflation and our margins could decrease. Moreover, the cost of capital increases as a result of inflation and the purchasing power of our cash resources declines. Actions by the government to stimulate the economy may increase the risk of significant inflation, which may have an adverse impact on our business or financial results.

Our quarterly operating results may fluctuate because of the seasonal nature of our business and other factors.

Our quarterly operating results generally fluctuate by season. Historically, we have entered into a larger percentage of contracts for the sale of our homes during the spring and summer months. Weather-related problems, typically in the fall, late winter and early spring, may delay starts or closings and increase costs and thus reduce profitability. Seasonal natural disasters such as floods and fires could cause delays in the completion of, or increase the cost of, developing one or more of our communities, causing an adverse effect on our sales and revenues. In many cases, we may not be able to recapture increased costs by raising prices. In addition, deliveries may be staggered over different periods of the year and may be concentrated in particular quarters. Our quarterly operating results may fluctuate because of these and other factors.

Negative publicity may affect our business performance.

Unfavorable media related to the Company, our industry, or Company brands, marketing, personnel, operations, business performance or prospects may affect the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on social media outlets, such as blogs, websites or newsletters, could hurt operating results, as consumers might avoid brands that receive bad press or negative reviews. Negative publicity may result in a decrease in operating results.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues or results of operations to decline.

Residents of communities we develop rely on us to resolve issues or disputes that may arise in connection with the operation or development of their communities. Efforts made by us to resolve these issues or disputes could be deemed unsatisfactory by the affected residents and subsequent actions by these residents could adversely affect sales or our reputation. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans, which could adversely affect our results of operations.

Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing sites.

We own and purchase a large number of sites each year and are therefore dependent on our ability to process a very large number of transactions (which include, among other things, evaluating the site purchase, designing the layout of the development, sourcing materials and subcontractors and managing contractual commitments) efficiently and accurately. Errors by employees, failure to comply with regulatory requirements and conduct of business rules, failings or inadequacies in internal control processes, inabilities to obtain desired approvals and entitlements, cost overruns, equipment failures, natural disasters or the failure of external systems, including those of our suppliers or counterparties, could result in operational losses that could adversely affect our business, financial condition and operating results and our relationships with our customers.

Information technology failures or data security breaches could expose us to liability and materially adversely affect our financial condition and results of operations.

We rely on accounting, financial and operational management information systems to conduct our operations and maintain critical business records. Many of these resources are provided to us and/or maintained on our behalf by third-party service providers pursuant to agreements that specify to varying degrees certain security and service level standards. Our information technology systems are dependent upon these providers, as well as global communications providers, telephone systems and other aspects of the Internet infrastructure, which have experienced significant systems failures and electrical outages in the past, and are susceptible to damage or interruption from fire, floods, power outages, or telecommunications failures, or cybersecurity threats such as computer viruses, break-ins, security breaches, and similar events. The occurrence of any of these events to us directly or any of our third-party service providers could adversely affect our ability to operate our business, damage our reputation, result in the loss of customers, suppliers, or revenues, or result in the misappropriation or public disclosure of our confidential information. As a result, we may be required to incur significant costs to remediate the damage caused by these disruptions or to prevent security breaches in the future.

In the ordinary course of our business, we collect and store certain confidential information, including personal information of homebuyers/borrowers and information about our employees, contractors, vendors and suppliers. This information is entitled to protection under a number of regulatory regimes. We may share some of this information with vendors who assist us with certain aspects of our business, particularly with respect to our mortgage lending business. If these vendors or we fail to maintain the security of the data which we are required to protect, including via the penetration of network security and the misappropriation of confidential and personal information, we could face business disruption, damage to our reputation, financial obligations to third parties, fines, penalties, regulatory proceedings and private litigation with potentially large costs, any of which could have a material adverse impact on our financial condition and results of operations. We maintain cyber liability insurance; however, this insurance may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems.

Risks Related to Our Financial Services Business

We are subject to various risks relating to our Financial Services business.

We have vertically integrated financial services into our business, which has enabled us to provide mortgage, title and insurance services to our homebuyers. Our home buying customers account for substantially all loan production and substantially all of the loans we originate are sold in the secondary market within a short period of time after origination, generally within 30 days, either as whole loans or pursuant to a securitization. During 2018, we originated and closed 2,176 loans, with an aggregate total principal amount of $682.8 million. Mortgage loans in process for which interest rates were committed to borrowers totaled approximately $26.2 million at December 31, 2018 and carried a weighted average interest rate of approximately 4.7%. As of December 31, 2018, we had mortgage loans held for sale with an aggregate fair value of $114.1 million and an aggregate outstanding principal balance of $108.0 million. Interest rate risks related to these obligations are mitigated by the preselling of loans to investors or through our interest rate hedging program.

There are numerous risks involved with engaging in our mortgage lending business, which risks may be exacerbated for us in light of the fact that we do not have a long history this business. Because we have limited experience in originating and underwriting home loans, our underwriting standards may not be as stringent as a more traditional lender, and accordingly, we may experience a higher rate of default than lenders who have engaged in the mortgage lending industry for a longer period of time. Moreover, the loans we originate are limited primarily to buyers of our homes, so our pool of borrowers is generally less diverse than as is the case with a traditional lender, and thus there could be a higher correlation in the default rate with our borrowers. In addition, because we originate loans to buyers of our homes, there is the risk that we may be more incentivized, compared to more traditional lenders, to lower our underwriting standards in order to close home sales. Should we be unable to establish sufficiently stringent underwriting standards, or if our underwriting standards do not adequately screen quality applicants, the default rate on the loans we originate may be higher, which could have an adverse impact on our results of operations and financial condition, either because the borrowers under loans we own are no longer performing, or because we are required to repurchase or otherwise indemnify purchasers, guarantors or insurers of the loans we sold or securitized. Further, if we face a high default rate on the mortgages we originate, we may be unable to sell mortgages or the pricing we receive upon the sale of mortgages may not meet our expectations. Although we have established reserves for potential losses on mortgage loans we originate and sell or securitize, which we believe are adequate, if either actual repurchases or the losses incurred resolving those repurchases exceed our expectations, additional expense may be incurred. There can be no assurance that we will not have significant liabilities in respect of such claims in the future, which could exceed our reserves, or that the impact of such claims on our results of operations will not be material.

Our mortgage lending business requires substantial debt, which may not continue to be available to us in the amounts we require.

On May 4, 2018 and September 14, 2018, one of our indirect wholly-owned subsidiaries, Inspire Home Loans, Inc., which is a full-service mortgage lender and primarily originates mortgage loans for our homebuyers (which we refer to as “Inspire”), entered into mortgage warehouse facilities, with Comerica Bank, and J.P. Morgan, respectively. The mortgage warehouse lines of credit (which we refer to as the “Repurchase Facilities”) provide Inspire with uncommitted repurchase facilities of up to $140 million, secured by the mortgage loans financed thereunder. Amounts outstanding under the Repurchase Facilities are not guaranteed by us or any of our subsidiaries and the agreements contain various affirmative and negative covenants applicable to Inspire that are customary for arrangements of this type. The mortgage repurchase facilities must be renewed annually and currently expire in May 2019 and September 2019 for Comerica Bank and J.P. Mortgage, respectively. We expect to renew and extend the term of the Repurchase Facilities with similar terms prior to their maturity. Adverse changes in market conditions could make the renewal of these facilities more difficult or could result in an increase in the cost of these facilities or a decrease in the committed amounts. Such changes affecting our Repurchase Facilities may also make it more difficult or costly to sell the mortgages that we originate. As of September 30, 2019, we had $77.8 million outstanding under these Repurchase Facilities and were in compliance with all covenants thereunder. No assurance can be provided, however, that we will remain in compliance with the covenants or have continued access to these facilities or substitute or replacement facilities in an amount sufficient to fund our mortgage lending business.

Our Financial Services segment can be adversely affected by reduced demand for our homes and other factors.

Approximately 96.0% of the mortgage loans made by our Financial Services segment in 2018 were made to buyers of homes we built. Therefore, a decrease in the demand for our homes would adversely affect the revenues of this segment of our business. In addition, the revenues of our Financial Services segment would be adversely affected by a decrease in refinance transactions, if mortgage interest rates continue to rise.

If our ability to sell mortgages into the secondary market is impaired, that could significantly reduce our ability to sell homes unless we are willing to become a long-term investor in the loans we originate.

We sell substantially all of the loans we originate and the related servicing rights in the secondary mortgage market within a short period of time after origination, generally within 30 days, on a servicing released, non-recourse basis. If we became unable to sell loans into the secondary mortgage market or directly to Fannie Mae and Freddie Mac, we would have to either curtail our origination of residential mortgage loans, which among other things, could significantly reduce our ability to sell homes, or commit our own funds to long term investments in mortgage loans, which, in addition to requiring us to deploy substantial amounts of our own funds, could delay the time when we recognize revenues from home sales on our statements of operations.

We may be liable for certain limited representations and warranties we make in connection with sale of loans.

When we sell the loans we originate, we make customary representations and warranties to purchasers, guarantors and insurers about the mortgage loans and the manner in which they were originated, and offer certain indemnities and guaranties to the purchasers, guarantors and insurers of which we are responsible. In the event of defaults on the loans we originate, we may be required to repurchase or substitute mortgage loans, or indemnify buyers, guarantors or insurers of our loans. If we have significant liabilities with respect to such claims or future, it could have an adverse effect on our results of operations, and possibly our financial condition.

Our Financial Services business is competitive and we may not be able to compete effectively in this area.

The competitors to our Financial Services business include other insurance agencies, title companies and mortgage lenders, including national, regional and local mortgage banks and other financial institutions. Some of these competitors are subject to fewer governmental regulations and have greater access to capital than we do, and some of them may operate with different criteria than we do. These competitors may offer a broader or more attractive array of financing and other products and services to potential customers than we do. For these reasons, we may not be able to compete effectively in the financial services business.

Governmental regulation of our Financial Services operations could adversely affect our business or financial results.

Our Financial Services operations are subject to extensive state and federal laws and regulations, which are administered by numerous agencies, including but not limited to the CFPB, Federal Housing Finance Agency, U.S. Department of Housing and Urban Development, FHA, VA, USDA, Fannie Mae, Freddie Mac and Ginnie Mae. These laws and regulations include many compliance requirements, including but not limited to licensing, consumer disclosures, fair lending and real estate settlement procedures. As a result, our Financial Services operations are subject to regular, extensive examinations by the applicable agencies. In addition, the possibility of additional future regulations, changing rule interpretations and examinations by regulatory agencies may result in more stringent compliance standards and could adversely affect the results of our operations.

Our ability to collect upon mortgage loans may be limited by the application of state laws.

Our mortgage loans typically permit us to accelerate the debt upon default by the borrower. The courts of all states will enforce acceleration clauses in the event of a material payment default, subject in some cases to a right of the court to revoke the acceleration and reinstate the mortgage loan if a payment default is cured. The equity courts of a state, however, may refuse to allow the foreclosure of a mortgage or to permit the acceleration of the indebtedness in instances in which they decide that the exercise of those remedies would be inequitable or unjust or the circumstances would render an acceleration unconscionable.

Further, the ability to collect upon mortgage loans may be limited by the application of state and federal laws. For example, Nevada has enacted a law providing that if the amount an assignee of a mortgage note paid to acquire the note is less than the face amount of the note, the assignee cannot recover more through a deficiency action than the amount it paid for the note. If the Nevada law is upheld, or similar laws are enacted in other jurisdictions, it could materially and adversely affect our ability and the ability of funds we manage to profit from purchases of distressed debt.

Risks Related to Our Prior and Any Future Acquisitions

The WJH acquisition may result in unexpected costs and the anticipated benefits may never be realized.

In November 2016, we acquired a 50% ownership of WJH LLC (which we refer to as “WJH”), which is a successor to Wade Jurney Homes, Inc. and Wade Jurney of Florida, Inc., and in June 2018, we acquired the remaining 50% ownership interest in WJH. WJH targets first-time homebuyers in the Southeastern United States and has since expanded into Texas, Arizona, Indiana, Michigan, and Ohio. While we believe the acquisition of WJH will produce many benefits, such as expanding our investment into a proven and profitable operation, enhancing our geographic and product diversification through additional exposure to new markets and first-time buyers, driving additional growth avenues for ancillary revenue streams, including our mortgage, title and insurance operations, and improving access to capital to accelerate WJH’s expansion efforts into additional markets, these benefits may not come to fruition or materialize to the extent we anticipate and within anticipated time periods. In addition, we still need to complete the integration of this business to some extent, which can be costly and involves risk. These issues could adversely affect our business and financial results.

We may incur a variety of costs to engage in future growth or expansion of our operations or acquisitions or disposals of businesses, and the anticipated benefits may never be realized.

As a part of our business strategy, we have made seven acquisitions since 2013 and may continue to make acquisitions, or significant investments in, and/or disposals of businesses. Any future acquisitions, investments and/or disposals would be accompanied by risks such as:

•	difficulties in assimilating the operations and personnel of acquired companies or businesses;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation or disposition of operations;

•	maintenance of uniform standards, controls, procedures and policies; and

•	impairment of existing relationships with employees, contractors, suppliers and customers as a result of the integration of new management personnel and cost-saving initiatives.

We cannot guarantee that we will be able to successfully integrate any company or business that we might acquire in the future, and our failure to do so could harm our current business.

In addition, we may not realize the anticipated benefits of these transactions at all or within a reasonable time period and there may be other unanticipated or unidentified effects. While we would seek protection, for example, through warranties and indemnities in the case of acquisitions, significant liabilities may not be identified in due diligence or come to light after the expiry of warranty or indemnity periods. Additionally, while we would seek to limit our ongoing exposure, for example, through liability caps and period limits on warranties and indemnities in the case of disposals, some warranties and indemnities may give rise to unexpected and significant liabilities. Any claims arising in the future may adversely affect our business, financial condition and operating results.

A portion of our historical growth has been due to our prior acquisitions and we may not be able to continue to grow through acquisitions.

Our recent growth has been due in part to our prior acquisitions and we intend to continue to grow through future acquisitions of, or significant investments in, businesses that offer complementary products and services or otherwise support our growth objectives. However, we cannot assure you that we will continue to identify attractive acquisition targets and consummate acquisitions. As a result of our prior acquisitions and the incurrence of debt in connection therewith, the amount of our indebtedness is significantly higher than prior to the consummation of such acquisitions. As a result, we cannot assure you that we will be able to arrange financing for future acquisitions on terms acceptable to us. In addition, as a result of our prior acquisitions, our Company is substantially larger than we have been in the past, and we may face additional scrutiny in connection with federal and state governmental approvals in connection with any future acquisitions of attractive targets or may not be able to obtain such approvals at all. The realization of any of these risks could adversely affect our business.

Our future results will suffer if we do not effectively manage our expanded operations.

As a result of our recent acquisitions, including UCP Inc., Sundquist Homes and WJH, the size of our business has increased significantly during the past several years. Our future success will depend, in part, upon our ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that we will be successful or that we will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits from these acquisitions.

We have intangible assets, including goodwill, primarily as a result of our prior acquisitions. If these assets become impaired, then our result of operations may be adversely affected.

As of September 30, 2019, we had $34.5 million in intangible assets, including $30.4 million in goodwill, related primarily to our prior business combinations and acquisitions. If the carrying value of our intangible assets is deemed impaired, the carrying value is written down to fair value. This would result in a charge to our earnings. If management’s expectations of future results and cash flows decrease significantly, impairments of the remaining intangible assets may occur, which would adversely affect our results of operations.

Our future operating results may be adversely affected as a result of our prior acquisitions.

Our prior acquisitions, including the UCP merger in August 2017, our acquisition of Sundquist Homes in October 2017, and acquisition of the remaining ownership interest WJH in June 2018, were accounted for as business combinations in accordance with our accounting policies and GAAP with the acquired assets and assumed liabilities recorded at their estimated fair values as of the acquisition date. Based upon estimates of the fair value of the assets to be acquired and the liabilities to be assumed, we have recorded a step-up to the historical basis of an acquired home under construction inventory. As homes are delivered in future periods, this step-up will initially result in gross margins from home sales revenues that are commensurate with the stage of completion of the acquired inventory and the related risk assumed by us for its completion. The ultimate gross margins from home sales revenues that we will be able to achieve from our acquired businesses will be impacted by (i) our ability to construct homes at prices consistent with our forecasted budgets, and (ii) future pricing increases or decreases based on market demand.

Risk Related to Conflicts of Interest

As a result of Dale Francescon’s and Robert Francescon’s relationship with the Company, conflicts of interest may arise with respect to any transactions involving or with Dale Francescon, Robert Francescon, or their affiliates, and their interests may not be aligned with yours.

Dale Francescon and Robert Francescon are our Co-Chief Executive Officers, sit on our board of directors, are brothers, and collectively beneficially own 3,925,117 shares of our common stock, which represents 12.6% of our common stock outstanding as of September 30, 2019. For so long as Dale Francescon and Robert Francescon control such a significant percentage of our common stock, they will have significant influence over the power to:

•	elect our directors and exercise overall control over the Company;

•	agree to sell or otherwise transfer a controlling stake in the Company; and

•

determine the outcome of substantially all actions requiring the majority approval of our stockholders, including transactions with related parties, corporate reorganizations, mergers, acquisitions and dispositions of assets.

The interests of Dale Francescon and Robert Francescon may not be fully aligned with yours, and this could lead to a strategy that is not in your best interests. In addition, their significant ownership in us and resulting ability to effectively control us will limit your ability to influence corporate matters and may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control.

In addition, there may be transactions between us and Dale Francescon, Robert Francescon, or their affiliates that could present an actual or perceived conflict of interest. These conflicts of interest may lead Dale and/or Robert Francescon to recuse himself or themselves from actions of our board of directors with respect to any transactions involving or with Dale or Robert Francescon or their affiliates. For example, we have entered into employment agreements with Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, in their capacities as officers, pursuant to which they are required to devote substantially full-time attention to our affairs. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with Dale Francescon and Robert Francescon.

Risks Related to Our Organization and Structure

We depend on key personnel, the loss of which could have a material adverse effect on our business.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, each of whom would be difficult to replace. Although we have entered into employment agreements with Dale Francescon and Robert Francescon, there is no guarantee that these executives will remain employed with us. If any of our key personnel were to cease employment with us, our operating results could suffer. Further, the process of attracting and retaining suitable replacements for key personnel whose services we may lose would result in transition costs and would divert the attention of other members of our senior management from our existing operations. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition and results of operations. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key person life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

Termination of the employment agreements with the members of our management team could be costly and prevent a change in control of the Company.

The employment agreements we have entered into with Dale Francescon and Robert Francescon, our Co-Chief Executive Officers, and David Messenger, our Chief Financial Officer, each provide that if their employment with us terminates under certain circumstances, we may be required to pay them significant amounts of severance compensation, thereby making it costly to terminate their employment. In addition, under certain circumstances, the termination of employment of one of our Co-Chief Executive Officers could result in the termination of employment of our other Co-Chief Executive Officer which would result in a requirement for us to pay severance compensation to both former executives. Furthermore, these provisions could delay or prevent a transaction or a change in control of the Company that might otherwise be in the best interests of our securityholders.

We may change our operational policies, investment guidelines and business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our board of directors determines our operational policies, investment guidelines and business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our stockholders. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. There is no assurance that material weaknesses or significant deficiencies will not be identified in the future or that we will be successful in adequately remediating any such material weaknesses and significant deficiencies. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, including through acquisition, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies, and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations, subject us to investigations from regulatory authorities or cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. We refer you to footnote 1 for a description of certain changes in accounting rules and interpretations that may affect our future results of operations. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We may face substantial damages or be enjoined from pursuing important activities as a result of existing or future litigation, arbitration or other claims.

In our homebuilding activities, we are exposed to potentially significant litigation, including breach of contract, contractual disputes and disputes relating to damage to property and persons, defective title, property misdescription or construction defects, including use of defective materials. Although we have established warranty, claim and litigation reserves that we believe are adequate, due to the uncertainty inherent in litigation, legal proceedings may result in the award of substantial damages against us that exceed our reserves. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend and settle, and if we were to lose any certified class action suit, it could result in substantial liability for us. In addition, we are subject to potential lawsuits, arbitration proceedings and other claims in connection with our business.

With respect to certain general liability exposures, including construction defect and product liability claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process require us to exercise significant judgment due to the complex nature of these exposures, with each exposure often exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. As a result, our insurance policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors. Should such a situation arise, it may have a material adverse effect on our business, financial condition and operating results.

Failure by our directors, officers or employees to comply with applicable codes of conduct could materially and adversely affect us.

We have adopted a code of business conduct and ethics for our directors, officers and employees. Our adoption of this code and other standards of conduct is not a representation or warranty that all persons subject to this code or standards are or will be in complete compliance. The failure of a director, officer or employee to comply with the applicable code or standards of conduct may result in termination of the relationship and/or adverse publicity, which could materially and adversely affect us.

Any joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial conditions and disputes between us and our co-venturers.

Prior to acquiring Wade Jurney Homes, we first acquired a 50% ownership interest and held this investment as a joint venture. Although it is currently not a focus in our business strategy, we may in the future continue to co-invest with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a land acquisition and/or a development. In this event, we may not be in a position to exercise sole decision-making authority regarding the acquisition and/or development, and our investment may be illiquid due to our lack of control. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes pursuant to the Exchange Offer. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange a like principal amount of Initial Notes, the terms of which are identical in all material respects to the Exchange Notes, except that the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights, or additional interest upon a failure to fulfill certain obligations under the Registration Rights Agreement. The Initial Notes surrendered in exchange for the Exchange Notes will be retired and cancelled. Accordingly, the issuance of the Exchange Notes will not result in any change in our capitalization.

DESCRIPTION OF OTHER INDEBTEDNESS

5.875% Senior Notes due 2025

On May 12, 2017, we issued $400 million in aggregate principal amount of Existing 5.875% Notes, at a price equal to 100% of their principal amount, in a private offering pursuant to Rule 144A and Regulation S under the Securities Act.

We have completed registered exchange offers whereby all of the old Existing 5.875% Notes were exchanged for new Existing 5.875% Notes. The terms of the new Existing 5.875% Notes are identical in all material respects to the old Existing 5.875% Notes, except that the new Existing 5.875% Notes are registered under the Securities Act and the transfer restrictions, registration rights, and additional interest provisions that were applicable to the old Existing 5.875% Notes do not apply to the new Existing 5.875% Notes.

The Existing 5.875% Notes were issued under the Indenture, dated as of May 12, 2017 (which we refer to as the “2017 Indenture”, as it has been and may be in the future amended and/or supplemented from time to time), by and among our Company, our subsidiary guarantor’s party thereto, and U.S. Bank National Association, as trustee. The Existing 5.875% Notes are our unsecured senior obligations, and are fully and unconditionally guaranteed on an unsecured basis by substantially all of our direct and indirect wholly-owned operating subsidiaries and, subject to certain exceptions, any future subsidiaries. The 2017 Indenture contains restrictive covenants on issuing future secured debt and other transactions that are substantially similar to those applicable to the Notes offered in this offering. The aggregate principal balance of the Existing 5.875% Notes is due July 2025, with interest only payments due semi-annually in January and July of each year.

As of September 30, 2019, $400.0 million in aggregate principal amount of Existing 5.875% Notes is outstanding.

Revolving Credit Facility

On June 5, 2018, we entered into an Amended and Restated Credit Agreement with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto (which, as modified as described below, we refer to as the “Credit Agreement”).

The Credit Agreement provides us with a revolving line of credit of up to $640.0 million (which, as modified as described below, we refer to as the “Revolving Credit Facility”). The obligations under the Revolving Credit Facility are guaranteed by certain of our subsidiaries.

On June 28, 2018, we entered into a Joinder Agreement with Texas Capital Bank, National Association, as Administrative Agent, BMO Harris Bank N.A., as a lender party thereto, and our subsidiary guarantors party thereto, which modified the Credit Agreement to, among other things, (i) increase the Revolving Credit Facility from its initial borrowing capacity of $540.0 million to $590.0 million, and (ii) add BMO Harris Bank N.A. as an additional lender party to the Credit Agreement.

On February 12, 2019, we entered into a Commitment Increase and Joinder Agreement with Texas Capital Bank, National Association, as Administrative Agent, BMO Harris Bank N.A., CIBC Bank USA, Flagstar Bank, FSB, and LegacyTexas Bank, as lenders party thereto, and our subsidiary guarantors party thereto, which further modified the Credit Agreement to, among other things, (i) increase the Revolving Credit Facility from $590.0 million to $640.0 million, (ii) increase each of the existing lenders’ respective commitments under the Credit Agreement by amounts set forth in the Credit Agreement, and (iii) add LegacyTexas Bank as an additional lender party to the Credit Agreement.

Unless terminated earlier, the principal amount under the Revolving Credit Facility, together with all accrued unpaid interest and other amounts owing thereunder, if any, will be payable in full on April 30, 2022, the maturity date of the Revolving Credit Facility. We may request a twelve-month extension of the maturity date, subject to the approval of the lenders and the Administrative Agent.

Borrowings under the Revolving Credit Facility bear interest at a floating rate equal to the adjusted Eurodollar Rate plus an applicable margin between 2.60% and 3.10% per annum, or, in the Administrative Agent’s discretion, a base rate plus an applicable margin between 1.60% and 2.10% per annum. The “applicable margins” described above are determined by a schedule based on our leverage ratio, as defined in the Credit Agreement. The Credit Agreement also provides for fronting fees and letter of credit fees payable to the L/C Issuer and commitment fees payable to the Administrative Agent equal to 0.20% of the unused portion of the Revolving Credit Facility.

The Credit Agreement contains customary affirmative and negative covenants (including limitations on our ability to grant liens, incur additional debt, pay dividends, redeem our common stock, make certain investments, and engage in certain merger, consolidation or asset sale transactions), as well as customary events of default. The Credit Agreement also requires us to maintain (i) a leverage ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon our and our subsidiaries’ (on a consolidated basis) ratio of debt to tangible net worth, (ii) an interest coverage ratio of not less than 1.50 to 1.0 for any four fiscal quarter period, based upon our and our subsidiaries’ (on a consolidated basis) ratio of EBITDA to cash interest expense, (iii) a consolidated tangible net worth of not less than the sum of $546.0 million, plus 50% of the net proceeds of any issuances of equity interests by us and the guarantors of the Revolving Credit Facility after March 31, 2018, plus 50% of the amount of our and our subsidiaries’ consolidated net income as of the last day of any fiscal quarter, (iv) liquidity of not less than $40.0 million for us and our subsidiaries (on a consolidated basis) as of the last day of any fiscal quarter, and (v) a risk asset ratio of not more than 1.50 to 1.0 as of the last day of any fiscal quarter, based upon the ratio of the book value of all risk assets owned by us and our subsidiaries to our tangible net worth. As of September 30, 2019, we were in compliance with all covenants under the Credit Agreement.

As of September 30, 2019, we had $278.8 million outstanding under the Revolving Credit Facility.

Insurance Premium and Other Notes

As of September 30, 2019, we had insurance premium and other notes with an aggregate outstanding balance of $6.15 million.

Mortgage Repurchase Facilities

On May 4, 2018 and September 14, 2018, one of our indirect wholly-owned subsidiaries, Inspire Home Loans, Inc., which is a full-service mortgage lender and primarily originates mortgage loans for our homebuyers (which we refer to as “Inspire”), entered into mortgage warehouse lines of credit with Comerica Bank, and J.P. Morgan, respectively. The mortgage warehouse lines of credit (which we refer to as the “Repurchase Facilities”) provide Inspire with uncommitted repurchase facilities of up to $140 million, secured by the mortgage loans financed thereunder. Amounts outstanding under the Repurchase Facilities are not guaranteed by us or any of our subsidiaries, and the agreements contain various affirmative and negative covenants applicable to Inspire that are customary for arrangements of this type.

As of September 30, 2019, we had $77.8 million outstanding under these Repurchase Facilities and were in compliance with all covenants thereunder.

THE EXCHANGE OFFER

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Century Communities, Inc. and not to its subsidiaries or affiliates unless otherwise stated or the context otherwise requires.

General

As of the date of this prospectus, $500,000,000 in aggregate principal amount of 6.750% Senior Notes due 2027 issued on May 23, 2019, comprising the Initial Notes, is outstanding. This prospectus, together with the letter of transmittal, is first being sent to all registered holders of Initial Notes known to us on or about January 13, 2020.

We are offering to exchange a like principal amount of Exchange Notes for any or all validly tendered and not validly withdrawn Initial Notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal. We refer to the offer as the “Exchange Offer.” You may tender some or all of your Initial Notes pursuant to the Exchange Offer, in permitted denominations. Our obligation to accept Initial Notes for exchange pursuant to the Exchange Offer is subject to the satisfaction or waiver of certain conditions set forth under “—Conditions to the Exchange Offer” below. We anticipate that each of the conditions will be satisfied and that no waivers will be necessary.

Purpose and Effect of the Exchange Offer

We issued $500,000,000 in aggregate principal amount of the Initial Notes on May 23, 2019 (which we refer to as the “original issuance date”) in a private offering pursuant to Rule 144A and Regulation S under the Securities Act (which we refer to as the “May 2019 private offering of notes”). In connection with the May 2019 private offering of notes, we and the guarantors of the Notes entered into the Registration Rights Agreement with the initial purchasers of the Initial Notes in which we agreed, under certain circumstances, to file a registration statement relating to an offer to exchange the Initial Notes for the Exchange Notes. The following description of the Registration Rights Agreement is only a brief summary of the agreement. It does not purport to be complete and is qualified in its entirety by reference to all of the terms, conditions and provisions of the Registration Rights Agreement. For further information, please refer to the Registration Rights Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

Pursuant to the Registration Rights Agreement, we agreed to use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to become effective by January 20, 2020 (240 days after the original issuance date of the Initial Notes), and to cause the Exchange Offer to be consummated by February 17, 2020 (270 days after the original issuance date of the Initial Notes).

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act, and the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes and the Initial Notes (to the extent not surrendered in exchange for Exchange Notes in the Exchange Offer) will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture.

Pursuant to the Registration Rights Agreement and under the circumstances set forth below, we agreed to use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the Initial Notes within the time periods specified in the Registration Rights Agreement and to keep the shelf registration statement effective until the earlier of (i) two years from the original issuance date of the Initial Notes, and (ii) the date on which no notes are Transfer Restricted Securities (as defined in the Registration Rights Agreement). These circumstances include:

•	if applicable interpretations of the staff of the SEC do not permit us to effect the Exchange Offer;

•	if, for any other reason, we do not consummate the Exchange Offer within 270 days of the original issuance date of the Initial Notes;

•

if an initial purchaser of the Initial Notes notifies us following consummation of the Exchange Offer that Initial Notes held by it are not eligible to be exchanged for Exchange Notes in the Exchange Offer; or

•

certain holders (other than participating broker-dealers) are prohibited by law or SEC policy from participating in the Exchange Offer or may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without delivering a prospectus.

If we fail to comply with specified obligations under the Registration Rights Agreement, we will be required to pay additional cash interest to holders of the Initial Notes. Such additional interest will generally be required to be paid if:

•	we fail to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing;

•

on or prior to the 270th day after the original issuance date of the Initial Notes, the Exchange Offer has not been consummated and the shelf registration statement has not been declared effective by the SEC;

•

the shelf registration statement (if required in lieu of the Exchange Offer) has not been declared effective by the SEC on or prior to the applicable date specified in the Registration Rights Agreement; or

•

after the registration statement of which this prospectus forms a part or the shelf registration statement, as the case may be, is effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions).

If you wish to exchange your Initial Notes for Exchange Notes in the Exchange Offer, you will be required to represent to us that, among other things:

•	you will acquire the Exchange Notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes; and

•	you are not an “affiliate” of ours or of any guarantor of the Notes within the meaning of Rule 405 under the Securities Act.

In addition, each broker-dealer that will be receiving Exchange Notes for its own account in exchange for Initial Notes must represent that such Initial Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. See “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer Exchange Notes issued in the Exchange Offer without complying with the registration and prospectus-delivery provisions of the Securities Act, if:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes;

•	you are not our “affiliate” or an “affiliate” of any guarantor of the Notes as defined by Rule 405 of the Securities Act; and

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes.

If you are our “affiliate,” or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the Exchange Notes, or are not acquiring the Exchange Notes in the ordinary course of your business, then:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.

This prospectus may be used for an offer to resell, or for the resale or other transfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Initial Notes as a result of market-making activities or other trading activities may participate in the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the Exchange Offer any Initial Notes that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer. Initial Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of Exchange Notes in exchange for a corresponding principal amount of Initial Notes surrendered in the Exchange Offer. In exchange for each Initial Note surrendered in the Exchange Offer, we will issue Exchange Notes with a like principal amount.

The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will have a different CUSIP number and will not contain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes will be issued under and entitled to the benefits of the Indenture that authorized the issuance of the Initial Notes. The Exchange Notes and the Initial Notes (to the extent not surrendered in exchange for Exchange Notes in the Exchange Offer) will be treated together as a single series of debt securities for all purposes under the Indenture and will vote together on all matters under the Indenture. For a description of the Indenture, see “Description of Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. As of the date of this prospectus, $500,000,000 in aggregate principal amount of the Initial Notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of Initial Notes. There will be no fixed record date for determining registered holders of Initial Notes entitled to participate in the Exchange Offer.

We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Exchange Act, and the rules and regulations of the SEC. Initial Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and be entitled to the rights and benefits that such holders have under the Indenture relating to such holders’ Initial Notes.

We will be deemed to have accepted for exchange properly tendered Initial Notes when we have given written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to holders. Subject to the terms of the Registration Rights Agreement, we expressly reserve the right to amend or terminate the Exchange Offer and to refuse to accept Initial Notes for exchange upon the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your Initial Notes in the Exchange Offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Initial Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. It is important that you read the information under the caption “—Fees and Expenses” below for more details regarding fees and expenses incurred in the Exchange Offer.

Expiration Date; Extensions; Amendments

As used in this prospectus, the term “Expiration Date” means 5:00 P.M., New York City time, on the evening of February 14, 2020. However, if we, in our sole discretion, extend the period of time for which the Exchange Offer is open, the term “Expiration Date” will mean the latest time and date to which we shall have extended the expiration of the Exchange Offer.

To extend the period of time during which the Exchange Offer is open, we will notify the Exchange Agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the Initial Notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The notification will set forth, among other things, the approximate number of Initial Notes tendered to date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Initial Notes (only in the case that we amend or extend the Exchange Offer);

•

to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied by giving written notice of such delay, extension or termination to the Exchange Agent; and

•

subject to the terms of the Registration Rights Agreement, to amend the terms of the Exchange Offer in any manner. In the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the Initial Notes. If we amend an Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable Initial Notes.

Conditions to the Exchange Offer

Despite any other term of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes, and we may terminate or amend the Exchange Offer as provided in this prospectus prior to the Expiration Date if in our reasonable judgment:

•	the Exchange Offer, or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer.

In addition, we will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering Initial Notes” and “Plan of Distribution;” and

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the offer and sale of the Exchange Notes under the Securities Act.

We will return any Initial Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the Expiration Date or termination of the Exchange Offer.

We expressly reserve the right to amend or terminate the Exchange Offer and to reject for exchange any Initial Notes not previously accepted for exchange upon the occurrence of any of the conditions of the Exchange Offer specified above. We will give oral or written notice of any non-acceptance or termination to the registered holders of the Initial Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the Expiration Date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the Expiration Date.

In addition, we will not accept for exchange any Initial Notes tendered, and will not issue Exchange Notes in exchange for any such Initial Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus forms a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Initial Notes

To tender your Initial Notes in the Exchange Offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the Exchange Agent at the address set forth below under “—Exchange Agent” prior to the Expiration Date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, you must comply with either of the following conditions:

•	the Exchange Agent must receive certificates for Initial Notes along with the letter of transmittal prior to the Expiration Date;

•

the Exchange Agent must receive a timely confirmation of book-entry transfer of Initial Notes into the Exchange Agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the Expiration Date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the Expiration Date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and the letter of transmittal.

The method of delivery of Initial Notes, letters of transmittal and all other required documents to the Exchange Agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the Exchange Agent before the Expiration Date. You should not send letters of transmittal or certificates representing Initial Notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose Initial Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Initial Notes, you should promptly instruct the registered holder to tender Initial Notes on your behalf. If you wish to tender the Initial Notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your Initial Notes, either:

•	make appropriate arrangements to register ownership of the Initial Notes in your name; or

•	obtain a properly completed bond power from the registered holder of Initial Notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. We are not responsible for any delays in any such transfer.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act, unless the Initial Notes surrendered for exchange are tendered:

•	by a registered holder of the Initial Notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any Initial Notes listed on the Initial Notes, such Initial Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Initial Notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also so indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the Initial Notes to the Exchange Agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the Exchange Agent. The term

“agent’s message” means a message transmitted by DTC, received by the Exchange Agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering Initial Notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue Exchange Notes for Initial Notes that we have accepted for exchange under the Exchange Offer only after the Exchange Agent timely receives:

•	Initial Notes or a timely book-entry confirmation of such Initial Notes into the Exchange Agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering Initial Notes pursuant to the Exchange Offer, you will represent to us that, among other things:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes; and

•	you are not an “affiliate” of ours or of any guarantor of the Notes within the meaning of Rule 405 under the Securities Act.

In addition, each broker-dealer that will be receiving Exchange Notes for its own account in exchange for Initial Notes must represent that such Initial Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

Our interpretation of the terms and conditions of the Exchange Offer, including the letters of transmittal and the instructions to the letters of transmittal, and our resolution of all questions as to the validity, form, eligibility, including time of receipt, and acceptance of Initial Notes tendered for exchange will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular Initial Notes not properly tendered or to not accept any particular Initial Notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular Initial Notes prior to the Expiration Date.

Unless waived, any defects or irregularities in connection with tenders of Initial Notes for exchange must be cured prior to the Expiration Date. Neither we, the Exchange Agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Initial Notes for exchange, nor will we or any of them incur any liability for any failure to give notification. Any Initial Notes received by the

Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration or termination of the Exchange Offer.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the Exchange Agent will establish an account with respect to the Initial Notes at DTC and, as the book-entry transfer facility, for purposes of the Exchange Offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the Initial Notes by causing the book-entry transfer facility to transfer those Initial Notes into the Exchange Agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of Initial Notes requires receipt of a confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” prior to the Expiration Date. In addition, although delivery of Initial Notes may be effected through book-entry transfer into the Exchange Agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the Exchange Agent at its address set forth on the cover page of the letter of transmittal prior to the Expiration Date to receive Exchange Notes for tendered Initial Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the Exchange Agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the Exchange Agent.

Holders of Initial Notes who are unable to deliver confirmation of the book-entry tender of their Initial Notes into the Exchange Agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the Exchange Agent on or prior to the Expiration Date must tender their Initial Notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your Initial Notes, but your Initial Notes are not immediately available or you cannot deliver your Initial Notes, the letter of transmittal or any other required documents to the Exchange Agent or comply with the procedures under DTC’s Automatic Tender Offer Program, prior to the Expiration Date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the Expiration Date, the Exchange Agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such Initial Notes and the principal amount of Initial Notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal, or facsimile thereof, together with the Initial Notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the Exchange Agent; and

•

the Exchange Agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered Initial Notes in proper form for transfer or a book-entry confirmation of transfer of the Initial Notes into the Exchange Agent’s account at DTC and all other documents required by the letter of transmittal, within three business days after the Expiration Date.

Upon request, the Exchange Agent will send to you a notice of guaranteed delivery if you wish to tender your Initial Notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of Initial Notes at any time prior to the Expiration Date. For a withdrawal to be effective:

•	the Exchange Agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Initial Notes to be withdrawn;

•	identify the Initial Notes to be withdrawn, including the certificate numbers and principal amount of the Initial Notes; and

•	where certificates for Initial Notes have been transmitted, specify the name in which such Initial Notes were registered, if different from that of the withdrawing holder.

If certificates for Initial Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, you must also submit:

•	the certificate numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless you are an eligible guarantor institution.

If Initial Notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Initial Notes and otherwise comply with the procedures of the facility. We will determine, in our reasonable discretion, all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Initial Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the Initial Notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or prior to the Expiration Date.

Exchange Agent

U.S. Bank National Association has been appointed as the Exchange Agent for the Exchange Offer. U.S. Bank National Association also acts as trustee under the Indenture governing the Notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the Exchange Agent addressed as follows:

U.S. Bank National Association

Corporate Trust Support Services

111 Fillmore Avenue East

St. Paul, MN 55107

Attention: Specialized Finance Department

(if by mail, registered or certified recommended)

By Facsimile:	By Email:
(651) 466-7372 Attention: Specialized Finance Confirm receipt by calling: (651) 466-7150	escrowexchangepayments@usbank.com

If you deliver the letter of transmittal to an address other than the one set forth above, or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The Registration Rights Agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the Exchange Notes and the conduct of the Exchange Offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the Exchange Agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of Initial Notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the Exchange Offer and will not pay any fee or commission to any broker, dealer, nominee or other person for soliciting tenders of Initial Notes pursuant to the Exchange Offer.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Initial Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will capitalize the expenses of the Exchange Offer and amortize them over the life of the Notes.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of Initial Notes under the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Initial Notes tendered;

•	tendered Initial Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Initial Notes under the Exchange Offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their Initial Notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register Exchange Notes in the name of, or request that Initial Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your Initial Notes for Exchange Notes under the Exchange Offer, your untendered Initial Notes will remain subject to the restrictions on transfer as set forth in the Indenture and the legend printed on the Initial Notes as a consequence of the issuance of the Initial Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

In general, you may not offer or sell your Initial Notes except in transactions that are registered under the Securities Act or if the offer or sale is exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Initial Notes under the Securities Act.

To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for Initial Notes could be adversely affected.

Other

Participating in the Exchange Offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Initial Notes that are not tendered in the Exchange Offer or, except as required by the Registration Rights Agreement, to file a registration statement to permit resales of any untendered Initial Notes.

DESCRIPTION OF NOTES

Certain terms used in this section are defined under the caption “—Certain Definitions” below. In this section, the words “Company,” “we” and “our” refer only to Century Communities, Inc. and not to any of its subsidiaries. Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the Indenture.

On May 23, 2019, the Company issued $500 million in aggregate principal amount of 6.750% Senior Notes due 2027 (which we refer to as the “Initial Notes”) in a private offering pursuant to Rule 144A and Regulation S under the Securities Act.

The Company is offering to exchange up to $500 million in aggregate principal amount of 6.750% Senior Notes due 2027 that have been registered under the Securities Act (which we refer to as the “Exchange Notes”) for any or all validly tendered and not validly withdrawn Initial Notes on the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which we refer to as the “Exchange Offer”). The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes, except that the offer and sale of the Exchange Notes will be registered under the Securities Act and the Exchange Notes will have a different CUSIP number and will not contain certain terms with respect to transfer restrictions, registration rights and additional payments upon a failure to fulfill certain of our obligations under the Registration Rights Agreement. The Exchange Notes and the Initial Notes (to the extent not surrendered in exchange for Exchange Notes in the Exchange Offer) will be treated as a single series of notes under the Indenture, and will vote as a single class of notes for all matters submitted to a vote of Holders under the Indenture.

The Initial Notes were, and the Exchange Notes will be, issued under the Indenture, dated as of May 23, 2019 (which we refer to as the “Indenture,” as it has been and may be in the future amended and/or supplemented from time to time), by and among the Company, the guarantors party thereto (which we refer to as the “Guarantors”), and U.S. Bank National Association, as trustee (which we refer to as the “Trustee”). The term “Notes” means the Initial Notes and the Exchange Notes, unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following is a summary of the material terms and provisions of the Indenture and the Notes. The following summary does not purport to be a complete description of the Indenture and the Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes.

The registered Holder of a Note will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The Notes:

•	are general senior unsecured obligations of the Company;

•	rank senior in right of payment to the future subordinated Indebtedness of the Company that expressly provides for subordination to the Notes;

•	rank equally in right of payment to all of the Company’s existing and future senior Indebtedness;

•	are effectively subordinated to the Company’s existing and future secured Indebtedness, to the extent of the value of the collateral securing such Indebtedness;

•

are structurally subordinated to all of the existing and future liabilities, including trade payables, and claims of holders of preferred stock, if any, of the Company’s non-Guarantor Subsidiaries; and

•	are fully, unconditionally, jointly and severally guaranteed by the Guarantors, subject to certain customary release provisions contained in the Indenture.

The Note Guarantees

The Company’s obligations under the Notes and the Indenture are fully, unconditionally, jointly and severally guaranteed by certain of our Subsidiaries, including substantially all of our domestic Wholly-Owned Restricted Subsidiaries, other than Immaterial Subsidiaries, and all of our future Subsidiaries under the circumstances, including certain customary release provisions contained in the Indenture, described below under the caption “—Note Guarantees.”

The Note Guarantees:

•	are general senior unsecured obligations of the Guarantors;

•	rank senior in right of payment to the future subordinated Indebtedness of the Guarantors that expressly provides for their subordination to the Note Guarantees;

•	rank equally in right of payment to all of the Guarantors’ existing and future senior Indebtedness;

•	are effectively subordinated to the Guarantors’ existing and future secured Indebtedness, to the extent of the value of the collateral securing such Indebtedness; and

•

are structurally subordinated to all of the existing and future liabilities, including trade payables, and claims of holders of preferred stock, if any, of Subsidiaries of the Guarantors that do not guarantee the Notes.

Principal, Maturity and Interest

As of the date of this prospectus, $500 million in aggregate principal amount of Initial Notes is currently outstanding. The Initial Notes are issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 1, 2027. Subject to our compliance with the covenant described below under the caption “—Certain Covenants—Limitations on Additional Indebtedness,” we are permitted to issue additional notes from time to time under the Indenture having identical terms and conditions as the Notes other than the issue date, the issue price, the first interest payment date and the first date from which interest will accrue (which we refer to as the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. If any Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under the Indenture and will have a separate CUSIP number and ISIN from the Notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes” section, references to the “Notes” include any Additional Notes actually issued.

Interest on the Exchange Notes will accrue at the rate of 6.750% per annum and will be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 2020. Interest on the Exchange Notes will accrue from December 1, 2019.

We will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 and November 15. We will pay interest on overdue principal and interest at a rate that is equal to the then applicable interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any payment date with respect to the Notes is not on a Business Day, it shall be made on the next succeeding Business Day with the same effect as if made on the relevant payment date, without additional interest.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the paying agent (which we refer to as the “Paying Agent”) and registrar (which we refer to as the “Registrar”) for the Notes unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders. The Trustee is currently acting as the Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company may act as Paying Agent or Registrar.

Optional Redemption

Except as set forth below, the Company will not be entitled to redeem the Notes at its option.

On and after June 1, 2022, the Company will be entitled at its option on one or more occasions to redeem all or a portion of the Notes upon not less than 30 or more than 60 days’ notice, at the redemption prices set forth below (expressed in percentages of principal amount), plus accrued interest to, but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

Period	Redemption Price
2022	103.375%
2023	102.250%
2024	101.125%
2025 and thereafter	100.000%

In addition, any time prior to June 1, 2022, the Company will be entitled at its option on one or more occasions to redeem Notes upon not less than 30 or more than 60 days’ notice, in an aggregate principal amount not to exceed 40% of the aggregate principal amount of the Notes issued prior to the redemption date at a redemption price (expressed as a percentage of principal amount) of 106.75%, plus accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with an amount not to exceed the net cash proceeds from one or more Equity Offerings; provided, however, that

(1)

at least 50% of such aggregate principal amount of Notes remains outstanding immediately after the occurrence of each such redemption (with Notes held, directly or indirectly, by the Company or its Affiliates being deemed to be not outstanding for purposes of such calculation); and

(2)	the redemption occurs prior to 180 days after the date of the closing of the related Equity Offering.

Prior to June 1, 2022, the Company will be entitled at its option on one or more occasions to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail or delivered electronically in accordance with the procedures of The Depository Trust Company (which we refer to as the “DTC”) to each Holder not less than 30 or more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (1) 1.00% of the principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of such Note on June 1, 2022 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Note to, but excluding, June 1, 2022 (but excluding accrued and unpaid interest to, but excluding, the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 0.50%, over (B) the principal amount of such Note on such redemption date.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2022; provided, however, that if the period from the redemption date to June 1, 2022 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to June 1, 2022 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

The Indenture provides that, with respect to any such redemption, the Company will notify the Trustee of the Applicable Premium with respect to the Notes promptly after the calculation thereof and that the Trustee will not be responsible for such calculation.

Notwithstanding the foregoing, in connection with any tender offer or Change of Control Offer, if Holders of not less than 90% in aggregate principal amount of outstanding Notes validly tender and do not validly withdraw such Notes in such offer and the Company, or any third party making such offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company or such third party will have the right within 60 days thereafter, upon not less than 30 nor more than 60 days’ prior notice as described under “—Selection and Notice of Redemption,” to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder in such offer (which may be less than par) plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

Selection and Notice of Redemption

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee as follows:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

•

if the Notes are not then listed on a national security exchange, on a pro rata basis (or in the case of Notes in global form, the Trustee will select Notes for redemption based on the procedures of DTC that most nearly approximates a pro rata selection), by lot or by such method as the Trustee shall deem fair and appropriate, subject to such rounding as may be determined by the Trustee to ensure that the Notes are redeemed in multiples of $1,000 in principal amount and that no unredeemed portion of a Note redeemed in part is less than $2,000 in principal amount.

Notice of redemption will be mailed by first-class mail or, so long as the Notes are in global form, given electronically in accordance with the procedures of DTC, at least 30 but not more than 60 days before the date of redemption to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent (or, if the Company is the Paying Agent, has segregated and holds in trust) funds in satisfaction of the redemption price of the Notes to be redeemed (including accrued and unpaid interest on the Notes to be redeemed) pursuant to the Indenture. Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice or redemption may be extended or delayed until such condition or conditions are satisfied (as determined in the Company’s sole discretion).

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described below under the captions “—Change of Control” and “Certain Covenants—Limitations on Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Note Guarantees

As of the date of this prospectus, substantially all of the Company’s Subsidiaries are Restricted Subsidiaries, and certain Subsidiaries, including all of the Company’s domestic Wholly-Owned Restricted Subsidiaries (other than any Immaterial Subsidiaries), are Guarantors. The Company’s wholly-owned subsidiary, Parkway Financial Group, LLC, and its subsidiaries, Inspire Home Loans, Inc., Parkway Title, LLC, and IHL Home Insurance Agency, LLC, which provide mortgage services, title services, and insurance services, respectively, to the Company’s home buyers, and which constitute the Company’s Financial Services operating segment, will be Unrestricted Subsidiaries and will not provide Note Guarantees.

In the future, (i) each Restricted Subsidiary that guarantees Indebtedness for borrowed money of the Company or any Guarantor will become a Guarantor and (ii) each other domestic Wholly-Owned Restricted Subsidiary of the Company (other than any Immaterial Subsidiary) will also become a Guarantor, in each case as described under the caption “Certain Covenants—Additional Note Guarantees.” The Guarantors will fully, unconditionally, jointly and severally guarantee, on a senior unsecured basis, the Company’s obligations under the Notes and the Indenture.

As of September 30, 2019, the Non-Guarantor Subsidiaries accounted for $143.7 million of the Company’s consolidated total assets and $88.0 million of its consolidated total liabilities, including debt and trade payables but excluding intercompany liabilities. For the nine months ended September 30, 2019 and the twelve months ended December 31, 2018, the Non-Guarantor Subsidiaries accounted for $28.7 million and $31.7 million, respectively, of the Company’s consolidated total revenues.

In the event of a bankruptcy, liquidation or reorganization of any Non-Guarantor Subsidiary, such Non-Guarantor Subsidiary will pay the holders of its debts and its trade creditors, and its preferred stock holders, if any, before it will be able to distribute any of its assets to us.

Each Note Guarantee will contain a provision that will limit the obligations of such Guarantor under its Note Guarantee to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under Credit Facilities) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. If a Note Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Note Guarantee could be reduced to zero. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—

Federal and state fraudulent transfer laws permit a court to void the Exchange Notes and the guarantees, and, if that occurs, you may not receive any payments on the Exchange Notes.” Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to seek contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The Note Guarantee of a Guarantor also will be automatically and unconditionally released and discharged:

(1)

upon any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of Equity Interests of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition does not constitute an Asset Sale or is made in compliance with the provisions of the Indenture described in the first paragraph under the caption “—Certain Covenants—Limitations on Asset Sales”;

(2)

upon any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of all or substantially all of the assets of such Guarantor to a Person, which sale, assignment, transfer, conveyance, exchange or other disposition does not constitute an Asset Sale or is made in compliance with the provisions of the Indenture described in the first paragraph under the caption “—Certain Covenants—Limitations on Asset Sales”; provided, that after such sale, assignment, transfer, conveyance, exchange or other disposition, such Guarantor is an Immaterial Subsidiary;

(3)

unless a Default has occurred and is continuing, upon the release or discharge of such Guarantor from its guarantee of any Indebtedness for borrowed money of the Company and the Guarantors so long as such Guarantor would not then otherwise be required to provide a Note Guarantee pursuant to the Indenture; provided that if such Guarantor has incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Limitations on Additional Indebtedness,” such Guarantor’s obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Limitations on Additional Indebtedness;”

(4)	upon the designation of such Guarantor as an Unrestricted Subsidiary, in accordance with the Indenture;

(5)

if the Company exercises its legal defeasance option or covenant defeasance option as described under the caption “—Legal Defeasance and Covenant Defeasance” or if the obligations of the Company and the Guarantors under the Indenture are discharged as described under the caption “—Satisfaction and Discharge,” upon such exercise or discharge; or

(6)	in connection with the dissolution of such Guarantor under applicable law in accordance with the Indenture.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase (the “Change of Control Purchase Price”) plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)

any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Holder, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (as defined above) of more than 50% of the total voting power of the Voting Stock of the Company; provided that the acquisition of “beneficial ownership” (as defined above) of 100% of the Voting Stock of the Company by any direct or indirect holding company shall not constitute a Change of Control under this clause (1) if immediately after such acquisition, no “person” or “group” of related persons (as such terms are defined above) (other than any Permitted Holder) is or becomes the “beneficial owner” (as defined above) of more than 50% of the total voting power of the Voting Stock of such holding company;

(2)	the members or stockholders, as applicable, of the Company adopt a plan or proposal for liquidation or dissolution of the Company; or

(3)

the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of a merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Wholly-Owned Restricted Subsidiary or a Permitted Holder.

No later than 30 days following any Change of Control, the Company will mail or deliver electronically in accordance with the procedures of DTC a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)

that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at the Change of Control Purchase Price, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(3)	the instructions, as determined by the Company, that a Holder must follow in order to have its Notes purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if notice of redemption has been given with respect to all Notes as described above under the caption “—Optional Redemption.”

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may, in certain circumstances, make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature was a result of negotiations between the Company and the initial purchasers of the Initial Notes. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of

Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Company and the Restricted Subsidiaries. Restrictions on the ability of the Company and the Restricted Subsidiaries to incur additional Indebtedness are contained in the covenants described below under the captions “—Certain Covenants—Limitations on Additional Indebtedness” and “—Certain Covenants—Limitations on Liens.” Such restrictions are subject to numerous exceptions and can be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Accordingly, the covenants set forth in the Indenture may not afford holders of the Notes protection in the event of a highly leveraged transaction.

In the event a Change of Control occurs at a time when the Company is contractually prohibited from purchasing Notes, the Company may seek the consent of the applicable lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to offer to purchase Notes would constitute a Default under the Indenture, which could, in turn, constitute a default under other Indebtedness of the Company and its Subsidiaries, including indebtedness outstanding under the Revolving Credit Facility, the Existing 5.875% Notes, and any other credit agreements that the Company and its Subsidiaries may enter into in the future.

The agreements governing certain current Indebtedness of the Company do, and any future Indebtedness that the Company and its subsidiaries may incur may, contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repayment or repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase their Notes could cause a default under such other indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—We may not have the ability to raise the funds necessary to finance the Change of Control offer required by the Indenture governing the Notes.”

The definition of “Change of Control” includes the sale of all or substantially all the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis). Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and the Restricted Subsidiaries (determined on a consolidated basis). As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above. See “Risk Factors—Risks Related to Our Indebtedness and the Notes—There is uncertainty about the meaning of the phrase “all or substantially all” under applicable laws in connection with determining whether a Change of Control has occurred.”

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of Notes, prior to the time the obligation to make such offer arises.

Certain Covenants

As of the date of this prospectus, substantially all of the Company’s Subsidiaries are “Restricted Subsidiaries.” Under the circumstances described below under the caption “—Limitations on Designation of Unrestricted Subsidiaries,” the Company is permitted to designate any of its other Subsidiaries as “Unrestricted Subsidiaries.” The effect of a Subsidiary being an “Unrestricted Subsidiary” is:

•	an Unrestricted Subsidiary will generally not be subject to the restrictive covenants in the Indenture;

•	a Subsidiary that has previously been a Guarantor and that is Designated an Unrestricted Subsidiary will be released from its Note Guarantee; and

•

the assets, income, cash flow and other financial results of an Unrestricted Subsidiary will not be consolidated with those of the Company for purposes of calculating compliance with the restrictive covenants contained in the Indenture.

Suspension of Covenants on Achievement of Investment Grade Status

At any time after the Notes have received Investment Grade Ratings from Standard & Poor’s Ratings Group, Inc. (which we refer to as “S&P”) and Moody’s Investors Service, Inc. (which we refer to as “Moody’s”) or, if one or both shall not make a rating on the Notes publicly available, another Rating Agency selected by the Company which shall be substituted for one or both, as the case may be (which we refer to as a “Covenant Suspension Event”), upon notice by the Company to the Trustee in an officers’ certificate certifying that a Covenant Suspension Event has occurred and that at the time of the giving of such notice no Default has occurred and is continuing under the Indenture (which we refer to as a “Covenant Suspension Event Notice”), then, beginning on the day such notice is given and continuing until the Reversion Date (as defined below), the Company and the Restricted Subsidiaries will not be subject to the following provisions of the Indenture (which we refer to, collectively, as the “Suspended Covenants”):

•	“—Limitations on Additional Indebtedness”;

•	“—Limitations on Restricted Payments”;

•	“—Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries”;

•	“—Limitations on Asset Sales”;

•	“—Limitations on Transactions with Affiliates”;

•	“—Additional Note Guarantees”; and

•	the provisions of clause (3) of the first paragraph of “—Limitations on Mergers, Consolidations, Etc.”;

and, in each case, any related default provision of the Indenture will not be applicable to the Company and its Restricted Subsidiaries.

If at any time the Notes cease to have Investment Grade Ratings from both S&P and Moody’s or, if one or both shall not make a rating on the Notes publicly available, another Rating Agency selected by the Company which shall be substituted for one or both, as the case may be, then the Suspended Covenants will at such time be reinstated as if such covenants had never been suspended (which we refer to as the “Reversion Date”) and be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the Indenture), unless and until a subsequent Covenant Suspension Event occurs and a Covenant Suspension Event Notice is delivered to the Trustee (in which event the Suspended Covenants shall no longer be in effect unless and until the Notes cease to have such Investment Grade Ratings from S&P and Moody’s or, if one or both shall not make a rating on the Notes publicly available, another Rating Agency selected by the Company which shall be substituted for one or both, as the case may be); provided that no Default or Event of Default or breach of any kind shall be deemed to exist under the Indenture or the Notes (or any Security Guarantee) with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability under the Suspended Covenants for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reversion Date is referred to as the “Suspension Period”.

On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been incurred pursuant to the first paragraph of “—Limitations on Additional Indebtedness” or one of the clauses set forth in the second paragraph of “—Limitations on Additional Indebtedness” (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to the Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to the first or second paragraph of “—Limitations on Additional Indebtedness”, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (3) of the second paragraph of “—Limitations on Additional Indebtedness”. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitations on Restricted Payments” will be made as though the covenants described under “—Limitations on Restricted Payments” had been in effect since the Accrual Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period and not otherwise permitted under the second paragraph of the covenant will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Limitations on Restricted Payments”. During the Suspension Period, any obligation to grant Security Guarantees with respect to any Restricted Subsidiary that would otherwise be required to become a Subsidiary Guarantor after the Suspension Date and prior to the Reversion Date shall be suspended. Such obligation to grant Security Guarantees shall be reinstated upon the Reversion Date, if applicable.

Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero. Any Affiliate Transaction entered into after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (4) of the second paragraph of the covenant described below under the caption “—Limitations on Transactions with Affiliates”. Any encumbrance or restriction on the ability of any Restricted Subsidiary to take any action described in clauses (a) through (c) of the first paragraph of the covenant described below under the caption “—Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries” shall be deemed to be permitted pursuant to clause (1) of the second paragraph of the covenant described below under the caption “—Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limited Condition Acquisitions

When calculating the availability under any threshold based on a dollar amount, percentage of Consolidated Tangible Assets or other financial measure (a “basket” or “cap”) or ratio under the Indenture, in each case, in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any requirement that there be no Default or Event of Default may, at the option of the Company, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated on a pro forma basis, including with such adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definitions of Consolidated Fixed Charge Coverage Ratio and Indebtedness to Tangible Net Worth Ratio, after giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence or issuance of Indebtedness and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period (in the case of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred), as of the date of determination (in the case of Indebtedness to Tangible Net Worth Ratio) and at the end of the applicable period (in the case of Consolidated Tangible Assets) for purposes of determining the ability to consummate any such Limited Condition Acquisition; provided that if the Company elects to make such determination as of the date of such definitive agreement(s), then (i) if any of such ratios are no longer complied with or baskets are exceeded as a result of fluctuations in such ratio or basket (including due to fluctuations in Consolidated Net Income, Consolidated Tangible Assets or Consolidated Tangible Net Worth of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or baskets will not be deemed to have been no longer complied with or exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under the Indenture, (ii) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions, (iii) any such transactions (including any incurrence or issuance of Indebtedness or preferred stock and the use of proceeds thereof, the granting, creation, incurrence or suffering to exist of any Lien and the making of any Investment) shall be deemed to have occurred on the date the definitive agreement(s) is entered into and shall be deemed outstanding thereafter for purposes of calculating any ratios or baskets (other than Consolidated Tangible Assets) under the Indenture after the date of such definitive agreement(s) and before the consummation of such Limited Condition Acquisition, unless such definitive agreement(s) is terminated or such Limited Condition Acquisition or incurrence or issuance of Indebtedness or such other transaction to which pro forma effect is being given is abandoned or with respect to which the Company has notified the Trustee in writing will not occur and (iv) to the extent that baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized, but any calculation of Consolidated Tangible Assets, Consolidated Tangible Net Worth, Consolidated Net Income or Consolidated Cash Flow Available for Fixed Charges for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such Limited Condition Acquisition) shall not reflect such Limited Condition Acquisition until it is closed.

Limitations on Additional Indebtedness

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness); provided, however; that the Company or any Guarantor may incur additional Indebtedness (including Acquired Indebtedness) if no Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of the Indebtedness and if, after giving effect thereto on a pro forma basis, either (i) the Consolidated Fixed Charge Coverage Ratio would be at least 2.00 to 1.00, or (ii) the Indebtedness to Tangible Net Worth Ratio would be no more than 3.00 to 1.00.

The first paragraph of this covenant will not prohibit the incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1)

the incurrence by the Company or any Restricted Subsidiary (and the Guarantee thereof by the Company or any such Restricted Subsidiary) of Indebtedness under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Restricted Subsidiaries thereunder) in an aggregate amount outstanding at any one time not to exceed the greater of (a) $640.0 million and (b) 30.0% of Consolidated Tangible Assets at the time of incurrence;

(2)	the Notes and the Note Guarantees issued on the Initial Issue Date and the Exchange Notes issued in exchange therefor (including any guarantee thereof);

(3)

Indebtedness of the Company and the Restricted Subsidiaries to the extent existing on the Initial Issue Date (other than Indebtedness referred to in clauses (1), (2), (4), (5), (6), (9), (10), (12), (14), (15), (16) and (18) of the second paragraph of this covenant);

(4)	Indebtedness of the Company and the Restricted Subsidiaries under Hedging Obligations;

(5)

Indebtedness of the Company owed to and held by a Restricted Subsidiary and Indebtedness of any Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (a) any Indebtedness of the Company owed to a Non-Guarantor Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes, (b) any Indebtedness of a Guarantor owed to a Non-Guarantor Subsidiary is unsecured and subordinated, pursuant to a written agreement, to such Guarantor’s obligations under the Indenture, the Notes or its Note Guarantee, as applicable, and (c) upon any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or such Indebtedness being owed to any Person other than the Company or a Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)

Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, letters of credit, performance bonds, completion bonds, bid bonds, surety bonds, appeal bonds, performance, completion and compliance guarantees or other similar obligations incurred in the ordinary course of business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, or the incurrence of other reimbursement-type Indebtedness with respect to the foregoing, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7)

Purchase Money Indebtedness incurred by the Company or any Restricted Subsidiary in an aggregate amount, together with any Refinancing Indebtedness incurred in respect thereof pursuant to clause (11) below, not to exceed at any time outstanding the greater of (a) $25.0 million and (b) 3.0% of Consolidated Tangible Assets at the time of incurrence;

(8)

Non-Recourse Indebtedness of the Company or any Restricted Subsidiary incurred for the acquisition, development and/or improvement of real property and secured by Liens only on such real property and Directly Related Assets;

(9)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(10)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(11)

Refinancing Indebtedness with respect to Indebtedness incurred pursuant to the first paragraph of this covenant and clauses (2), (3), (7), (13), (19) or this clause (11) of the second paragraph of this covenant;

(12)

the guarantee by (a) the Company or any Guarantor of Indebtedness (other than Indebtedness incurred pursuant to clause (8) or (15) hereof) of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant provided, that to the extent such Indebtedness is a subordinated obligation, the guarantee thereof by the Company or such Guarantor shall be subordinated in right of payment to the Notes or the applicable Note Guarantee, as the case may be and (b) Non-Guarantor Subsidiaries of Indebtedness incurred by Non-Guarantor Subsidiaries in accordance with the provisions of the Indenture;

(13)

Indebtedness (i) outstanding on the date on which a Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or any Restricted Subsidiary or (ii) Incurred to provide all or a portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which a Person became a Restricted Subsidiary or was otherwise acquired by (including pursuant to any acquisition of assets and assumption of related liabilities) the Company or a Restricted Subsidiary; provided, however, that, in each of clauses (i) and (ii) of this clause (13), at the time of such acquisition or other transaction, either

(a)

the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant on a pro forma basis after giving effect to the incurrence of such Indebtedness pursuant to this clause (13);

(b)

on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is higher than or equal to such ratio immediately prior to such acquisition or merger; or

(c)	on a pro forma basis, the Indebtedness to Tangible Net Worth Ratio of the Company and the Restricted Subsidiaries is less than or equal to such ratio immediately prior to such acquisition or merger;

(14)	Indebtedness incurred in connection with a Sale and Leaseback Transaction of any Model Home Unit;

(15)

the incurrence of Indebtedness by the Company or a Restricted Subsidiary deemed to exist pursuant to the terms of a joint venture agreement as a result of the failure of the Company or any Restricted Subsidiary to make a required capital contribution therein; provided that the only recourse on such Indebtedness is limited to the Company’s or such Restricted Subsidiary’s equity interests in the related joint venture;

(16)

obligations of the Company or any Restricted Subsidiary under an agreement with any governmental authority, adjoining (or common masterplan) landowner or seller of real property, in each case entered into in the ordinary course of business in connection with the acquisition of real property, to entitle, develop or construct infrastructure thereupon;

(17)

Indebtedness of any Mortgage Subsidiary under warehouse lines of credit and repurchase agreements, and Indebtedness secured by mortgage loans and related assets of such Mortgage Subsidiary, in each case incurred in the ordinary course of such business; provided that the only legal recourse for collection of obligations owing on such Indebtedness is against such Restricted Subsidiary, any other Mortgage Subsidiaries and/or their respective assets;

(18)	the incurrence of Indebtedness by the Company or a Restricted Subsidiary in respect of a PAPA; and

(19)

Indebtedness of the Company or any Restricted Subsidiary in an aggregate amount, together with any Refinancing Indebtedness incurred in respect thereof pursuant to clause (11) above, not to exceed at any time outstanding the greater of (a) $50.0 million and (b) 5.0% of Consolidated Tangible Assets at the time of incurrence.

For purposes of determining compliance with this covenant:

(1)

in the event that Indebtedness meets the criteria of more than one of the types of Permitted Indebtedness described in the second paragraph of this covenant or is permitted under first paragraph of this covenant, the Company, in its sole discretion, will classify such item of Permitted Indebtedness on the date of incurrence and may later reclassify such item of Indebtedness in any manner that then complies with this covenant and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under the second paragraph of this covenant and the first paragraph of this covenant; provided that all Indebtedness outstanding on the Initial Issue Date under the Credit Facilities, after giving effect to the use of proceeds of the May 2019 private offering of notes, shall be deemed incurred under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (3) of the second paragraph of this covenant and may not later be reclassified;

(2)

if obligations in respect of letters of credit are incurred pursuant to a revolving credit facility and relate to other Indebtedness, then such letters of credit shall be treated as incurred pursuant to clause (1) of the second paragraph above and such other Indebtedness shall not be included; and

(3)

except as provided in clause (2) of this paragraph, Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness, the reclassification of any obligation as Indebtedness due to a change in accounting principles and the payment of dividends in the form of additional shares of preferred stock or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitations on Restricted Payments

(A)	The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless at the time of and after giving effect to such Restricted Payment:

(1)	no Default shall have occurred and be continuing or shall occur as a consequence thereof;

(2)

immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the “—Limitations on Additional Indebtedness” covenant; and

(3)

the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after May 5, 2014 (the “Accrual Date”) (other than Restricted Payments made pursuant to clauses (2) through (5) and (7) through (13) of the next paragraph), would not exceed the sum (the “Restricted Payments Basket”) of (without duplication):

(a)

50% of Consolidated Net Income for the period (taken as one accounting period) from April 1, 2014 to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(b)

100% of the aggregate net cash proceeds or the Fair Market Value of any assets to be used in a Permitted Business or Capital Stock of a Person engaged in a Permitted Business (provided, that, such Person becomes a Restricted Subsidiary of the Company or such Person is merged or consolidated into the Company or any of the Restricted Subsidiaries) received by the Company either (i) as contributions to the common equity of the Company after the Accrual Date or (ii) received by the Company from the issuance and sale of Qualified Equity Interests after the Accrual Date, other than net cash proceeds received from an issuance or sale of such Qualified Equity Interests to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, plus

(c)

the aggregate amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s balance sheet upon the conversion or exchange (other than in respect of Indebtedness held by a Subsidiary of the Company) of Indebtedness issued subsequent to the Accrual Date into Qualified Equity Interests (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

(d)

in the case of the disposition or repayment of or return on any Investment that was treated as a Restricted Payment made after the Accrual Date, an amount (to the extent not included in the computation of clause (a) above) equal to the net reduction of the portion of such Investment that was treated as a Restricted Payment, plus

(e)

upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, to the extent not already included in the computation of clause (a) above, the lesser of (i) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (ii) the aggregate amount of the Company’s Investments in such Subsidiary to the extent such Investments reduced the amount available for subsequent Restricted Payments under this clause (3) and were not previously repaid or otherwise reduced, plus

(f)

100% of the principal amount of, or, if issued at a discount, the accreted value of, any guarantee by the Company or any Restricted Subsidiary incurred after the Accrual Date that is subsequently released or discharged (other than due to a payment on such guarantee), but only to the extent that such guarantee was treated as a Restricted Payment pursuant to this clause (3) when made.

(B)	The foregoing provisions will not prohibit:

(1)	the payment by the Company or any Restricted Subsidiary of any dividend or similar distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or distribution or the giving of the redemption notice, if on the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the Indenture;

(2)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness that constitutes Refinancing Indebtedness;

(3)

the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests of the Company held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company or any Restricted Subsidiary, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate cash consideration paid for all such payments shall not exceed $5.0 million during any calendar year (it being understood, however, that unused amounts permitted to be paid pursuant to this proviso are available to be carried over to subsequent calendar years, so long as the cash consideration applied to the repurchase, redemption, defeasance or other acquisition or retirement for value of Equity Interests pursuant to this clause (3) shall in no event exceed $10.0 million in any calendar year); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(a)

the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Company to any future, present or former employees, directors, officers, members of management, or consultants of the Company or any Restricted Subsidiary that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (3);

(4)	repurchases of Equity Interests deemed to occur upon the exercise of stock options or stock appreciation rights if the Equity Interests represent a portion of the exercise price thereof;

(5)

the repurchase of Equity Interests upon vesting of restricted stock, restricted stock units, performance share units or similar equity incentives to satisfy tax withholding or similar tax obligations with respect thereto;

(6)

the payment of dividends on the Company’s Qualified Equity Interests (other than preferred stock) (or the payment of any dividend to any parent of the Company to fund the payment by such parent of a dividend on such entity’s Qualified Equity Interests (other than preferred stock) of up to 6% per annum of the net proceeds received by the Company from any public equity offering after the Accrual Date of such Qualified Equity Interests of the Company or contributed to the Company as common equity capital by any parent from any public equity offering of such Qualified Equity Interests of any direct or indirect parent of the Company;

(7)

Restricted Payments in an aggregate amount, when taken together with all Restricted Payments made pursuant to this clause (7) and then outstanding, does not exceed the greater of $50.0 million and 2.5% of Consolidated Tangible Assets;

(8)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests, Disqualified Equity Interests or Subordinated Indebtedness of the Company or any

Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Equity Interests and other than Equity Interests issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the net cash proceeds from such sale of Equity Interests will be excluded from clause (a)(3)(b) above to the extent so applied;

(9)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Equity Interests of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Equity Interests of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Equity Interests constitute Refinancing Indebtedness;

(10)

any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “—Change of Control” covenant or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “—Limitations on Asset Sales” covenant; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Sale Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

(11)

cash payments in lieu of the issuance of fractional shares of the Company’s Equity Interests upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Equity Interests or other convertible or exchangeable securities or any other transaction otherwise permitted by this covenant;

(12)

payments or distributions to holders of Equity Interests of the Company or any of the Restricted Subsidiaries pursuant to appraisal or dissenter rights required under applicable law or pursuant to a court order in connection with any merger, amalgamation, arrangement, consolidation or sale, assignment, conveyance, transfer, lease or other disposition of assets; and

(13)

the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Equity Interests of the Company or preferred stock of any Restricted Subsidiary issued on or after the Accrual Date in accordance with the covenant described above under the caption “—Limitations on Additional Indebtedness” to the extent such dividends are included in the definition of “Consolidated Interest Expense.”

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or a Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)

pay dividends or make any other distributions on or in respect of its Equity Interests to the Company or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted

Subsidiary (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common equity capital shall not be deemed a restriction on the ability to make distributions on Equity Interests);

(b)	make loans or advances to the Company or any other Restricted Subsidiary; or

(c)

sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (a) or (b) above); except for:

(1)	encumbrances or restrictions existing under or by reason of applicable law, regulation, rule, permit or other regulatory restrictions;

(2)	encumbrances or restrictions existing under the Indenture, the Notes and the Note Guarantees;

(3)	non-assignment provisions of any contract or any license or lease entered into in the ordinary course of business;

(4)	encumbrances or restrictions existing under Credit Facilities and other agreements entered into prior to the Initial Issue Date;

(5)	in the case of clause (c) above, restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

(6)

provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitations are applicable only to the assets that are the subject of such agreements;

(7)

any encumbrance or restriction with respect to a Restricted Subsidiary or its property or assets in existence on or before the date on which such Restricted Subsidiary or its property or assets were acquired (directly or indirectly) by the Company or a Restricted Subsidiary (other than encumbrances or restrictions relating to Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary), which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person so acquired or any of its Subsidiaries, or the assets of the Person so acquired or any of its Subsidiaries (including after-acquired property);

(8)

encumbrances or restrictions arising in connection with Refinancing Indebtedness; provided, however, that any such encumbrances and restrictions are not materially more restrictive than those contained in the agreements creating or evidencing the Indebtedness being refinanced (for which a determination in good faith by the Company’s Board of Directors shall be conclusive);

(9)

customary provisions in leases, licenses, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of leasehold interests, licensed interests or ownership interests in such partnership, limited liability company, joint venture or similar Person;

(10)

Purchase Money Indebtedness incurred in the ordinary course of business and in compliance with the covenant described under the caption “—Limitations on Additional Indebtedness” to the extent they impose restrictions of the nature described in clause (c) above on the assets acquired;

(11)

Non-Recourse Indebtedness incurred in the ordinary course of business and in compliance with the covenant described under the caption “—Limitations on Additional Indebtedness” to the extent it imposes restrictions of the nature described in clause (c) above on the assets securing such Non-Recourse Indebtedness or on the Equity Interests in the Person holding such assets;

(12)

customary restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “—Limitations on Additional Indebtedness”; provided that such restrictions, taken as a whole, in the good faith determination of the Board of Directors of the Company (a) are not materially more restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clause (4) above or (b) will not have a material adverse effect on the Company’s ability to make payments of interest on, and principal of, the Notes (for which a determination in good faith by the Company’s Board of Directors shall be conclusive);

(13)

any encumbrances or restrictions existing under (A) development agreements or other contracts entered into with municipal entities, agencies or sponsors in connection with the entitlement or development of real property or (B) agreements for funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(14)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(15)

any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments or refinancings are not materially more restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing (for which a determination in good faith by the Company’s Board of Directors shall be conclusive).

Limitations on Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or a series of related transactions, sell, lease, transfer or otherwise dispose of any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate involving aggregate consideration in excess of $2.5 million (an “Affiliate Transaction”), unless:

(1)

such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis by the Company or that Restricted Subsidiary from a Person that is not an Affiliate of the Company or that Restricted Subsidiary; and

(2)	the Company delivers to the Trustee

(a)

with respect to any Affiliate Transaction involving aggregate value expended or received by the Company or any Restricted Subsidiary in excess of $10.0 million, an Officers’ Certificate of the Company certifying that such Affiliate Transaction complies with clause (1) above and either (x) a Secretary’s Certificate which sets forth and authenticates a resolution that has been adopted by the Board of Directors approving such Affiliate Transaction or (y) a written opinion or appraisal of the type described in clause (b) below; and

(b)

with respect to any Affiliate Transaction involving aggregate value expended or received by the Company or any Restricted Subsidiary exceeding $25.0 million, a written opinion as to the fairness of such Affiliate Transaction to the Company or such Restricted Subsidiary from a financial point of view or a written appraisal supporting the value of such Affiliate Transaction, in either case, issued by an Independent Financial Advisor.

The foregoing restrictions shall not apply to:

(1)	transactions exclusively between or among (a) the Company and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2)

reasonable director, officer, employee and consultant compensation (including bonuses) and other benefits (including retirement, health, stock and other benefit plans) and indemnification and insurance arrangements;

(3)	any Permitted Investment (other than any Permitted Investment made in accordance with clause (2) of the definition of “Permitted Investments”);

(4)

any agreement as in effect as of the Initial Issue Date or any extension, amendment, modification, restatement or renewal thereof (so long as any such extension, amendment, modification, restatement or renewal satisfies the requirements set forth in clause (1) of the first paragraph of this covenant) or any transaction contemplated thereby;

(5)	Restricted Payments which are made in accordance with the covenant described under the caption “—Limitations on Restricted Payments”;

(6)	issuances, sales or other dispositions of Qualified Equity Interests by the Company to an Affiliate;

(7)

transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and the Restricted Subsidiaries (including pursuant to joint venture agreements) and otherwise in compliance with the terms of the Indenture; provided that in the reasonable determination of the disinterested members of the Board of Directors of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(8)

any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(9)

transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls (including pursuant to a joint venture or shareholders agreement), such Person; and

(10)

transactions in the ordinary course of business with Unrestricted Subsidiaries that are primarily engaged in the mortgages origination and lending business; provided, however, that such transactions are no less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

Limitations on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (a “Triggering Lien”) of any nature whatsoever against any property or assets now owned or hereafter acquired by the Company or such Restricted Subsidiary (including Equity Interests of a Subsidiary), or any proceeds, income or profits therefrom, securing any Indebtedness, except Permitted Liens, unless all payments and other obligations due under the Indenture and the Notes (or under a Note Guarantee in the case of Liens of a Guarantor) are secured on an equal and ratable basis (or on a senior priority basis, in the event the other Indebtedness is Subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Triggering Lien.

Limitations on Asset Sales

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause, make, suffer to exist or consummate any Asset Sale unless:

(1)

the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Sale) of the assets subject to such Asset Sale; and

(2)

at least 75% of the total consideration received by the Company or such Restricted Subsidiary, as the case may be, in such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents; provided that the foregoing requirement shall not apply with respect to any Asset Sale by way of loss, damage or destruction of property or assets or condemnation or other involuntary disposition of such property or assets.

For purposes of clause (2) above and for no other purpose, the following shall be deemed to be cash:

(a)

the amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company and all Restricted Subsidiaries have been validly and unconditionally released by the holder of such Indebtedness in writing;

(b)

the amount of any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are within 180 days following the closing of such Asset Sale converted by the Company or such Restricted Subsidiary to cash or Cash Equivalents (to the extent of the cash or Cash Equivalents actually so received);

(c)

the Fair Market Value of any assets (other than securities, unless such securities represent Equity Interests in an entity engaged in a Permitted Business, such entity becomes a Restricted Subsidiary and the Company or a Restricted Subsidiary acquires voting and management control of such entity) received by the Company or any Restricted Subsidiary to be used by it in the Permitted Business; and

(d)

any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale the Fair Market Value of which, when taken together with all other Designated Non-cash Consideration received since the Initial Issue Date pursuant to this clause (d) (and not subsequently converted into Cash Equivalents that are treated as Net Available Proceeds of an Asset Sale), does not exceed the greater of (i) $20.0 million and (ii) 4.0% of Consolidated Tangible Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall, no later than 365 days following the receipt of the Net Available Proceeds, apply all or any of the Net Available Proceeds therefrom:

(1)

to repay, prepay, redeem or repurchase and, with respect to any revolving Indebtedness, permanently reduce Indebtedness and commitments with respect thereto (provided that to the extent such Indebtedness is a Borrowing Base Facility, the Company or such Restricted Subsidiary shall not be obligated to permanently reduce Indebtedness or commitments thereunder) any:

(x)

Obligations under (i) secured Indebtedness under any Credit Facility and (ii) secured Indebtedness of the Company (other than any Disqualified Equity Interests or Subordinated Indebtedness) or secured Indebtedness of a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(y)	Obligations under the Notes or any other Pari Passu Indebtedness of the Company or any Guarantor; provided that if the Company or any Restricted Subsidiary shall so repay or prepay any such other Pari Passu Indebtedness, the Company will reduce Obligations under the Notes on a pro rata basis (based on the amount so applied to such repayments or prepayments) by, at their option, (A) redeeming Notes as described under the caption “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at a purchase price of at least 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, thereon up to the principal amount of Notes to be repurchased or (C) purchasing Notes through privately negotiated transactions or open market purchases, in a manner that complies with the Indenture and applicable securities law; or

(z)	Indebtedness of a Non-Guarantor Subsidiary with proceeds of Asset Sales by such Non-Guarantor Subsidiary, other than Indebtedness owed to the Company or any Restricted Subsidiary of the Company;

(2)

to acquire all or substantially all of the assets of, or any Equity Interests of another Person engaged in a Permitted Business, if, after giving effect to any such acquisition of Equity Interests, such Person is or becomes a Restricted Subsidiary of the Company;

(3)	to make a capital expenditure;

(4)	to acquire Additional Assets or improve or develop existing assets to be used in a Permitted Business; or

(5)	to make any combination of the foregoing payments, redemptions, repurchases, expenditures or investments;

provided, that in the case of clause (2), (3), (4) or (5), a binding commitment to acquire the assets or Equity Interests of a Person engaged in a Permitted Business, invest in Additional Assets or to make such capital expenditures shall be treated as a permitted application of an amount of Net Available Proceeds from the date of such commitment so long as the Company or such Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Available Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Available Proceeds are actually applied in such manner within the later of 365 days from the consummation of the Asset Sale and 180 days from the date of the Acceptable Commitment.

Pending the final application of any Net Available Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Proceeds in any manner that is not prohibited by the Indenture.

Any Net Available Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, the Company will be required to make an Asset Sale Offer to all Holders of Notes and if the Company elects (or is required by the terms of such other Pari Passu Indebtedness), all holders of other Pari Passu Indebtedness (an “Asset Sale Offer”) to purchase the maximum aggregate principal amount of Notes and such Pari Passu Indebtedness, in denominations of $2,000 initial principal amount and multiples of $1,000 in excess thereof, that may be purchased with an amount equal to the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, or, in the case of Pari Passu Indebtedness represented by securities sold at a discount, not more than the amount of the accreted value thereof at such time, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. After the completion of an Asset Sale, the Company may make an Asset Sale Offer prior to the time it is required to do so by the first sentence of this paragraph. If the Company completes such an Asset Sale Offer with respect to any Net Available Proceeds, the Company shall be deemed to have complied with this covenant with respect to the application of such Net Available Proceeds, and any such Net Available Proceeds remaining after completion of such Asset Sale Offer will no longer be deemed Excess Proceeds and may be used by the Company and the Restricted Subsidiaries for any purpose not prohibited by the Indenture. If the aggregate principal amount of Notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and the Company or its agent will select such other Pari Passu Indebtedness to be purchased on a pro rata basis (subject to adjustments so no note in an authorized denomination remains outstanding after such purchase) based on the aggregate principal amount of the Notes and the other Pari Passu Indebtedness to be purchased validly tendered and not withdrawn. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of its compliance with such securities laws or regulations.

Agreements relating to Indebtedness to which the Company (or one of its Affiliates) may become a party from time to time may prohibit or limit, the Company from purchasing any Notes pursuant to this “—Limitations on Asset Sales” covenant. In the event the Company is contractually prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain contractually prohibited from purchasing the Notes. In such case, the Company’s failure to offer to purchase tendered notes would constitute a Default under the Indenture.

Provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes pursuant to this “—Limitations on Asset Sales” covenant may be waived or modified with the written consent of the Holders of a majority in principal amount of Notes, prior to the time the obligations to make such offer arises.

Limitations on Designation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if:

(1)	no Default shall have occurred and be continuing at the time of or immediately after giving effect to such Designation;

(2)

(A) such Subsidiary has total assets of $1,000 or less or (B) the Company would be permitted to make, and shall be deemed to make, at the time of such Designation, (a) a Permitted Investment or (b) an Investment pursuant to the “—Limitations on Restricted Payments” covenant described above, in either case, in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s proportionate interest in such Subsidiary on such date;

(3)

neither the Company nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (x) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or indirectly liable for any Indebtedness of such Subsidiary other than, in each case, such Investments as are permitted pursuant to the “—Limitations on Restricted Payments” covenant described above;

(4)

such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of the agreement, contract, arrangement or understanding (x) are no less favorable to the Company or the Restricted Subsidiary than those that would be reasonably expected to be obtained at the time from Persons who are not Affiliates of the Company or such Restricted Subsidiary or (y) would be permitted as (a) an Affiliate Transaction under and in compliance with the covenant described above under the caption “—Limitations on Transactions with Affiliates,” (b) an Asset Sale under and in compliance with the covenant described above under the caption “—Limitations on Asset Sales,” (c) a Permitted Investment or (d) an Investment under and in compliance with the covenant described above under the caption “—Limitations on Restricted Payments”;

(5)

such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results except, in each case, such Investments as are permitted pursuant to the “—Limitations on Restricted Payments” covenant described above; and

(6)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any Restricted Subsidiary.

If, at any time after the Designation, any Unrestricted Subsidiary fails to meet the requirements set forth in the preceding paragraph, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under the covenant described above under the caption “—Limitations on Additional Indebtedness” or the Lien is not permitted under the covenant described above under the caption “—Limitations on Liens,” the Company shall be in default of the applicable covenant.

The Company may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if:

(1)	no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation;

(2)

(a) the Company would be able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the “—Limitations on Additional Indebtedness” covenant, (b) the Consolidated Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries would be equal to or greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such Redesignation, or (c) the Indebtedness to Tangible Net Worth Ratio of the Company and the Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such Redesignation, in each case on a pro forma basis taking into account such Redesignation; and

(3)

all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of the Indenture.

All Designations and Redesignations must be evidenced by resolutions of the Board of Directors of the Company and an Officers’ Certificate delivered to the Trustee and certifying compliance with the foregoing provisions.

Limitations on Mergers, Consolidations, Etc.

The Company will not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into any Person (other than a merger that satisfies the requirements of clause (1) below with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company’s jurisdiction of formation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company to any Person or (b) adopt a Plan of Liquidation unless, in either case:

(1)	either:

(a)	the Company will be the surviving or continuing Person; or

(b)

the Person formed by or surviving such consolidation or merger (if other than the Company) or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor (if other than the Company) expressly assumes, by supplemental indenture in form and substance reasonably satisfactory to the Trustee, all of the obligations of the Company under the Notes and the Indenture; provided that, at any time the Successor is a limited liability company or a limited partnership, there shall be a co-issuer of the Notes that is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia;

(2)

immediately prior to and immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing;

(3)

immediately after and giving effect to such transaction and the assumption of the obligations set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, and the use of any net proceeds therefrom on a pro forma basis, either (a) the Company or the Successor, as the case may be, could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under the caption “—Limitations on Additional Indebtedness,” (b) the Consolidated Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries or the Successor and the Restricted Subsidiaries, as the case may be, would be greater than or equal to such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction or (c) the Indebtedness to Tangible Net Worth Ratio of the Company and the Restricted Subsidiaries or the Successor and the Restricted Subsidiaries, as the case may be, would be less than or equal to such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and

(4)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, disposition or Plan of Liquidation and such supplemental indenture, if any, comply with the Indenture, and in the case of the Opinion of Counsel, that such supplemental indenture constitutes the legal, valid and binding obligation of the Successor, enforceable against the Successor.

For purposes of this covenant, any Indebtedness of the Successor which was not Indebtedness of the Company immediately prior to the transaction shall be deemed to have been incurred in connection with such transaction.

Except as provided in the fifth paragraph under the caption “—Note Guarantees,” no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or a Guarantor), whether or not affiliated with such Guarantor, unless:

(1)	either:

(a)	such Guarantor will be the surviving or continuing Person; or

(b)

the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of such Guarantor under the Note Guarantee of such Guarantor and the Indenture;

(2)

immediately after giving effect to such transaction and the assumption of the obligations as set forth in clause (1)(b) above and the incurrence of any Indebtedness to be incurred in connection therewith, no Default shall have occurred and be continuing; and

(3)

the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such supplemental indenture, if any, comply with the Indenture, and in the case of the Opinion of Counsel, that such supplemental indenture constitutes the legal, valid and binding obligation of the successor Guarantor, enforceable against the successor Guarantor.

Notwithstanding the foregoing, (a) any Restricted Subsidiary may merge into the Company or another Restricted Subsidiary, (b) the above provisions shall not apply to any transfer of assets between or among the Company and any Restricted Subsidiaries and (c) the requirements of the immediately preceding paragraph will not apply to any transaction pursuant to which such Guarantor is permitted to be released from its Note Guarantee in accordance with the provisions described above under the caption “Note Guarantees.”

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Subsidiaries, whose properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the transfer of all or substantially all of the assets of the Company.

Upon any consolidation, combination or merger of the Company or a Guarantor, or any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company or such Guarantor is not the continuing obligor under the Notes or its Note Guarantee, the surviving entity formed by such consolidation or into which the Company or such Guarantor is merged or to which such sale, lease, transfer, conveyance or other disposition is made will succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture, the Notes and the Note Guarantees with the same effect as if such surviving entity had been named therein as the Company or such Guarantor and, except in the case of a lease, the Company or such Guarantor, as the case may be, will be released from the obligation to pay the principal of, and premium, if any and interest on the Notes or in respect of its Note Guarantee, as the case may be, and all of the Company’s or such Guarantor’s other obligations and covenants under the Notes, the Indenture and its Note Guarantee, if applicable.

The description above includes a phrase relating to the sale or disposition of “all or substantially all” of the assets of the Company and the Restricted Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law.

Additional Note Guarantees

After the Initial Issue Date, the Company will cause (i) each Restricted Subsidiary that guarantees Indebtedness for borrowed money of the Company or any Guarantor and (ii) each other domestic Wholly-Owned Restricted Subsidiary, other than any Immaterial Subsidiary (until such Immaterial Subsidiary is no longer an Immaterial Subsidiary), to execute and deliver to the Trustee, within 30 days of incurring such guarantee (in the case of clause (i) above) or the applicable date of acquisition or creation (or change in status of an Immaterial Subsidiary) (in the case of clause (ii) above), a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will provide a Note Guarantee. Each Note Guarantee shall be subject to the terms and limitations, including certain customary release provisions contained in the Indenture, described above under the caption “—Note Guarantees.”

The Company at any time at its sole option may cause any Non-Guarantor Subsidiary to become a Guarantor by executing a supplemental indenture to the Indenture and delivering the documents required by the Indenture.

Conduct of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any material respect in a business other than a Permitted Business.

Payments for Consent

The Company will not, and will not permit any Subsidiary to, directly or indirectly, pay or cause to be paid any consideration, to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement; provided that if consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S, then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

Reports

Whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, for so long as the Notes are outstanding, the Company will furnish to Holders of Notes, within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC):

(1)

all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, an audit report on the annual financial statements by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

In addition, whether or not the Company is subject to Section 13 or 15(d) of the Exchange Act, for so long as the Notes are outstanding, the Company will, to the extent permitted by the SEC, file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (including any grace periods or extensions permitted by the SEC) and make the information available to securities analysts and prospective investors upon request.

At any time that there shall be one or more Unrestricted Subsidiaries that, in the aggregate, hold more than 15.0% of Consolidated Tangible Assets, the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the notes thereto of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, to the extent not satisfied by the foregoing, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, the Company will furnish to the Holders of the Notes and prospective investors, upon their request, information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, the Company will:

(1)	hold a quarterly conference call to discuss the information contained in the reports not later than ten Business Days from the time the Company furnishes the reports to the Holders; and

(2)

no fewer than three Business Days prior to the date of the conference call required to be held in accordance with clause (1) above, issue a press release to the appropriate U.S. wire services announcing the time and date of such conference call and directing the Holders or beneficial owners of, and prospective investors in the Notes and securities analysts and market makers to contact an individual at the Company (for whom contact information shall be provided in such press release) to obtain the reports and information on how to access such conference call.

Any information filed with, or furnished to, the SEC within the time periods specified in this covenant shall be deemed to have been furnished to the Holders of Notes and prospective investors as required by this covenant, and to the extent such filings comply with the rules and regulations of the SEC regarding such filings, they will be deemed to comply with the requirements of this covenant.

Events of Default

Each of the following is an “Event of Default”:

(1)	failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days;

(2)

failure by the Company to pay the principal or premium on any of the Notes when it becomes due and payable, whether at its Stated Maturity, upon redemption, upon required purchase, upon acceleration or otherwise;

(3)	failure by the Company or the Guarantors to comply with any of its agreements or covenants described above under the caption “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(4)

failure by the Company or any Restricted Subsidiary to comply with any other agreement or covenant in the Indenture and continuance of this failure for 60 days after written notice of the failure has been given to the Company by the Trustee or by the Holders (with a copy to the Trustee) of at least 25% of the aggregate principal amount of the Notes then outstanding;

(5)

default under any mortgage, indenture or other instrument or agreement under which there may be issued or by which there may be secured or evidenced Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Restricted Subsidiary, or the payment of which is guaranteed by the Company or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is incurred after the Initial Issue Date, which default:

(a)	is caused by a failure to pay when due principal on such Indebtedness within the applicable express grace period, or

(b)

results in the acceleration of such Indebtedness prior to its express final maturity, and in each case, the principal amount of such Indebtedness, together with any other Indebtedness with respect to which an event described in clause (a) or (b) has occurred and is continuing, aggregates $40.0 million or more; provided, however, that if any such default is cured or waived or any acceleration rescinded or such Indebtedness is repaid within a period of 10 days from the continuation of such default beyond any applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indenture and any consequential acceleration of the Notes shall automatically be rescinded so long as such rescission does not conflict with any judgment or decree;

(6)

one or more judgments or orders that exceed $40.0 million in the aggregate (net of any amounts covered by insurance issued by a creditworthy insurance company to the extent such insurer has not denied coverage therefor (other than reserving its rights) or that are bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days of being entered;

(7)

certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(8)

the Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of the Indenture and the Note Guarantee).

The foregoing will constitute Events of Default whatever the reason for any such Event of Default, and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall have occurred and be continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders in accordance with the Indenture shall, declare all amounts owing under the Notes to be due and payable immediately. Upon such declaration of acceleration, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall immediately become due and payable. If an Event of Default specified in clause (7) with respect to the Company occurs, all outstanding Notes shall become due and payable without any further action or notice. In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (5) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived. The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

The Trustee shall, within 90 days after becoming aware of the occurrence of any Default with respect to the Notes, give the Holders notice of all uncured Defaults thereunder known to it; provided, however, that, except in the case of an Event of Default in payment with respect to the Notes or a Default in complying with the covenant described under the caption “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.,” the Trustee shall be protected in withholding such notice if and so long as a committee of its trust officers in good faith determines that the withholding of such notice is in the interest of the Holders.

No Holder will have any right to institute any proceeding with respect to the Indenture or the Notes or for any remedy thereunder, unless:

(1)	such Holder or Holders give to the Trustee written notice that an Event of Default is continuing;

(2)	the Holders of at least 25% in aggregate principal amount of Notes outstanding make a written request to the Trustee to pursue the remedy;

(3)	such Holder or Holders offer to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security of indemnity; and

(5)	the Holders of a majority in principal amount of the Notes do not give the Trustee a direction inconsistent with the request during such 60-day period.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal, premium (if any), or interest on such Note on or after the due date therefor (after giving effect to the grace period specified in clause (1) of the first paragraph of this “—Events of Default” section).

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Indenture provides that in the event an Event of Default has occurred and is continuing, the Trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The Trustee, however, may refuse to follow any direction that conflicts with law, the Indenture, the Notes or any Note Guarantee, or that the Trustee determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

The Company shall notify the Trustee of any Default within 30 days of becoming aware of such Default. The Company is also required to deliver to the Trustee annually a statement regarding compliance with the Indenture and, if any Officer of the Company is aware of any Default, a statement specifying such Default and what action the Company is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (which we refer to as “Legal Defeasance”). Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes and the Note Guarantees, and the Indenture shall cease to be of further effect as to all outstanding Notes and Note Guarantees, except as to

(1)	rights of Holders to receive payments in respect of the principal of, premium and interest on the Notes when such payments are due from the trust funds referred to below,

(2)

the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)	the rights, powers, trust, duties, and immunities of the Trustee, and the Company’s obligations in connection therewith, and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to most of the covenants under the Indenture, except as described otherwise in the Indenture (which we refer to as “Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment and bankruptcy, reorganization and insolvency events relating to the Company) will no longer apply. The Company may exercise its Legal Defeasance option regardless of whether it has previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee to pay the principal of, premium and interest on the Notes on the stated date for payment or on the applicable redemption date, as the case may be, of the principal or installment of principal of, premium or interest on the Notes,

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Company has received from, or there has been published by the Internal Revenue Service, a ruling, or

(b)	since the date of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3)

in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,

(4)

(x) no Default shall have occurred and be continuing on the date of such deposit or will occur as a result of such deposit (other than a Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and (y) the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture and any other agreement governing Pari Passu Indebtedness to which a similar and simultaneous deposit relates) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound,

(5)

the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others,

(6)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions provided for in this paragraph have been complied with, and

(7)

the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be (which instructions may be contained in the Officers’ Certificate referred to in clauses (5) or (6) above).

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to rights of registration of transfer or exchange of Notes which shall survive until all Notes have been canceled, and rights of the Trustee) as to all outstanding Notes when

(a)	either:

(1)

all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

(2)

all Notes not delivered to the Trustee for cancellation otherwise have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with the Trustee trust funds in trust for the Holders in an amount of money in cash in U.S. dollars or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, premium and accrued interest to the date of maturity or redemption, as the case may be) on the Notes not theretofore delivered to the Trustee for cancellation,

(b)	the Company has paid all sums payable by it under the Indenture,

(c)	the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be, and

(d)

no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture and any other agreement governing Pari Passu Indebtedness to which a similar and simultaneous deposit relates) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Transfer and Exchange

A Holder will be able to register the transfer of or exchange Notes only in accordance with the provisions of the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Without the prior consent of the Company, the Registrar is not required (1) to register the transfer of or exchange any Note selected for redemption, (2) to register the transfer of or exchange any Note for a period of 15 days before a selection of Notes to be redeemed or (3) to register the transfer or exchange of a Note between a record date and the next succeeding interest payment date.

The Notes are issued in registered form and the registered Holder will be treated as the owner of such Note for all purposes. See also “Transfer Restrictions.”

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes and the Note Guarantees may be amended with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default under, or compliance with any provision of, the Indenture may be waived with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding.

However, without the consent of each Holder affected (or in the case of clause (8) below, Holders holding not less than 75% of the then outstanding principal amount of the Notes), the Company, the Guarantors and the Trustee may not (with regard to a non-consenting Holder):

(1)	change the Stated Maturity of any Note;

(2)	reduce the amount, extend the due date or otherwise affect the terms of any scheduled payment of interest on or principal of the Notes;

(3)

reduce any premium payable upon the redemption of any Note, change the date on which any Notes are subject to redemption or otherwise alter the provisions with respect to the redemption of the Notes as described above under the caption “—Optional Redemption,” (other than provisions specifying the notice periods for effecting a redemption);

(4)

amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer or an Asset Sale Offer after such Change of Control has occurred or the obligation to make such Asset Sale Offer has arisen, respectively;

(5)	make any Note payable in money or currency other than that stated in the Notes;

(6)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver to the Indenture or the Notes;

(7)	impair the rights of Holders to receive payments of principal of, premium or interest on the Notes or to institute suit for the enforcement thereof;

(8)

modify the Note Guarantees in any manner adverse to the Holders, or release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except a release in accordance with the terms of the Indenture;

(9)

waive a Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration as described above under the caption “Events of Default”); or

(10)	make any change in the amendment provisions which require each Holder’s consent.

Notwithstanding the foregoing, the Company, the Guarantors and the Trustee may amend the Indenture, the Note Guarantees or the Notes, without the consent of any Holder,

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(3)

to provide for the assumption by a successor entity of the obligations of the Company or any Guarantor to the Holders in accordance with the covenant described under “—Limitations on Mergers, Consolidations, Etc.”;

(4)

to add Guarantors with respect to the Notes or to release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, in each case, in accordance with the applicable provisions of the Indenture;

(5)

to make any change that would provide any additional rights or benefits (including the addition of collateral for the purpose of securing the Notes or the Note Guarantees) to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture, the Notes or the Note Guarantees of any such Holder;

(6)	to comply with applicable SEC rules and regulations or changes to applicable law;

(7)

to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of the final offering memorandum under which the Initial Notes were offered;

(8)	to provide for the issuance of Additional Notes in compliance and in accordance with the limitations set forth in the Indenture;

(9)	to evidence or provide for the acceptance of appointment under the Indenture of a successor trustee or to comply with any requirements under the Trust Indenture Act;

(10)	to allow any Guarantor to execute a supplemental indenture or a Note Guarantee with respect to the Notes; or

(11)	to comply with the rules of any applicable securities depository.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company under the Notes or the Indenture or of any Guarantor under its Note

Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes. The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain assets received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Indenture), it must eliminate such conflict or resign.

Governing Law

The Indenture, the Notes and the Note Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

“Accrual Date” means May 5, 2014.

“Acquired Indebtedness” means with respect to any Person, (1) Indebtedness of such Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) Indebtedness assumed in connection with the acquisition of an asset or assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such Person, in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means any property or assets (other than Indebtedness and Equity Interests) to be used by the Company or any of the Restricted Subsidiaries in a Permitted Business.

“Affiliate” of any Person means any other Person which directly or indirectly controls or is controlled by, or is under direct or indirect common control with, the referent Person. For purposes of the covenants described above under the captions “—Certain Covenants—Limitations on Asset Sales,” and “—Certain Covenants—Limitations on Transactions with Affiliates,” Affiliates shall be deemed to include, with respect to any Person, any other Person which beneficially owns or holds, directly or indirectly, 10% or more of any class of the Voting Stock of the referent Person. For purposes of this definition, “control” of a Person shall mean possession of the power, directly or indirectly, to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Asset Acquisition” means

(1)

an Investment by the Company or any Restricted Subsidiary in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary, or

(2)	the acquisition by the Company or any Restricted Subsidiary of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than an operating lease entered into in the ordinary course of business), assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a Sale and Leaseback Transaction or a merger, consolidation or similar transaction) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets (including Equity Interests) of the Company or any of its Subsidiaries. For purposes of this definition, the term “Asset Sale” shall not include:

(1)	transfers of cash or Cash Equivalents;

(2)

transfers of assets (including Equity Interests) that are governed by, and made in accordance with, the covenant described under the caption “—Certain Covenants—Limitations on Mergers, Consolidations, Etc.”;

(3)

the making of Permitted Investments and Restricted Payments permitted under the covenant described under the caption “—Certain Covenants—Limitations on Restricted Payments” (and transfers expressly excluded from the definition of Restricted Payments by the definition thereof);

(4)	the creation or realization of any Permitted Lien;

(5)

any transaction in the ordinary course of business, including, without limitation, dedications and other donations to governmental authorities pursuant to or in connection with a development agreement, sales (directly or indirectly), leases, Sale and Leaseback Transactions and other dispositions of (A) homes, improved land and unimproved land, whether in single or multiple lots, (B) real estate (including related amenities and improvements), whether in single or multiple lots and (C) Equity Interests of a Subsidiary, the assets of which consist entirely of amenities and improvements related to real estate, such as golf courses, and real estate underlying such amenities and improvements;

(6)	dispositions of mortgage loans and related assets and mortgage-backed securities in the ordinary course of a mortgage lending business;

(7)

any transfer or series of related transfers that, but for this clause, would be Asset Sales, if after giving effect to such transfers, the aggregate Fair Market Value of the assets transferred in such transaction or any such series of related transactions does not exceed $15.0 million;

(8)

dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(9)

any swap or exchange of assets, or lease, assignment or sublease of any real or personal property, in exchange for property or services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and the Restricted Subsidiaries as a whole, as determined in good faith by the senior management of the Company, in each case, in the ordinary course of business;

(10)	surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(11)	the licensing of intellectual property in the ordinary course of business or in accordance with industry practice;

(12)	the disposition of assets or property that are obsolete or that are no longer useful in the conduct of the business of the Company and/or any Restricted Subsidiaries; and

(13)	an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Restricted Subsidiary.

“Attributable Indebtedness,” when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any lease included in any such Sale and Leaseback Transaction; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the managing member or members or any controlling committee of managing members thereof or board of directors of such Person, as the case may be, (iii) in the case of any partnership, the board of directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing or, in each case, other than for purposes of the definition of “Change of Control,” any duly authorized committee of such body.

“Borrowing Base Facility” means one or more revolving debt facilities, in each case, with banks or other institutional lenders or other credit providers that provide for committed advances calculated by reference to the value of assets of the Company and its Restricted Subsidiaries, whether or not pledged as collateral to secure borrowings thereunder.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or in the place of payment are authorized or required by law to close.

“Capitalized Lease” means an obligation required to be capitalized and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP at the time any determination thereof is to be made and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)	marketable obligations with a maturity of 24 months or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(2)

demand and time deposits and certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250 million and the long-term debt of which is rated at the time of acquisition thereof at least “A” or the equivalent thereof by S&P, or “A3” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments;

(3)

commercial paper maturing no more than 365 days from the date of creation thereof issued by a corporation organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-2 by S&P or at least P-2 by Moody’s;

(4)

repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and

(5)	investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Amortization Expense” for any period means the amortization expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Flow Available for Fixed Charges” for any period means, without duplication, the sum of the amounts for such period of

(1)	Consolidated Net Income, plus

(2)	in each case only to the extent deducted in determining Consolidated Net Income,

(a)	Consolidated Income Tax Expense to the extent actually paid with respect to such period,

(b)	Consolidated Amortization Expense,

(c)	Consolidated Depreciation Expense,

(d)	Consolidated Interest Incurred, and

(e)

all other non-cash items reducing the Consolidated Net Income (excluding any non-cash charge to the extent it represents or results in an accrual of a reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment) for such period, in each case determined on a consolidated basis in accordance with GAAP, minus

(3)

the aggregate amount of all non-cash items, determined on a consolidated basis, to the extent such items increased Consolidated Net Income for such period other than accruals of revenue in the ordinary course of business.

“Consolidated Depreciation Expense” for any period means the depreciation expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges during the most recent four consecutive full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Interest Incurred for the Four-Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)

the incurrence of any Indebtedness, the inclusion of any Indebtedness on the balance sheet or the issuance of any preferred stock, in each case of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, defeasance or other discharge or the assumption by another Person that is not a Restricted Subsidiary and with respect to which the Company and all Restricted Subsidiaries have been validly and unconditionally released by such Person (collectively, “repayment”) of other Indebtedness or redemption of other preferred stock (other than the incurrence or repayment of Indebtedness pursuant to any revolving credit arrangement unless such Indebtedness has been permanently repaid and the related commitments terminated and not replaced) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period;

(2)

any Asset Sale or disposition or Asset Acquisition (including any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any

Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring Acquired Indebtedness and also including any Consolidated Cash Flow Available for Fixed Charges (including any directly attributable pro forma expense and cost reductions calculated on a basis consistent with GAAP; provided however that any such pro forma expense and cost reductions shall be determined in good faith by a senior financial officer of the Company) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or disposition or Asset Acquisition or other disposition (including the incurrence of, or assumption or liability for, any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period; and

(3)

the Consolidated Cash Flow Available for Fixed Charges and the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP shall be excluded but only to the extent that the obligations giving rise to the Consolidated Interest Expense will not be obligations of the Company or any of the Restricted Subsidiaries following the Transaction Date.

If the Company or any Restricted Subsidiary directly or indirectly guarantees Indebtedness of a third Person (other than a Restricted Subsidiary, in the case of the Company, or the Company or another Restricted Subsidiary, in the case of a Restricted Subsidiary), the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

If since the beginning of the Four-Quarter Period and on or prior to the Transaction Date, any Person (A) shall have become a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary and (B) shall have incurred any Indebtedness or discharged any Indebtedness or made any asset sale or disposition or any Asset Acquisition that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Incurred for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company.

In calculating Consolidated Interest Incurred for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1)

interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on this Indebtedness in effect on the Transaction Date;

(2)

if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)

notwithstanding clause (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements with a term of at least one year after the Transaction Date relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expense” for any period means the provision for taxes of the Company and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” for any period means the sum, without duplication, of the total interest expense of the Company and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and including, without duplication,

(1)

interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a Capitalized Lease,

(2)	commissions, discounts and other fees and charges owed with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings,

(3)	the net costs associated with interest rate Hedging Obligations (including amortization of fees),

(4)

amortization of debt issuance costs, debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) or premium and other financing fees and expenses; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense,

(5)	the interest portion of any deferred payment obligations that constitute Indebtedness,

(6)

all other non-cash interest expense; provided, however, that any non-cash interest expense or income attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instrument pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense,

(7)

all dividend payments on any series of Disqualified Equity Interests of the Company or any preferred stock of any Restricted Subsidiary (other than any such Disqualified Equity Interests or any preferred stock held by the Company or a Restricted Subsidiary or paid in Qualified Equity Interests), and

(8)

all interest on any Indebtedness of any other Person (other than a Restricted Subsidiary, in the case of the Company, or the Company or another Restricted Subsidiary, in the case of a Restricted Subsidiary) guaranteed by the Company or any Restricted Subsidiary or secured by a Lien on assets of the Company or one of the Restricted Subsidiaries, in each case to the extent paid by the Company or a Restricted Subsidiary.

“Consolidated Interest Incurred” for any period means the sum, without duplication, of (1) Consolidated Interest Expense and (2) interest capitalized for such period (including interest capitalized with respect to discontinued operations).

“Consolidated Net Income” for any period means the net income (or loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from calculations of such net income (to the extent otherwise included therein), without duplication:

(1)

the net income (or loss) of any Person (other than a Restricted Subsidiary) in which any Person other than the Company or any of the Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or any of the Restricted Subsidiaries during such period or such loss has been funded with cash or assets of the Company or any Restricted Subsidiary;

(2)

for the purposes of calculating the Restricted Payments Basket only, the net income of any Non-Guarantor Subsidiary of such Person during such period to the extent that (but only so long as) the declaration or payment of dividends or similar distributions by such Non-Guarantor Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period;

(3)

for the purposes of calculating the Restricted Payments Basket only, in the case of a successor to the Company by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets;

(4)

for the purposes of calculating the Restricted Payments Basket only, except to the extent includible in the consolidated net income of the Company pursuant to the foregoing clause (1), the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or (b) the assets of such Person are acquired by the Company or any Restricted Subsidiary;

(5)

any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any Restricted Subsidiary upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness or early termination of Hedging Obligations or other derivative instruments, of the Company or any Restricted Subsidiary or (b) any Asset Sale by the Company or any Restricted Subsidiary;

(6)

any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such extraordinary gain (or the tax effect of any such extraordinary loss), realized by the Company or any Restricted Subsidiary during such period;

(7)	the cumulative effect of a change in accounting principles;

(8)	any unrealized net gain or loss resulting in such period from Hedging Obligations or other derivative instruments;

(9)	any non-cash impairment charge or asset write-off (other than with respect to inventory), in each case pursuant to GAAP; and

(10)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees.

Any return of capital with respect to an Investment that increased the Restricted Payments Basket pursuant to clause (3)(d) of the first paragraph under the caption “—Certain Covenants—Limitations on Restricted Payments” or decreased the amount of Investments outstanding pursuant to clause (18) of the definition of “Permitted Investments” shall be excluded from Consolidated Net Income for purposes of calculating the Restricted Payments Basket.

“Consolidated Tangible Assets” means, as of any date, the total amount of assets of the Company and the Restricted Subsidiaries less Intangible Assets of the Company and the Restricted Subsidiaries, in each case as shown on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter for which internal financial statements are available.

“Consolidated Tangible Net Worth” means, as of any date, the stockholders’ or members’ equity of the Company and the Restricted Subsidiaries less Intangible Assets of the Company and the Restricted Subsidiaries, in each case as shown on the consolidated balance sheet of the Company for the then most recently ended fiscal quarter for which internal financial statements are available.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Credit Facility), commercial paper facilities or debt securities or other forms of debt financing, in each case, with banks, institutional investors or other lenders or credit providers or a trustee providing for the revolving credit loans, term loans, project loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit or issuances of debt securities, including any related notes, guarantees, collateral documents, instruments, indentures, documents and agreements executed in connection therewith and in each case, as amended, restated, modified, renewed, extended, supplemented, restructured, refunded, replaced in any manner

(whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder (provided that such additional Indebtedness is incurred in accordance with the covenant described under the caption “Certain Covenants—Limitations on Additional Indebtedness”), extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more separate instruments or facilities, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or any of the Restricted Subsidiaries in connection with an Asset Sale that is designated as “Designated Non-cash Consideration” pursuant to an Officers’ Certificate, setting forth the basis of such valuation.

“Designation” has the meaning given to this term in the covenant described under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries”; and “Designate” and “Designated” shall have correlative meanings.

“Designation Amount” has the meaning given to this term in the covenant described under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Directly Related Assets” means, with respect to any particular property, assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof and improvements and accessions thereto.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, (i) required to be redeemed by such Person, whether or not at the option of the holder thereof, (ii) convertible into or exchangeable for Indebtedness or Disqualified Equity Interests (excluding Equity Interests which are convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an incurrence of such Indebtedness or Disqualified Stock)); or (iii) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, in each case, on or prior to the date which is the earlier of 91 days after the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, however, that any Equity Interests that would constitute Disqualified Equity Interests solely because of provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company to redeem such Equity Interests upon the occurrence of a Change of Control or Asset Sale (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Equity Interests if the terms of such Equity Interests (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or the Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Equity Interests (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described above under the captions “—Change of Control” and “—Certain Covenants—Limitations on Asset Sales” and such repurchase or redemption complies with the provisions of the Indenture described above under the caption “—Certain Covenants—Limitations on Restricted Payments.”

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person but excluding any debt securities convertible or exchangeable into such equity.

“Equity Offering” means a public or private equity offering or sale after the Accrual Date of Qualified Equity Interests by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the debt securities of the Company to be issued pursuant to the Indenture in exchange for, and in an aggregate principal amount not to exceed, the aggregate principal amount of the Notes to be exchanged, in compliance with the terms of the applicable Registration Rights Agreement, which debt securities will have terms substantially identical in all material respects to the Notes to be exchanged (except that such debt securities will not contain terms with respect to transfer restrictions).

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as is determined in good faith by an officer of the Company; provided that such determination of Fair Market Value shall be made in good faith by the Board of Directors of the Company or a duly authorized committee thereof, as evidenced by a resolution of such Board or committee, if such Fair Market Value would exceed $25.0 million.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. Unless otherwise specified, all ratios and computations, contained in the Indenture will be computed in conformity with GAAP, except that in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in the Indenture.

“Guarantee” or “guarantee” means a direct or indirect guarantee by any Person of any Indebtedness of any other Person and includes any obligation, direct or indirect, contingent or otherwise, of such Person: (1) to purchase or pay (or advance or supply funds for the purchase or payment of) Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise); or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). “Guarantee” or “guarantee” when used as a verb, and “guaranteed” have correlative meanings.

“Guarantors” means each Person that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns, in each case, until such Person is released from its Note Guarantee in accordance with the provisions of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to (1) any interest rate swap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in or manage exposure to interest rates, (2) agreements or arrangements designed to protect such Person against fluctuations in or manage exposure to foreign currency exchange rates in the conduct of its operations, or (3) any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in or manage exposure to commodity prices, in each case entered into for bona fide hedging purposes and not for the purpose of speculation.

“Holder” means any registered holder, from time to time, of the Notes.

“Housing Unit” means a detached or attached home (including a townhouse or condominium) owned by the Company or a Subsidiary of the Company (i) which is completed or for which there has been a start of construction and (ii) which has been or is being constructed on any real estate which immediately prior to the start of construction constituted a Lot.

“Immaterial Subsidiary” means, at any date of determination, any Restricted Subsidiary whose total assets at the last day of the most recently ended fiscal quarter ending prior to such date for which internal financial statements are available were less than $10.0 million, determined in accordance with GAAP.

“incur” means, with respect to any Indebtedness or obligation, incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to such Indebtedness or obligation; provided that (1) the Indebtedness of a Person existing at the time such Person became a Restricted Subsidiary or at the time such Person merged with or into the Company or a Restricted Subsidiary shall be deemed to have been incurred at such time and (2) neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness.

“Indebtedness” of any Person at any date means, without duplication:

(1)	all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit, letters of guarantee, bankers’ acceptances or other similar instruments (or reimbursement obligations with respect thereto);

(4)

all obligations of such Person to pay the deferred and unpaid purchase price of property or services due more than 365 days after such property is acquired or such services are completed, except (a) trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services and (b) any earn-out or similar obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5)

the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests or, with respect to any Restricted Subsidiary, any preferred stock (but excluding, in each case, any accrued dividends);

(6)	all Capitalized Lease Obligations of such Person;

(7)	all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person;

(8)	all Indebtedness of other Persons guaranteed by such Person to the extent of such guarantee (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

provided that Indebtedness of the Company or its Subsidiaries that is guaranteed by the Company or its Subsidiaries shall be counted only once in the calculation of the amount of Indebtedness of the Company and its Subsidiaries on a consolidated basis;

(9)	all Attributable Indebtedness; and

(10)

to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net termination values of such agreements or arrangements giving rise to such obligations that would be payable by such Person at such time).

Notwithstanding the foregoing, the following shall not be considered Indebtedness:

(a)	accrued expenses, trade payables, customer deposits or deferred income taxes arising in the ordinary course of business;

(b)	completion guarantees entered into in the ordinary course of business;

(c)	obligations in respect of district improvement bonds pertaining to roads, sewers and other infrastructure; and

(d)	Indebtedness that has been discharged or defeased in accordance with its governing documents.

Except as provided in this paragraph, the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (7), the lesser of (a) the Fair Market Value of any asset subject to a Lien securing the Indebtedness of other Persons on the date that the Lien attaches and (b) the amount of the Indebtedness secured. The outstanding balance at any date of all unconditional obligations of an instrument having a principal amount shall be the outstanding principal amount thereof. The amount outstanding as of any date of any Indebtedness issued with original issue discount shall be the accreted value thereof. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Equity Interests of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options). For purposes of clause (5), the “maximum mandatory redemption or repurchase price” of any Disqualified Equity Interests or preferred stock that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest or preferred stock as if such Disqualified Equity Interests or preferred stock were redeemed on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.

“Indebtedness to Tangible Net Worth Ratio” means, with respect to any determination date, the ratio of (i) total consolidated Indebtedness of the Company and the Restricted Subsidiaries to (ii) the Consolidated Tangible Net Worth of the Company, in each case, as of the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available immediately preceding the date of the transaction giving rise to the need to calculate the Indebtedness to Tangible Net Worth Ratio. The Indebtedness to Tangible Net Worth Ratio shall be calculated on a pro forma basis consistent with the pro forma adjustments set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the reasonable judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and disinterested and independent with respect to the Company and its Affiliates; provided, however, that the prior rendering of service to the Company or an Affiliate of the Company shall not, by itself, disqualify the advisor.

“Initial Issue Date” means May 23, 2019.

“Intangible Assets” means, with respect to any Person, all goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent), in the case of Moody’s, and BBB- (or the equivalent), in the case of S&P, or an equivalent rating in the case of any other Rating Agency.

“Investments” of any Person means, without duplication:

(1)

all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(2)	all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person;

(3)	all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP; and

(4)	the Designation of any Subsidiary as an Unrestricted Subsidiary.

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the Fair Market Value thereof on the date such Investment is made. The amount of any Investment pursuant to clause (4) shall be the Designation Amount determined in accordance with the covenant described under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.” Notwithstanding the foregoing, redemptions of Equity Interests of the Company shall be deemed not to be Investments.

“Lien” means, with respect to any asset, any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, lease, easement, restriction, covenant, charge, security interest, priority or other encumbrance of any kind or nature in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, and any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction (other than cautionary filings in respect of operating leases).

“Limited Condition Acquisition” means any acquisition or other Investment, including by way of merger, amalgamation or consolidation, by the Company or one or more of the Restricted Subsidiaries, with respect to which the Company or such Restricted Subsidiaries have entered into an agreement or are otherwise contractually committed to consummate and the consummation of which is not expressly conditioned upon the availability of, or on obtaining, financing from a third party non-Affiliate.

“Lots” means all land owned by the Company or a Subsidiary of the Company which is zoned by the applicable governmental authority having jurisdiction for construction and use as Housing Units.

“Model Home Unit” means a completed Housing Unit to be used as a model home in connection with the sale of Housing Units in a residential housing project.

“Mortgage Subsidiary” means any Restricted Subsidiary engaged primarily in the mortgage originations and lending business.

“Net Available Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other non-cash form), net of

(1)	brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) of such Asset Sale;

(2)	provisions for taxes payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements);

(3)

amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon in accordance with the terms thereof;

(4)	payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold; and

(5)

appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pensions and other postemployment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Available Proceeds.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired, developed or improved with the proceeds of such Indebtedness or such Indebtedness was incurred within 365 days after the acquisition, development or improvement of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse for (a) environmental warranties or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics liens or (c) similar customary “bad-boy” guarantees.

“Note Guarantee” means, individually, any guarantee of payment of the Notes and the Company’s other obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Officer” of any Person means any of the following of such Person: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” of any Person means a certificate signed by two Officers of such Person.

“PAPA” means an arrangement between the Company or any Restricted Subsidiary and any other Person (other than an Affiliate of the Company) entered into in connection with the acquisition of real estate by the Company or a Restricted Subsidiary from such Person, that provides for one or more future payments to such Person or any of its Affiliates, the amount of which is calculated by reference to the sales price of such real estate upon a disposition by the Company or a Restricted Subsidiary of such real estate (or parts thereof).

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks equally in right of payment with the Notes or the Note Guarantee of such Guarantor, as applicable (without giving effect to collateral arrangements).

“Permitted Business” means (i) any business engaged in by the Company or any of the Restricted Subsidiaries on the Initial Issue Date, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, or necessary to, the business described in clauses (i) or (iii) of this definition, and (iii) any business in the homebuilding, real estate development, commercial real estate development or management, brokerage and the sale, rental or management of homes and other real estate, mortgage lending or servicing, title or title-related services, homeowners’ insurance or community planning industries, or (iv) any other business which is not otherwise material to the business of the Company and its Restricted Subsidiaries, taken as a whole.

“Permitted Holders” means (i) Messrs. Dale Francescon and Robert J. Francescon; (ii) any spouse, civil partner or relative (or the spouse or civil partner of such relative) of either Person specified in clause (i) of this definition; (iii) any Person directly or indirectly controlled by, or any trust for the benefit of, any Person specified in clauses (i) and (ii) of this definition; (iv) the estate, executors, administrators or similar Persons for any Person specified in clauses (i), (ii) or (iii) of this definition; (v) any Person or any of the Persons who were a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) whose ownership of assets or Voting Stock has triggered a Change of Control in respect of which a Change of Control Offer has been made and all Notes that were tendered therein have been accepted and paid; and (vi) any corporation, limited liability company or other entity more than 50% of the voting and economic rights of the equity interests of which are held, directly or indirectly, by any one or more of the foregoing Persons.

“Permitted Investment” means:

(1)	Investments by the Company or any Restricted Subsidiary in any Restricted Subsidiary;

(2)

Investments by the Company or any of the Restricted Subsidiaries in a Person that is engaged in a business permitted under the covenant described above under the caption “—Conduct of Business” if as a result of or immediately following such Investment:

(a)	such Person becomes a Restricted Subsidiary; or

(b)

such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held or committed to by such Person at the time of such acquisition, merger, consolidation or transfer; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer; and any extension, modification or renewal of any such Investment, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets, or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the date such Person was acquired);

(3)	Investments in the Company by any Restricted Subsidiary;

(4)

loans and advances to directors, employees and officers of the Company and the Restricted Subsidiaries in the ordinary course of business not in excess of $2.0 million with respect to all loans or advances outstanding at any time (without giving effect to the forgiveness of any such loan);

(5)	Hedging Obligations incurred pursuant to clause (4) of the second paragraph under the covenant described under the caption “—Certain Covenants—Limitations on Additional Indebtedness”;

(6)	cash or Cash Equivalents;

(7)

receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(8)

Investments received (i) in compromise, settlement or resolution of obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement, including foreclosure, perfection or enforcement of any Lien, upon the bankruptcy or insolvency of such trade creditors or customers, (ii) in compromise, settlement or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates or (iii) as a result of a foreclosure by the Company or any Restricted Subsidiary of any Lien;

(9)

Investments made by the Company or any Restricted Subsidiary as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption “—Certain Covenants—Limitations on Asset Sales”;

(10)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation performance and other similar deposits in the ordinary course of business;

(11)

Investments in existence or committed to on the Initial Issue Date and any extension, modification or renewal of such Investments, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof to which the Company or any Subsidiary was not bound on the Initial Issue Date (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Initial Issue Date);

(12)	Guarantees issued in accordance with the covenant described under the caption “—Certain Covenants—Limitations on Additional Indebtedness;”

(13)

obligations (but not payments thereon) with respect to homeowners association obligations, community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(14)

guarantee obligations, including completion guarantee or indemnification obligations (other than for the payment of borrowed money), entered into in the ordinary course of business and incurred for the benefit of any adjoining landowner, lender, seller of real property or municipal government authority (or enterprises thereof) in connection with the acquisition, construction, subdivision, entitlement and development of real property;

(15)

Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture arrangements and similar binding arrangements in the ordinary course of business;

(16)

extensions of trade credit, asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(17)

Investments by the Company or any Restricted Subsidiary in Unrestricted Subsidiaries engaged in a Permitted Business at any one time outstanding not to exceed the greater of (a) $15.0 million and (b) 5.00% of Consolidated Tangible Assets determined at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(18)

other Investments in an aggregate amount at any one time outstanding not to exceed the greater of (a) $50.0 million and (b) 7.125% of Consolidated Tangible Assets determined at the time of such Investment (with each Investment being valued as of the date made and without regard to subsequent changes in value);

(19)	lease, utility, marketing and business development and other similar deposits made in the ordinary course of business;

(20)	any Investment (other than any Investment made in accordance with clause (2) of this definition) to the extent made in exchange for the issuance of Qualified Equity Interests of the Company; and

(21)	any Investments made by a Mortgage Subsidiary in the ordinary course of its business related to mortgage origination and other lending.

The amount of Investments outstanding at any time pursuant to clauses (17) and (18) above shall be deemed to be reduced:

(a)

upon the disposition or repayment of or return on any Investment made pursuant to clauses (17) and (18) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes; and

(b)

upon a Redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Company’s proportionate interest in such Subsidiary immediately following such Redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clauses (17) or (18) above.

“Permitted Liens” means the following types of Liens:

(1)

Liens securing Permitted Indebtedness incurred pursuant to and outstanding under clause (1) of the second paragraph under the caption “—Certain Covenants—Limitations on Additional Indebtedness” not to exceed the greater of (a) $400.0 million and (b) 20.0% of Consolidated Tangible Assets, measured at the time of incurrence of any such Indebtedness secured by such Liens;

(2)

(a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, construction contractors, repairmen and other Liens imposed by law incurred in the ordinary course of business and (b) Liens for taxes, assessments or governmental or quasi-governmental charges or claims, in either case, for sums not yet delinquent or being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)

Liens incurred or deposits and pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, public or statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, development obligations, progress payments, utility services, developer’s or other obligations to make on-site or off-site improvements and other similar obligations (including those to secure health, safety and environmental obligations) (exclusive of obligations for the payment of borrowed money);

(4)

Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods; provided, however, that such bankers’ acceptances do not constitute Indebtedness;

(5)

Liens securing reimbursement obligations with respect to commercial letters of credit issued pursuant to the request of and for the due account of such Person in the ordinary course of its business which encumber documents, goods covered thereby and other assets relating to such letters of credit and products and proceeds thereof;

(6)

Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiary, including rights of offset and setoff;

(7)

bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that (a) such account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or such Restricted Subsidiary in excess of those set forth by regulations promulgated by the Federal Reserve Board, (b) such account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution and (c) in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(8)

leases or subleases, licenses or sublicenses, (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business of the Company or any Restricted Subsidiary;

(9)	Liens arising from filing Uniform Commercial Code financing statements regarding operating leases entered into by the Company and the Restricted Subsidiaries in the ordinary course of business;

(10)	Liens securing all of the Notes and Liens securing any Note Guarantee with respect to all of the Notes;

(11)	Liens in favor of the Trustee under and as permitted by the Indenture and similar Liens in favor of other trustees, agents and representatives;

(12)

Liens existing on the Initial Issue Date securing Indebtedness outstanding on the Initial Issue Date (other than Liens permitted under clause (1)), plus renewals and extensions of such Liens secured by the same or similar property (without increase in the amount, or change in any direct or contingent obligor, of the Indebtedness or other obligations secured thereby);

(13)	Liens in favor of the Company or any Restricted Subsidiary;

(14)

Liens securing Non-Recourse Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided, that such Liens apply only to (a) the property financed out of the net proceeds of such Non-Recourse Indebtedness within 270 days after the incurrence of such Non-Recourse Indebtedness and (b) Directly Related Assets;

(15)

Liens securing Purchase Money Indebtedness and Refinancing Indebtedness in respect thereof permitted to be incurred by clause (7) of the second paragraph of the covenant described under the caption “—Certain Covenants—Limitations on Additional Indebtedness,” provided that such Liens apply only to (a) the asset acquired, installed, designed, constructed or improved with the proceeds of such Purchase Money Indebtedness and, except with respect to Refinancing Indebtedness, within 270 days after the incurrence of such Purchase Money Indebtedness and (b) Directly Related Assets;

(16)

Liens securing Acquired Indebtedness permitted to be incurred under the Indenture; provided that the Liens do not extend to assets not subject to such Lien at the time of acquisition (other than Directly Related Assets); provided, however that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(17)

Liens on assets of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in anticipation or contemplation thereof); provided, that such Liens may not extend to any other assets owned by the Company or any Restricted Subsidiary;

(18)

Liens to secure Attributable Indebtedness permitted to be incurred under the Indenture; provided that any such Lien shall not extend to or cover any assets of the Company or any Restricted Subsidiary other than (a) the assets which are the subject of the Sale and Leaseback Transaction in which the Attributable Indebtedness is incurred and (b) Directly Related Assets;

(19)

Liens deemed to exist by reason of (i) any encumbrance or restriction (including put and call arrangements) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or (ii) any encumbrance or restriction imposed under any contract for the sale by the Company or any Subsidiary of the Company of the Equity Interests of any Subsidiary of the Company, or any business unit or division of the Company or any Restricted Subsidiary permitted by the Indenture; provided that in each case such Liens shall extend only to the relevant Equity Interests;

(20)

Liens to secure Indebtedness which is incurred in compliance with the covenant described above under the caption “—Certain Covenants—Limitations on Additional Indebtedness” and that refinances, refunds, replaces, amends, extends or modifies, as a whole or in part, any Indebtedness that was previously so secured pursuant to clauses (10), (12), (16), (17), (18) and (20) of this definition; provided that in each case (i) such Liens do not extend to any additional assets than those that secured the Indebtedness being refinanced, refunded, replaced, amended, extended, or modified (other than Directly Related Assets) and (ii) the Indebtedness secured by the new Lien is not increased to an amount greater than the sum of (x) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness being refinanced, refunded, replaced, amended, extended or modified, plus accrued and unpaid interest thereon and (y) the amount of any premium paid (including tender premiums), and the amount or expenses incurred by the Company or a Restricted Subsidiary in connection with such refunding, refinancing, replacement, amendment, extension or modification;

(21)	attachment or judgment Liens not giving rise to a Default and which are adequately bonded and being contested in good faith by appropriate proceedings;

(22)

survey exceptions, easements, rights-of-way, dedications, covenants, conditions, restrictions, reservations, assessment district and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company and its Subsidiaries;

(23)

zoning restrictions, easements, licenses, reservations, encroachments, protrusion permits, servitudes, covenants, conditions, waivers, restrictions on the use of real property or minor irregularities in title thereto (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances recorded against the fee estate, with or without consent of the lessee), which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business;

(24)	Liens on Equity Interests in an Unrestricted Subsidiary to the extent that such Liens secure Indebtedness of such Unrestricted Subsidiary;

(25)	Liens for homeowner, condominium and similar association fees and assessments and other payments;

(26)

Licenses of intellectual property granted in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(27)

pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any option agreements or purchase and sale agreement, (ii) development agreements or other contracts entered into with governmental authorities (or an entity sponsored by a governmental authority), in connection with the entitlement of real property or (iii) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, mello-roos bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder;

(28)	Liens securing Hedging Obligations and Cash Management Obligations;

(29)	Liens on Model Home Units and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom;

(30)	rights of purchasers and borrowers with respect to security deposits, escrow funds and other amounts held by the Company or any Restricted Subsidiary;

(31)	any interest or title of a lessor under a Capitalized Lease Obligation or an operating lease;

(32)

Liens securing Indebtedness; provided that the principal amount of such Indebtedness secured pursuant to this clause (32) together with all other Indebtedness then outstanding and incurred under this clause (32) does not exceed the greater of $40.0 million and 4.0% of Consolidated Tangible Assets at the time of incurrence;

(33)

Liens securing obligations of the Company or any Restricted Subsidiary to any third party in connection with PAPAs, provided that such Liens do not at any time encumber any property, other than the property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) acquired in connection with such PAPA and the proceeds and products thereof; and

(34)	any right of first refusal, right of first offer, option, contract or other agreement to sell an asset; provided such sale is not otherwise prohibited under the Indenture.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of Equity Interests of such Person.

“principal” means, with respect to the Notes, the principal of, and premium, if any, on the Notes.

“Purchase Money Indebtedness” means Indebtedness, including Capitalized Lease Obligations, of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, design, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost (including financing costs), (2) such Indebtedness shall not be secured by any asset other than the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property to which such asset is attached and Directly Related Assets, and (3) such Indebtedness shall be incurred within 365 days after such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, design, construction or improvement.

“Qualified Equity Interests” means Equity Interests of such Person other than Disqualified Equity Interests; provided, however, that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold or owed to a Subsidiary of any Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person and not repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan) and not repaid. Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Company.

“Rating Agency” means each of S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“redeem” means to redeem, repurchase, purchase, defease, retire, discharge or otherwise acquire or retire for value; and “redemption” shall have a correlative meaning.

“Redesignation” has the meaning given to such term in the covenant described under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries.”

“Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to refund, replace, repurchase, renew, extend, redeem or refinance in whole or in part, any Indebtedness of the Company or any Restricted Subsidiary existing on the Initial Issue Date or incurred in compliance with the Indenture (the “Refinanced Indebtedness”) in a principal amount (or if issued with original issue discount, an issue price) not in excess of the principal amount of the Refinanced Indebtedness (plus, in each case, the amount of any premium paid (including tender premiums), accrued and unpaid interest and the amount of expenses incurred by the Company or any Restricted Subsidiary in connection with such repayment or amendment); provided that:

(1)

if the Refinanced Indebtedness was subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, then such Refinancing Indebtedness, by its terms, is expressly subordinated in right of payment to the Notes or the Note Guarantees, as the case may be, at least to the same extent as the Refinanced Indebtedness and if the Refinanced Indebtedness was pari passu with the Notes or the Note Guarantees, as the case may be, then the Refinancing Indebtedness ranks pari passu with, or is expressly subordinated in right of payment to, the Notes or the Note Guarantees, as the case may be;

(2)

the Refinancing Indebtedness has a Stated Maturity that is not earlier than the earlier of (a) the Stated Maturity of the Refinanced Indebtedness being repaid or amended or (b) the date that is 91 days after the Stated Maturity of the Notes;

(3)

the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Stated Maturity of the Notes has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the portion of the Refinanced Indebtedness being repaid that is scheduled to mature on or prior to the Stated Maturity of the Notes; and

(4)	Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Company or a Guarantor.

“Registration Rights Agreement” means (i) with respect to the Initial Notes, the registration rights agreement, dated as of the Initial Issue Date, among the Company, the Guarantors, and the representative of the initial purchasers of the Initial Notes, as the same may be amended, supplemented or modified from time to time, and (ii) with respect to any Additional Notes issued after the issue date of the Exchange Notes pursuant to an exemption from registration under the Securities Act, the registration rights agreement among the Company and the initial purchasers of such Additional Notes, as the same may be amended, supplemented or modified from time to time.

“Restricted Payment” means any of the following:

(1)

the declaration or payment of any dividend or any other distribution (whether made in cash, securities or other property) on Equity Interests of the Company or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Company or any Restricted Subsidiary, including any payment in connection with any merger or consolidation involving the Company, but excluding (a) dividends or distributions payable solely in Qualified Equity Interests and (b) in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or to a Restricted Subsidiary and pro rata dividends or distributions payable to minority stockholders of any Restricted Subsidiary;

(2)

the redemption, purchase, retirement, defeasance or other acquisition for value of any Equity Interests of the Company, including any payment in connection with any merger or consolidation involving the Company, but excluding any such Equity Interests held by the Company or any Restricted Subsidiary;

(3)	any Investment other than a Permitted Investment; or

(4)

any payment on or with respect to, or purchase, repurchase, defeasance, redemption or other acquisition or retirement for value of, any Subordinated Indebtedness of the Company or any Guarantor (excluding any intercompany Indebtedness between or among the Company and any Guarantor), except (i) a payment of interest or principal at or after the stated date for payment thereof or (ii) the purchase, repurchase, defeasance, redemption or other acquisition or retirement of any such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or payment at the stated date for payment thereof, in each case due within one year of the date of purchase, repurchase, defeasance, redemption or other acquisition or retirement.

“Restricted Payments Basket” has the meaning given to such term in the first paragraph of the covenant described under the caption “—Certain Covenants—Limitations on Restricted Payments.”

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Facility” means the revolving line of credit provided under the Amended and Restated Credit Agreement, dated as of June 5, 2018, among the Company, the lenders from time to time party thereto, and Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, as it has been and may be in the future amended and/or supplemented from time to time.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement with any bank, insurance company or other lender or investor or to which such lender or investor is a party, providing for the leasing by such Person of any asset of such Person which has been or is being sold or transferred by such Person to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such asset.

“SEC” means the U.S. Securities and Exchange Commission.

“Secretary’s Certificate” means a certificate signed by the Secretary of the Company.

“Securities Act” means the Securities Exchange Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Rule 1-02 under Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Initial Issue Date.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or the Note Guarantees, respectively, by written agreement to that effect.

“Subsidiary” means, with respect to any specified Person:

(1)

any corporation, association or other business entity (other than a partnership) of which more than 50% of the total voting power of the Equity Interests entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the sole managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in accordance with the covenant described above under the caption “—Certain Covenants—Limitations on Designation of Unrestricted Subsidiaries” and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct non-callable obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Voting Stock” with respect to any Person, means securities of any class of Equity Interests of such Person entitling the holders thereof (normally and without regard to any contingency) to vote in the election of members of the Board of Directors of such Person.

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” means a Restricted Subsidiary of which 100% of the Equity Interests (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) are owned directly by the Company or through one or more Wholly-Owned Restricted Subsidiaries.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material United States federal income tax considerations relevant to the exchange of the Initial Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Code, United States Treasury regulations issued thereunder, Internal Revenue Service (which we refer to as the “IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	United States expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	dealers in securities;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities;

•	real estate investment trusts or regulated investment companies;

•	U.S. persons (as defined in the Code) whose functional currency is not the U.S. dollar;

•	tax-exempt organizations;

•	persons holding the Notes as part of a “straddle,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the Notes under the constructive sale provisions of the Code.

HOLDERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

Exchange Pursuant to the Exchange Offer

The exchange of the Initial Notes for the Exchange Notes in the Exchange Offer will not be treated as an “exchange” for U.S. federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Initial Notes. Accordingly, the exchange of Initial Notes for Exchange Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the Exchange Notes will have the same tax attributes as the Initial Notes exchanged therefor and the same tax consequences to holders as the Exchange Notes have to holders, including, without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC, and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. In addition, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the Exchange Offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders) other than commissions or concessions of any brokers or dealers and will indemnify the holders (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes offered hereby and certain other legal matters in connection with the Exchange Offer will be passed upon for us by Greenberg Traurig, LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Century Communities, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Century Communities, Inc.’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Offer and the Exchange Notes and the related guarantees. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us, the Exchange Offer and the Exchange Notes, we refer you to the registration statement and the accompanying exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov.

We maintain a website at www.centurycommunities.com. You may access our periodic reports, proxy statements and other information that we file with, or furnish to, the SEC free of charge at this website as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website, however, is not incorporated by reference into, and is not and should not be deemed to be a part of, this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”) will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. The following have been filed with the SEC and are incorporated by reference into this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 13, 2019, including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 27, 2019 to the extent specifically incorporated by reference therein;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended March  31, 2019 filed with the SEC on May  3, 2019, for the quarterly period ended June 30, 2019 filed with the SEC on July 31, 2019, and for the quarterly period ended September 30, 2019 filed with the SEC on October 30, 2019; and

•	our Current Reports on Form 8-K filed with the SEC on February 15, 2019, May 9, 2019, May 14, 2019, May 23, 2019, November 27, 2019, and December 17, 2019.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the registration statement and prior to the effectiveness of the registration statement, and any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the Exchange Offer to which this prospectus relates, will automatically be deemed to be incorporated by reference into, and to be part of, this prospectus from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any of the information incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Century Communities, Inc.

Attention: Corporate Secretary

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

$500,000,000

CENTURY COMMUNITIES, INC.

Offer to Exchange

6.750% Senior Notes due 2027 and Related Guarantees

for

6.750% Senior Notes due 2027 and Related Guarantees

PROSPECTUS

January 10, 2020